 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1997
                                                     REGISTRATION NO. 333-32207
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                              HCC INDUSTRIES INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
        DELAWARE                     3679                     95-2691666
    (STATE OR OTHER           (PRIMARY STANDARD            (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL            IDENTIFICATION NUMBER)
    INCORPORATION OR         CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)
                                ---------------
                          4232 TEMPLE CITY BOULEVARD
                                 P.O. BOX 739
                        ROSEMEAD, CALIFORNIA 91770-1592
                                (213) 283-7500
                       (ADDRESS, INCLUDING ZIP CODE, AND
                    TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                ANDREW GOLDFARB
                              HCC INDUSTRIES INC.
                          4232 TEMPLE CITY BOULEVARD
                                 P.O. BOX 739
                        ROSEMEAD, CALIFORNIA 91770-1592
                                (213) 283-7500
                      (NAME, ADDRESS, INCLUDING ZIP CODE,
                             AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  Copies to:
                              LOU R. KLING, ESQ.
                             HOWARD L. ELLIN, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022

                                ---------------

                                              PRIMARY STANDARD
                                                 INDUSTRIAL    I.R.S. EMPLOYER
   NAME OF ADDITIONAL         JURISDICTION OF  CLASSIFICATION  IDENTIFICATION
   REGISTRANTS*                INCORPORATION       NUMBER          NUMBER
   ------------------         --------------- ---------------- ---------------
   Hermetic Seal Corporation     Delaware           3679         95-3443353
   Glasseal Products, Inc.      New Jersey          3679         22-1909729
   Sealtron, Inc.                Delaware           3679         31-1191739
   Sealtron Acquisition
    Corp.                        Delaware           3679         31-1193056
   HCC Industries Interna-
    tional                      California          3679         95-3974136
   Norfolk Avon Realty Trust   Massachusetts        3679         04-6044071

-------
* Address and telephone number of principal executive offices are same as those of HCC Industries Inc.

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS
     OFFER FOR ALL OUTSTANDING 10 3/4% SENIOR SUBORDINATED NOTES DUE 2007
      IN EXCHANGE FOR 10 3/4% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2007

                              HCC INDUSTRIES INC.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON DECEMBER 3,
                          1997, UNLESS EXTENDED

                                --------------

HCC Industries Inc., a Delaware corporation ("HCC" or "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $90.0 million of its Senior Subordinated Exchange Notes due 2007 (the "New Notes") of the Company, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding Senior Subordinated Notes due 2007 (the "Old Notes" and, with the New Notes, the "Notes"), of the Company from the holders thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that additional interest will accrue on the Old Notes from and including November 3, 1997 until but excluding the date of consummation of the Exchange Offer payable in cash semiannually in arrears on May 15 and November 15, commencing November 15, 1997 at a rate of .50% per annum (increasing at .50% per annum at the end of each 90-day period following November 3, 1997, but in no event will the additional interest exceed 2%). The Old Notes were issued pursuant to an offering (the "Offering"), which was exempt from registration under the Securities Act, on May 6, 1997.

The Notes will not be redeemable prior to May 15, 2002 except that, until May 15, 2000, the Company may redeem, at its option, up to an aggregate of $20.0 million of the principal amount of the Notes at the redemption price set forth herein plus accrued interest to the date of redemption with the net proceeds of one or more Public Equity Offerings (as defined herein) if at least $70.0 million of principal amount of the Notes remains outstanding after each such redemption. On or after May 15, 2002, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. Upon a Change of Control (as defined herein), each holder of Notes may require the Company to repurchase such Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the Notes--Change of Control." The Notes will settle through the book-entry facilities of the Depository Trust Company.

The Old Notes are, and the New Notes will be, senior subordinated unsecured obligations of the Company. The Old Notes are, and the New Notes will be, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. As of August 23, 1997, (i) the amount of Senior Indebtedness of the Company was approximately $2.2 million, (ii) the Company had the ability to borrow up to an additional $20.0 million under the Revolving Credit Facility (as defined herein) and (iii) there was no outstanding indebtedness to which the Notes are senior in right of payment. The Old Notes are, and the New Notes will be, fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by all of the Company's operating subsidiaries including, Hermetic Seal Corporation ("Hermetic"), Glasseal Products, Inc. ("Glasseal"), Sealtron Inc. ("Sealtron"), Sealtron Acquisition Corp., HCC Industries International and Norfolk Avon Realty Trust (collectively, the "Subsidiary Guarantors"). See "Description of Notes--Subsidiary Guarantees" and "--Certain Covenants." The Subsidiary Guarantees (as defined herein) will be subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantors, including guarantees under the Revolving Credit Facility. The Notes will rank pari passu in right of payment with all senior subordinated indebtedness of the Company and senior to any subordinated indebtedness of the Company issued after the Offering.

For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from May 6, 1997. Holders whose Old Notes are accepted for exchange will, in the limited circumstances described above, have the right to receive, in cash, additional accrued interest thereon to, but not including, the date of consummation of the Exchange Offer, such interest to be payable on May 15 and November 15, commencing November 15, 1997. Holders of Old Notes accepted for exchange will be deemed to have waived the right to receive any other payments or accrued interest on the Old Notes.
                                                  (continued on following page)
                                --------------
  SEE "RISK FACTORS" COMMENCING ON PAGE 17 OF THIS PROSPECTUS FOR A
DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                --------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                                --------------

             The date of this Prospectus is November 3, 1997.

(continued from previous page)

The New Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Subsidiary Guarantors contained in the Registration Rights Agreement dated May 6, 1997 among the Company and the other signatories thereto (the "Registration Rights Agreement"). Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC") as set forth in no action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

                               ----------------

There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Credit Suisse First Boston Corporation and Furman Selz LLC (the "Initial Purchasers") have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

                             AVAILABLE INFORMATION

  The Company and the Subsidiary Guarantors have filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the New Notes being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Any statements made in this Prospectus concerning the provisions of certain documents include all material elements of such documents, but are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Statements made in this Prospectus regarding the overall market size of the glass-to-metal sealing industry and the Company's relative size and rank are based upon internal estimates and analyses derived from the Company's general knowledge of the industry and research of, and discussions with, the Company's customers and certain other companies in the industry.

  The guarantee obligations of the Subsidiary Guarantors (which are all direct or indirect wholly owned subsidiaries of the Company) are full, unconditional and joint and several. The aggregate assets, liabilities, earnings, and equity of the Subsidiary Guarantors are substantially equivalent to the total assets, liabilities, earnings and equity of HCC Industries Inc. and its subsidiaries on a consolidated basis. Separate financial statements of the Subsidiary Guarantors are not included in this Prospectus because management of the Company has determined that separate financial statements of the Subsidiary Guarantors would not be material to investors.

  The Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company and the Subsidiary Guarantors are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Exchange Offer, the Company and the Subsidiary Guarantors will become subject to such requirements, and in accordance therewith will file periodic reports and other information with the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC and the address of such site is http://www.sec.gov. In the event the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company will be required under the Indenture, dated as of May 6, 1997, as supplemented by a supplemental indenture, dated as of October 24, 1997 (the "Indenture"), among the Company, the Subsidiary Guarantors and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), pursuant to which the Old Notes have been, and the New Notes will be, issued, to continue to file with the SEC and to furnish to holders of the Notes the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, including reports on Form 10-K, 10-Q and 8-K, for so long as any Notes are outstanding.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements." All statements other than statements of historical facts included in this Prospectus, including without limitation the statements under "Business-Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's or management's expectations ("Cautionary Statements") are disclosed in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All written and oral forward-looking statements made following consummation of the Exchange Offer that are attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                               PROSPECTUS SUMMARY

  THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. CERTAIN CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUMMARY ARE USED HEREIN AS DEFINED TERMS ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, (I) ALL REFERENCES TO "HCC" HEREIN REFER TO HCC INDUSTRIES INC., ALL REFERENCES TO THE "COMPANY" HEREIN REFER TO HCC INDUSTRIES INC. AND ITS CONSOLIDATED SUBSIDIARIES AND (II) THE INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE RECAPITALIZATION AND THE OFFERING.

                                  THE COMPANY

  The Company is the largest custom manufacturer of high precision hermetically sealed electronic connection devices in the United States. High precision hermetic seals are used primarily to permit the flow of electricity across a barrier that separates different atmospheric media (such as gas or liquid to air or vacuum). A hermetic seal is generally accomplished through the creation of a glass-to-metal seal ("GTMS"). The Company's glass-to-metal seal products are custom designed for each application to meet demanding pressure, temperature and vibration specifications. The Company focuses on the high-end, custom segment of the GTMS market where it believes that its higher value added manufacturing and engineering capabilities enable it to differentiate itself from its competitors and enhance profitability.

  Hermetically sealed components have diverse applications and are found in electronic equipment used in automobiles, airplanes, process control devices, military equipment, electronic sensors, petrochemical related equipment and telecommunications equipment. The Company estimates that the total market for hermetic seals is $600 million, of which approximately half of the market services high-end custom applications in which the Company competes. The Company believes based upon internal analysis that the market for custom manufactured hermetically sealed products is extremely fragmented, with no other competitor offering the same breadth of products as the Company. The Company believes based upon internal estimates that it is a leading supplier of glass-to-metal seals to each of the industries that it supplies. The Company has a diverse customer base, with sales to approximately 1,200 customers in fiscal 1997, and believes that it has significant competitive advantages because of its custom designed engineering, rapid turnaround capabilities and its strict adherence to quality and reliability. Sales to Special Devices, Inc. ("SDI"), the Company's largest customer, accounted for approximately 27% of the Company's consolidated sales for the fiscal year ended March 29, 1997. Two of the Company's other key customers include ICI North America, Inc., a subsidiary of Imperial Chemical Industries P.L.C. ("ICI"), and TRW Inc. ("TRW").

  Approximately 70% of the Company's consolidated sales for fiscal 1997 were to customers with which the Company had contractual agreements, sole source relationships, letters of intent or long-term purchase orders. The Company's sales have grown at a compound annual growth rate ("CAGR") of 15% over the last five years.

  Sales of GTMS products to the aerospace, petrochemical and general industrial markets constituted approximately 59% of the Company's consolidated sales for the 1997 fiscal year. The Company's GTMS products are used in a variety of applications, such as temperature sensors, down-hole logging equipment in the oil and gas industry, and in most commercial aircraft currently in production. The Company believes it is well positioned to benefit from any growth that might occur in these respective markets.

  Sales of products to the automotive industry constituted approximately 41% of the Company's consolidated sales for the 1997 fiscal year. A substantial portion of the Company's growth over the last several years has come from sales to the automotive industry, particularly hermetically sealed components for use in airbag initiators, automotive crash sensors, climate control devices and anti-lock braking systems. At present, every airbag produced requires at least one airbag initiator (the device that deploys the airbag). The Company is the leading supplier of hermetically sealed products used in airbag initiators, and because of its strong relationships with most of the major initiator suppliers, the Company believes it is well positioned to benefit from projected growth in the airbag industry. Growth in airbag installations is expected to continue through the turn of the century due to the fill-out penetration of driver side and passenger side front seat airbags and increased penetration of side impact and other types of airbags. The Economist Intelligence Unit ("EIU") has forecast that worldwide airbag demand is expected to increase to 104 million units by 2005, a CAGR of 10% from 1995 to 2005. Additionally, other applications which use GTMS products in the automotive industry continue to grow including, for example, seat belt pretensioners, suspension stabilization devices and additional climate control devices.

  The Company believes that it has established its market position as a result of its (i) vertical integration, (ii) focus on customer service, particularly on the shortening of its manufacturing cycle and improving the timeliness of its deliveries, and (iii) proprietary manufacturing processes used in producing high precision GTMS which has been built up over its 51 years in the industry. Many of the Company's smaller competitors are only involved in one aspect of manufacturing a hermetically sealed electronic connector, typically the heat induced fusing of the glass to the metal. In contrast, the Company produces its own glass and ceramic compounds, designs and machines the metal connector housing and plates the connector pins as required. The Company believes that it has the capability to perform all of the manufacturing functions itself without having to rely on third party contractors, providing the Company a competitive advantage in terms of supplying a high level of customer satisfaction.

COMPETITIVE STRENGTHS

  The Company believes that it has the following competitive strengths:

  Long-Term Customer Relationships. Many of the Company's customers, including SDI and TRW, have been customers for over ten years. The Company believes that both automotive and aerospace original equipment manufacturers ("OEMs") continue to seek long-term partnerships with fewer core suppliers. The Company's relationships are strengthened by the fact that many of its arrangements with its customers provide for the Company to act as the sole source of supply for the customer. The Company estimates that approximately 70% of the Company's consolidated sales for fiscal year 1997 were from contractual agreements, sole source relationships, letters of intent or long-term purchase orders.

  Market Leadership. A number of the Company's products hold leading market positions in their respective niche markets. The Company believes based upon internal estimates that it currently produces hermetically sealed products for approximately 50% of the airbag initiators produced in the U.S. The Company believes, based upon long-term relationships with ICI and SDI, that it is well positioned to continue to increase its market share, as well as expand its sales internationally.

  Commitment to Quality and Service. The Company believes that its commitment to provide consistent, high quality products and services, flexible manufacturing and custom designed products at competitive prices forms the basis for its strong and diversified customer relationships. The Company manufactures most of its parts to specific customer requirements. The Company utilizes Statistical Process Control, Design Failure Mode Effects Analysis, Process Failure Mode Analysis, and a strict adherence to complete manufacturing documentation in order to manufacture high quality products for internal use as well as external customer sales. The Company believes that its knowledge and use of these procedures give the Company a competitive advantage. Sealtron became registered to ISO 9001 in September 1996. Hermetic and Glasseal expect to be registered to ISO 9001 within twelve months and to be registered to QS 9000 (the automotive standard) within 24 months.

  Proprietary Technology. The Company operates in the automotive, aerospace and general industrial technologies markets in which products typically require sophisticated engineering and production techniques. The Company designs and manufactures new products to fulfill customer needs, and has developed proprietary manufacturing technology since its founding in 1945. The Company believes that this proprietary technology helps enable it to attract and retain customers who require customized, high tolerance products. The Company estimates that it has produced over 75,000 different variations of GTMS.

  Low Cost Operations. The Company believes that its extensive "in-house" capabilities and vertical integration are competitive advantages that have allowed it to become a low cost producer. By controlling the tolerance of the component parts, the Company has been able to reduce scrap and to increase the yields of its products. Furthermore, the Company is continually developing and assessing its programs designed to increase efficiency and enhance economies of scale in order to further reduce costs.

  Diverse Products and Customers. The Company has a diverse customer base, with sales of numerous product variations to approximately 1,200 customers in fiscal 1997. Sales to SDI, the Company's largest customer, accounted for approximately 27% of the Company's consolidated sales for the fiscal year ended March 29, 1997. Over the past several years, the Company has recognized consistent growth in sales of GTMS products to the automotive, aerospace and general industrial markets.

BUSINESS STRATEGY

  The Company's strategy is to expand its business through:

  Focusing on Core Strengths. The Company continues to focus on what it believes are its core strengths and to invest in those businesses that are consistent with those strengths and which exhibit high growth potential. Core strengths include the timely custom design and manufacturing of high tolerance, high reliability components and the effective program management of long-term contracts and supply agreements.

  Leveraging Customer Relationships. The Company works closely with its customers to jointly develop and design new products and to improve the performance and lower the cost of existing products. The Company has sole source supply contracts, shares product development, and enters into other teaming arrangements with its key customers to further strengthen and broaden its relationships. The Company believes that this strategy, together with the successful performance under existing contracts has led to additional long-term business from key existing customers and new customers.

  Pursuing Selective Acquisitions. The Company intends to pursue selective acquisitions and to add products and capabilities that are complementary to its existing operations. Priority is expected to be given to acquiring businesses whose products can be manufactured in the Company's existing facilities ("fold-in" acquisitions). The Company's operations are characterized by a relatively high level of operating leverage; therefore, such fold-in acquisitions should allow the Company to allocate costs across broader synergistic product lines and represent additional volume through the Company's existing facilities which should provide opportunities to improve profitability.

  Expanding Internationally. The Company is considering the expansion of its operations in Europe. The primary motivation in a geographic expansion would most likely be to service the growth of its current customers' operations as they expand their production operations abroad.

  The Company was incorporated in Delaware in 1985, and its principal executive offices are located at 4232 Temple City Boulevard, P.O. Box 739, Rosemead, California 91770-1592 and its telephone number is (213) 283-7500. The Company operates through three operating subsidiaries: Hermetic, Glasseal and Sealtron each of which manufactures and sells glass-to-metal sealed products. HCC Industries International is a European based marketing subsidiary, which sells glass-to-metal sealed products. Sealtron Acquisition Corp. is a holding company for Sealtron, Inc., and Norfolk Avon Realty Trust owns real estate in Massachusetts.

                              THE RECAPITALIZATION

  Effective as of February 14, 1997, pursuant to a Stock Purchase and Sale Agreement (the "Recapitalization Agreement") dated as of December 23, 1996, HCC, Andrew Goldfarb and certain affiliates of Mr. Goldfarb and his family (collectively, the "Selling Stockholder"), certain members of management (together with the Selling Stockholder, the "Selling Group"), Windward Capital Associates, L.P. ("Windward") and certain entities Windward controls (collectively, with Windward, the "Windward Group") and Metropolitan Life Insurance Company ("MetLife") completed a recapitalization of the Company (the "Recapitalization"). The Windward Group is a group of related entities which make merchant banking investments pursuant to certain program agreements. In connection with the Recapitalization, among other things: (i) the Company entered into Credit Facilities, consisting of: (a) a $10 million five year Revolving Credit Facility (the "Old Revolving Credit Facility"), (b) a $30 million, five-year Tranche A Term Loan ("Term Loan A") and (c) a $30 million, six and one-half year Tranche B Term Loan ("Term Loan B" and together with the Old Revolving Credit Facility and Term Loan A, the "Old Credit Facilities");
(ii) HCC issued $19.3 million, net of discount, of 12% subordinated notes to the Windward Group and MetLife (the "Mezzanine Notes") along with accompanying shares of Common Stock and contingent anti-dilution warrants (together valued at $3.2 million and representing approximately 6% of the common equity of the Company on a fully diluted basis) for an aggregate consideration of $22.5 million (as more fully described herein, the Mezzanine Notes together with the accompanying equity, the "Mezzanine Units"); (iii) HCC repurchased a portion of the shares of Common Stock beneficially owned by the Selling Group for $87.5 million in cash, including certain transaction expenses, and $5 million in contingent subordinated notes (the "Contingent Notes") and the Selling Group retained 47,234 shares of Common Stock; (iv) the Windward Group purchased 87,721 shares of Common Stock from HCC for $32.5 million in cash; and (v) HCC repaid $21.4 million of its outstanding indebtedness. Immediately prior to the Recapitalization, the Selling Group owned 100% of the outstanding Common Stock. As a result of the Recapitalization, after giving effect to the redemption of the Mezzanine Units with the proceeds of the Offering, the Windward Group owns 65% of the outstanding Common Stock and the Selling Group (and certain other members of management) owns 35% of the outstanding Common Stock.

                                THE REFINANCING

  On May 6, 1997, the Company issued $90.0 million in principal amount of Old Notes and used the proceeds of such issuance to, among other things, (i) repay 100% of the outstanding principal amount, together with all accrued but unpaid interest thereon, of each of Term Loan A and Term Loan B and (ii) repurchase all outstanding Mezzanine Units for $22.5 million, the initial purchase price thereof, together with accrued but unpaid interest on the Mezzanine Notes. In addition on May 6, 1997, the Company amended the Old Revolving Credit Facility to, among other things, increase the amount available thereunder from $10.0 million to $20.0 million (the Old Revolving Credit Facility, as so amended and in effect on the date hereof, the "Revolving Credit Facility").

                               THE EXCHANGE OFFER

Securities Offered......
                          Up to $90.0 million principal amount of 10 3/4% Se-nior Subordinated Exchange Notes due 2007, which have been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that additional interest will accrue on the Old Notes from and including November 3, 1997 until but excluding the date of consummation of the Exchange Offer payable in cash semiannually in arrears on May 15 and November 15, commencing Novem-ber 15, 1997 at a rate of .50% per annum

                          (increasing at .50% per annum at the end of each 90-day period following November 3, 1997, but in no event will the additional interest exceed 2%).

The Exchange Offer......  The New Notes are being offered in exchange for a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of the issuer contained in the Registration Rights Agreement. For procedures for tendering, see "The Ex-change Offer."
Tenders, Expiration
 Date; Withdrawal.......
                          The Exchange Offer will expire at 5:00 p.m., New York City time, on December 3, 1997, or such later date and time to which it is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expira-tion or termination of the Exchange Offer.

Certain Conditions to
 Exchange Offer.........  The Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Of-fer if at any time before the acceptance of Old Notes for exchange or the exchange of the New Notes for such Old Notes certain events have occurred, which in the reasonable judgment of the Company, make it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such ex-change. Such events include (i) any threatened, in-stituted or pending action seeking to restrain or prohibit the Exchange Offer, (ii) a general suspen-sion of trading in securities on any national securi-ties exchange or in the over-the-counter market,
                          (iii) a general banking moratorium, (iv) the com-mencement of a war or armed hostilities involving the United States and (v) a material adverse change or development involving a prospective material adverse change in the Company's business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that may affect the value of the Old Notes or the New Notes. In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, at any such time any stop or-der shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Inden-ture under the Trust Indenture Act of 1939. See "The Exchange Offer--Certain Conditions to the Exchange Offer."

Federal Income Tax
 Considerations.........  The exchange pursuant to the Exchange Offer should not result in gain or loss to the holders or the Com-pany for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations."

Use of Proceeds.........  There will be no proceeds to the Company from the ex-
                          change pursuant to the Exchange Offer.

Exchange Agent..........  IBJ Schroder Bank & Trust Company is serving as ex-
                          change agent (the "Exchange Agent") in connection with the Exchange Offer.

                      CONSEQUENCES OF EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Registration Rights." Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the Securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, the Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer--Consequences of Exchanging Old Notes" and "Description of the Notes--Registration Rights."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that additional interest will accrue on the Old Notes from and including November 3, 1997 until but excluding the date of consummation of the Exchange Offer at a rate of .50% per annum (increasing at .50% per annum at the end of each 90-day period following November 3, 1997, but in no event will the additional interest exceed 2%). The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from May 6, 1997. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from May 6, 1997. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from May 6, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

Securities Offered......  Up to $90.0 million aggregate principal amount of the
                          Company's 10 3/4% Senior Subordinated Exchange Notes due 2007.

Maturity Date...........  May 15, 2007.

Interest Payment Dates..  May 15 and November 15 of each year, commencing No-
                          vember 15, 1997.

Optional Redemption.....  The Notes will not be redeemable prior to May 15,
                          2002 except that, until May 15, 2000, the Company may redeem, at its option, up to an aggregate of $20.0 million of the principal amount of the Notes at the redemption price set forth herein plus accrued inter-est to the date of redemption with the net proceeds of one or more Public Equity Offerings (as defined herein) if at least $70.0 million of principal amount of the Notes remain outstanding after each such re-demption. On or after May 15, 2002, the Notes are re-deemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption.

Change of Control.......  Upon the occurrence of a Change of Control, each
                          Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at 101% of the principal amount of such Notes plus ac-crued and unpaid interest to the repurchase date. If a Change of Control offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be delivered by Holders seeking to accept the Change of Control offer.

Ranking.................  The Old Notes are, and the New Notes will be, senior subordinated unsecured obligations of the Company, and will be subordinate in right of payment to all existing and future Senior Indebtedness of the Company and pari passu to all existing and future Senior Subordinated Indebtedness of the Company. As of August 23, 1997, the aggregate amount of outstanding Senior Indebtedness of the Company was $2.2 million. As of August 23, 1997, there was no outstanding indebtedness of the Company to which the Notes were senior in right of payment. The Indenture will limit the incurrence of future indebtedness.

Guarantees..............  The payment of the principal of, premium and interest on the Notes is fully and unconditionally guaranteed on a senior subordinated basis jointly and severally by the Subsidiary Guarantors (as defined). The guar-antees by the Subsidiary Guarantors will be subordi-nated to all existing and future Senior Indebtedness of each such Subsidiary Guarantor, including the guarantees of such Subsidiary Guarantor under the Re-volving Credit Facility. See "Description of the Notes--Subsidiary Guarantees."

Certain Covenants.......  The Indenture limits the incurrence of additional in-
                          debtedness by the Company and the Subsidiary Guaran-tors, the payment of dividends and distributions, the proceeds from certain asset sales and certain trans-actions with affiliates and contains certain other restrictive covenants affecting the Company and the Subsidiary Guarantors. As of August 23, 1997, the maximum aggregate amount of additional indebtedness which may have been incurred pursuant to the terms of the Indenture by the Company and the Subsidiary Guar-antors was approximately $34.2 million. See "Descrip-tion of the Notes--Certain Covenants."

Events of Default.......  An Event of Default is defined in the Indenture as
                          (i) default in the payment of interest on the Notes when due, continued for 30 days, (ii) default in the payment of principal of any Note when due, (iii) the failure by the Company to comply with its obligations in the "Merger and Consolidation" section of the In-denture, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the "Change of Control" section of the Indenture (other than a failure to purchase the Notes) or under certain other sections of the Indenture, (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the In-denture, (vi) Indebtedness of the Company or any Sig-nificant Subsidiary is not paid within any applicable grace period after final maturity or upon accelera-tion and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million, (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary, (viii) any judgment or decree for the payment of money in excess of $5 million is rendered against the Company or any Significant Subsidiary and is not discharged, or (ix) any Subsidiary Guarantee by a Significant Subsidiary ceases to be in full force and effect (other than pursuant to the terms of the Subsidiary Guarantee) or any Subsidiary Guar-antor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee.

Use of Proceeds.........  The Company will not receive any proceeds from the
                          Exchange Offer. The net proceeds of the Offering, which were approximately $86.3 million, were used primarily to (i) repay in full Term Loan A and Term Loan B totaling $60.0 million, (ii) redeem all of the Mezzanine Units for an aggregate redemption price of $22.5 million and (iii) provide for working capital and general corporate purposes. See "The Recapitalization," "Use of Proceeds" and "Description of Certain Indebtedness."

Exchange Offer;
 Registration Rights....  Holders of New Notes are not entitled to any regis-
                          tration rights with respect to the New Notes. Pursu-ant to the Registration Rights Agreement, the Company has agreed to file an Exchange Offer Registration Statement or, under certain circumstances, a Shelf Registration Statement. The Registration Statement of which this Prospectus is a part constitutes the Ex-change Offer Registration Statement. Under certain circumstances, certain Holders of Notes (including Holders who may not participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require the Company to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of the Notes by such Holders. See "Descrip-tion of the Notes--Registered Exchange Offer; Regis-tration Rights."


                                  RISK FACTORS

  Before making a decision to tender their Old Notes in the Exchange Offer, holders of Old Notes should consider carefully the information set forth in this Prospectus, and in particular, the information set forth in the section entitled "Risk Factors" under the headings entitled "Consequences of Failure to Exchange and Requirements for Transfer of New Notes", "Potential Inability of the Company to Pay Interest and Principal of Notes; Substantial Leverage", "Dependence on Key Customers and Contractual Relationships", "Uncertainty of Demand and Pricing of Automotive Products", "Uncertainty of Potential Changes in Government Regulation", "Uncertainty of Demand and Pricing for Commercial and Military Aviation and Electronics", "Potential Exposure to Environmental Liabilities", "Technological Risk", "Reduced or Discontinued Sales Due to Vertical Integration of Initiator Suppliers by Manufacturing Glass-to-Metal Seals", "Subordination of the Notes and Subsidiary Guarantees", "Lack of Public Market for the Notes; Restrictions on Resales", "Controlling Stockholders", "Potential Inability to Repurchase the Notes in the Event of a Change in Control", "Dependence on Key Personnel", "Fraudulent Transfer Considerations", and "Products Liability Exposure", beginning on page 17 of this Prospectus.

      SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following summary consolidated historical financial information for each of the three years ended April 1, 1995, March 30, 1996 and March 29, 1997 has been derived from the audited consolidated financial statements of the Company contained elsewhere in this Prospectus. The summary interim consolidated financial information as of and for the three month periods ended June 28, 1997 and June 29, 1996 has been derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the financial information for such periods. Results for the interim periods are not necessarily indicative of the results for the full fiscal year. The unaudited pro forma consolidated financial information for the fiscal year ended March 29, 1997 reflects the effect of adjustments to the historical consolidated financial statements of the Company necessary to give effect to (i) the Recapitalization, (ii) the Offering and the use of proceeds therefrom and (iii) the other transactions as described in the notes below, and is based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma consolidated financial information for the three month period ended June 28, 1997 reflects the effect of adjustments to the historical consolidated financial statements of the Company necessary to give effect to the Offering and the use of proceeds therefrom, and is based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma consolidated financial information is presented for comparative and informational purposes only and is not necessarily indicative of future results or of the results that would have been obtained had the transactions assumed therein been completed on the dates indicated. The information presented below should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and related notes, all included elsewhere in this Prospectus.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                  (IN MILLIONS, EXCEPT SHARE DATA AND RATIOS)

                                                                 PRO FORMA                                    PRO FORMA
                                FISCAL YEAR ENDED                  FISCAL          THREE MONTHS THREE MONTHS THREE MONTHS
                           ----------------------------------    YEAR ENDED           ENDED        ENDED        ENDED
                           APRIL 1,       MARCH 30, MARCH 29,    MARCH 29,           JUNE 29,     JUNE 28,     JUNE 28,
                             1995           1996      1997          1997               1996         1997         1997
                           --------       --------- ---------    ----------        ------------ ------------ ------------
STATEMENT OF OPERATIONS
 DATA:
 Net sales...............  $  40.3         $  52.2   $  56.7      $  56.7            $  14.7      $  15.5      $  15.5
 Cost of goods sold......     25.4            32.6      35.7         35.7                9.2          9.3          9.3
                           -------         -------   -------      -------            -------      -------      -------
 Gross profit............     14.9            19.6      21.0         21.0                5.5          6.2          6.2
 Selling, general and ad-
  ministrative
  expenses...............      6.3             9.1       9.3          4.7                2.2          2.1          2.1
 Non-recurring expense...       --              --      10.0(/1/)    10.0(/1/)            --           --           --
                           -------         -------   -------      -------            -------      -------      -------
 Earnings from opera-
  tions..................      8.6            10.5       1.7          6.3                3.3          4.1          4.1
 Interest expense........     (1.7)           (1.9)     (2.9)       (10.7)              (0.4)        (2.6)        (2.6)
 Interest and other in-
  come...................      0.1             0.3       0.4          0.4                0.1          0.1          0.1
 Other expense...........     (1.4)(/2/)        --        --           --                 --           --           --
                           -------         -------   -------      -------            -------      -------      -------
 Earnings (loss) before
  taxes and extraordinary
  item...................      5.6             8.9      (0.8)        (4.0)               3.0          1.6          1.6
 Taxes (benefit) on earn-
  ings (loss)............      1.7             3.2      (0.3)        (1.4)               1.2          0.7          0.6
                           -------         -------   -------      -------            -------      -------      -------
 Earnings (loss) before
  extraordinary item.....      3.9             5.7      (0.5)        (2.6)               1.8          0.9          1.0
 Extraordinary loss on
  retirement
  of debt, net of tax
  benefit................       --              --      (1.2)          --(/8/)            --         (1.0)          --(/8/)
                           -------         -------   -------      -------            -------      -------      -------
 Net earnings (loss).....  $   3.9         $   5.7   $  (1.7)     $  (2.6)           $   1.8      $  (0.1)     $   1.0
                           =======         =======   =======      =======            =======      =======      =======
 Earnings (loss) per
  share before
  extraordinary loss.....  $  7.76         $ 11.44   $ (1.46)     $(19.23)           $  3.68      $  6.84      $  7.05
 Extraordinary loss per
  share..................       --              --     (3.29)          --                 --        (7.27)          --
                           -------         -------   -------      -------            -------      -------      -------
 Net earnings (loss) per
  share..................  $  7.76         $ 11.44   $ (4.75)     $(19.23)           $  3.68      $  (.43)     $  7.05
                           =======         =======   =======      =======            =======      =======      =======
 Weighted average shares
  outstanding............  496,166         494,968   360,585      134,955            499,866      137,826      134,995
                           =======         =======   =======      =======            =======      =======      =======
OTHER FINANCIAL DATA:
 Gross margin............     37.0%           37.5%     37.0%        37.0%              37.4%        40.0%        40.0%
 EBITDA, as adjust-
  ed(/4/)................      9.7            11.6       3.1          7.7                3.6          4.5          4.5
 EBITDA margin, as ad-
  justed.................     24.2%           22.3%      5.3%        13.6%              24.5%        29.0%        29.0%
 Depreciation and
  amortization...........      1.1             1.1       1.4          1.4                0.3          0.4          0.4
 Non-recurring
  charges(/3/)...........      2.1             4.9      14.6         10.0                1.2           --           --
 Capital expenditures....      1.2             2.0       3.4          3.4                0.8          0.7          0.7
 Cash flows provided by
  (used in):
 Operating activities....    5,696           5,062     1,810           --              2,583        1,758           --
 Investing activities....      136            (615)   (1,768)          --               (297)      (2,894)          --
 Financing activities....   (2,520)         (1,424)      152           --               (153)       3,075           --
 Pro forma ratio of
  EBITDA, as adjusted, to
  interest expense(/5/)..       --              --        --           --(/1//0/)         --           --          1.7x
 Pro forma ratio of
  EBITDA, as adjusted,
  less capital
  expenditures to
  interest expense.......       --              --        --           --(/1//0/)         --           --          1.5x
 Pro forma ratio of earn-
  ings to fixed
  charges(/6/)...........       --              --        --           --(/9/)            --           --          1.6x
 Pro forma ratio of total
  debt to EBITDA, as ad-
  justed.................       --              --        --         12.1x                --           --          5.2x

                                                AS OF MARCH 29, 1997
                                             --------------------------  AS OF
                                                        AS ADJUSTED FOR JUNE 28,
                                             HISTORICAL  THE OFFERING     1997
                                             ---------- --------------- --------
BALANCE SHEET DATA:
 Cash and cash equivalents..................   $  6.8       $ 10.6       $  8.8
 Working capital............................      7.6         14.3         12.7
 Property, plant and equipment, net.........     12.3         12.3         13.0
 Total assets...............................    116.1        122.5         54.9
 Total debt(/7/)............................     82.4         93.1         92.9
 Stockholders' deficit......................    (53.3)       (57.7)       (57.1)

-------
 (/1/) Represents $10.0 million non-recurring expense for environmental remediation. In connection with the Recapitalization, a $6.0 million escrow (the "Deferred Amount") was established primarily to fund the estimated after-tax cost (estimated tax benefit of $4.0 million) associated with these environmental matters. See "The Recapitalization."

 (/2/) Represents $1.4 million loss on sale of real property.

 (/3/) Non-recurring charges represent certain compensation and environmental costs which will not recur subsequent to the Recapitalization. The non-recurring compensation amounts were derived by subtracting the compensation under contracts entered into in conjunction with the Recapitalization from the historical compensation expense. The non-recurring compensation amounts for the fiscal years ended April 1, 1995, March 30, 1996 and March 29, 1997 and for the three months ended June 29, 1996 were, respectively, $1.8 million, $4.6 million, $4.6 million and $1.1 million. Those charges that are directly affected by the Recapitalization and the Offering are eliminated in the pro forma adjustments.

 (/4/) EBITDA, as adjusted, represents net earnings before taking into consideration extraordinary loss, taxes on earnings, interest income, other non-cash expense, interest expense, depreciation and amortization. This data is relevant to an understanding of the economics of the Company's business as it indicates cash flow available from operations (and/or trends in cash flow available from operations) to service debt and satisfy certain fixed obligations. EBITDA, as adjusted, should not be construed by the reader as an alternative to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. In addition, EBITDA, as adjusted, measures presented may not be comparable to other similarly titled measures of other companies.

 (/5/) Pro forma interest expense for the fiscal year ended March 29, 1997 is pro forma interest expense including amortization of deferred financing costs, and gives effect to the Recapitalization and the Offering as if they occurred on March 31, 1996.

 (/6/) For purposes of this ratio, earnings consists of earnings before income taxes. Fixed charges consists of interest expense and the portion of rents representative of an interest factor. The pro forma ratio of earnings to fixed charges is computed by adding earnings before income taxes and fixed charges and dividing by fixed charges.

 (/7/) Total debt represents total indebtedness of the Company including current maturities.

 (/8/) Excludes extraordinary loss on the debt retired from the proceeds from the Recapitalization.

 (/9/) The Company's pro forma earnings were insufficient to cover interest expense and fixed charges for the fiscal year ended March 29, 1997. The dollar amount of the deficiency was $4,000,000.

(/10/) The Company's pro forma EBITDA, as adjusted, and EBITDA, as adjusted, less capital expenditures were insufficient to cover interest expense for the fiscal year ended March 29, 1997.

                                 RISK FACTORS

  Holders of Old Notes should carefully consider the following specific risk factors, as well as the other information set forth in this Prospectus, before tendering their Old Notes in the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "The Exchange Offer--Consequences of Exchanging Old Notes."

POTENTIAL INABILITY OF THE COMPANY TO PAY INTEREST AND PRINCIPAL OF NOTES; SUBSTANTIAL LEVERAGE

  The Company has indebtedness which is substantial in relation to stockholders' equity, as well as interest and debt service requirements that are significant compared to its income and cash flow from operations. At August 23, 1997, the Company's total indebtedness was $92.2 million and the Company's annual interest payments due on such indebtedness will be $9.9 million. No principal payments are due on the Notes until maturity in May 2007. For the three months ended June 28, 1997, on a pro forma basis (after giving effect to the assumptions described in "Unaudited Pro Forma Consolidated Financial Information"), the Company's ratio of earnings to fixed charges would have been 1.6 to 1.0.

  This degree of leverage will have important consequences, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to pay the Company's interest expense and principal repayment obligations and will not be available for the general corporate needs of the Company; (iii) the Company's leverage may limit its flexibility to adjust to changing market conditions and reduce its ability to compete against its less highly leveraged competitors; (iv) the Company may be more vulnerable in the event of a downturn in its business, in the automotive and aerospace industries or in the economy generally; and (v) to the extent that the Company incurs any borrowings under the Revolving Credit Facility, which borrowings will be at variable rates, the Company will be vulnerable to increases in interest rates. The maximum amount available under the Revolving Credit Facility is $20.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

  The Company's ability to pay interest on the Notes and satisfy its other obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. There can be no assurance that the Company will generate earnings in any future period sufficient to cover its fixed charges. In the absence of adequate operating results and cash flows, the Company might be required to adopt alternative strategies that may include reducing or delaying capital expenditures, disposing of material assets or operations, refinancing its indebtedness, including the Notes, or seeking additional equity capital to meet its debt service obligations. The Revolving Credit Facility and Indenture will contain covenants which restrict the Company's ability to take certain of the foregoing actions, including selling assets and using the proceeds therefrom. There can be no assurance as to the timing of such actions, the ability of the Company to consummate such actions under its existing financing agreements or the proceeds that the Company could realize therefrom and there can be no assurance that any such refinancing would be feasible at the time or that such proceeds would be adequate to meet the obligations then due. In addition, there can be no assurance that the Subsidiary Guarantors will generate sufficient cash flow to meet their respective obligations under the Subsidiary Guarantees. See "Description of Certain Indebtedness" and "Description of the Notes."

DEPENDENCE ON KEY CUSTOMERS AND CONTRACTUAL RELATIONSHIPS

  The demand for the Company's products is largely dependent on the automotive and aerospace industries. Sales to SDI, the Company's largest customer, accounted for approximately 27% of the Company's consolidated sales for the fiscal year ended March 29, 1997. Sales to the Company's ten largest customers accounted for approximately 47% of consolidated sales during the 1997 fiscal year. Approximately 70% of the Company's consolidated sales for fiscal year 1997 were to customers with which the Company had contractual agreements, sole source relationships, letters of intent or long-term purchase orders. A substantial portion of these business relationships are informal and certain of the Company's contractual arrangements may be terminated at will. There can be no assurance that sales to SDI or the Company's other major customers will continue at the same level of volume or pricing or that one or more major customers will not terminate or seek to materially alter the terms of their relationship with the Company. There can be no assurance that SDI or other large customers will not shift their sourcing to other suppliers, develop in-house manufacturing capabilities, transfer production outside of North America or take other actions which could adversely affect the Company. In the past, SDI has attempted to find such second source suppliers and to secure a license from the Company to produce GTMS products internally. SDI has recently announced its intention to internally produce 100,000 glass-to-metal seal units per week in partial substitution of the glass-to-metal seal units supplied to SDI by the Company. In addition, SDI is seeking to renegotiate the terms of its contract with the Company, including with respect to price and the minimum percentage of glass-to-metal seal units SDI must buy from the Company. The loss of SDI as a customer or a substantial decrease in SDI's purchases from the Company, a material decrease in the demand for automobiles, automobile airbags or aircraft for which the Company supplies GTMS products or a material deterioration in the ability of the Company to obtain orders to supply GTMS products for automobiles or aircraft would have a material adverse effect on the financial condition and results of operations of the Company. A portion of the Company's sales in these markets are to customers who are government contractors. As such, compliance with various government regulations and provisions in such customers' contracts may be required. Certain violations of these regulations could result in termination of the Company's contracts with such customers, imposition of fines, and/or suspension or debarment from supplying component parts for government contracts.

UNCERTAINTY OF DEMAND AND PRICING OF AUTOMOTIVE PRODUCTS

  Many of the Company's customers, including SDI, the Company's largest customer, are suppliers of products to the automotive industry. The automotive and automotive supply industries are highly cyclical and, in large part, dependent upon the overall strength of consumer demand for passenger cars and light trucks. The U.S. automotive industry has historically experienced significant fluctuations in demand, based on such factors as general economic conditions, interest rates and consumer confidence. In addition, strikes, lock-outs, work stoppages or other production interruptions in the automotive industry can affect demand for the Company's products. There can be no assurance that the automotive industry, for which the Company's customers supply airbags and seat belt pretensioners that incorporate products manufactured by the Company, will not experience downturns in the future. A decrease in overall consumer demand for passenger cars and light trucks would have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company believes that entry into the airbag sub-assembly market by a growing number of component and system suppliers, combined with a greater percentage of lower priced airbags, such as side-impact airbags, has reduced pricing in the airbag industry. There can be no assurance that this trend will not continue.

UNCERTAINTY OF POTENTIAL CHANGES IN GOVERNMENT REGULATION

  Products for which the Company produces component parts, including airbags and seat belt pretensioners, are subject to legislative regulation that is regularly reexamined and amended. There can be no assurance that federal regulations regarding automobile safety standards will not be amended in the future so as to adversely impact (a) the use of airbags and seat belt pretensioners or (b) the manufacturing of such products in a manner that would adversely impact the Company or that such amendments would not have a material adverse effect on the financial condition and results of operations of the Company.

UNCERTAINTY OF DEMAND AND PRICING FOR COMMERCIAL AND MILITARY AVIATION AND ELECTRONICS

  Many of the Company's products are used in a number of different applications in commercial and military aircraft and electronics. The aerospace and defense industry has been undergoing rapid consolidation over the last few years. Consolidations and combinations in the industry may eliminate customers from the market (including customers of the Company who are acquired by non-customers) or produce downward pricing pressures on component parts sales to the aerospace and defense industry. Downward pricing pressures on sales of component parts, the elimination of customers from the industry generally or the loss of the Company's customers may have a material adverse effect on the financial condition and results of operations of the Company.

POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES

  The Company is subject to various federal, state and local environmental laws, ordinances and regulations, including those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contamination by hazardous substances, wastes or petroleum products, and the health and safety of employees ("Environmental Laws"). The soil and groundwater at some of the Company's facilities have evidence of contamination which may be as a result of either the Company's operations or other industrial activities in the area. In particular, a portion of the San Gabriel Valley in which the Company's principal operating facility in Rosemead, California is located was designated by the U.S. Environmental Protection Agency (the "EPA") as a Superfund site in 1984 pursuant to the Comprehensive Response, Compensation and Liability Act ("CERCLA" or "Superfund"). To facilitate cleanup and improve administration of the vast site, the EPA subdivided the valley into seven geographically distinct "operable units." The Company has been named as a potentially responsible party ("PRP") under CERCLA for the El Monte Operable Unit. Generally, liability under CERCLA is joint and several and remediation can extend to properties owned by third parties. In addition, the Company's facility in Avon, Massachusetts is subject to Massachusetts "Chapter 21E," the state's hazardous site cleanup program. In connection with the ownership and operation of such properties, the Company may be liable under Environmental Laws, including CERCLA, for the cost of remediation or removal of such contamination, as well as certain other related costs, including governmental penalties and claims by third parties for personal injury and property damage. In connection with the Recapitalization, the Selling Group has agreed to indemnify the Company with respect to the after-tax costs of certain environmental liabilities and certain funds were placed in escrow to secure indemnification obligations, including environmental indemnification, of the Selling Group. There can be no assurance that the expenditures ultimately required for resolution of these matters will not exceed either the amount escrowed or the total indemnification obligation. In addition, the Company has agreed to indemnify the Selling Group to the extent such environmental claims exceed $30.0 million. Moreover, future events, such as new information, changes in existing Environmental Laws or their interpretation, and more vigorous enforcement by regulatory authorities, may give rise to additional expenditures, compliance requirements or liabilities that could be material to the business and the results of the operations of the Company. See "The Recapitalization" and "Business--Environmental Matters."

TECHNOLOGICAL RISK

  The use of the products manufactured by the Company, including those used in airbags, are subject to the risk of technological change. The airbag industry represents a competitive and constantly changing environment with many large global companies competing for market share with evolving products and new technologies. Sales to the automotive industry represent approximately 41% of the Company's sales; a substantial portion of which are sales related to airbags. Virtually all airbag initiators used in the U.S. and some in Europe incorporate a glass-to-metal, hermetic seal which protects the initiator from temperature extremes, electromagnetic interference, moisture and other forms of environmental stress. Less expensive plastic initiators are available, but to date have had limited impact in the U.S. because plastic initiators have not met performance specifications currently demanded by U.S. auto makers. Plastic initiators may, however, capture a larger portion of the U.S. market for seat belt pretensioners. In Europe, plastic initiators have gained greater acceptance for use with airbag initiators and pretensioners due to their relative cost. In the United States, a competitor of the Company's customers is introducing an initiator with less expensive plastic components, which does not use a GTMS, but which may have similar performance characteristics. Moreover, they and other competitors continue to seek to develop new plastics and new technology which will be able to match the performance standards of the Company's glass-to-metal seals. There can be no assurance that such a product would not be developed or that given the significant pricing pressure currently existing in the automotive industry, certain auto makers and auto parts suppliers might elect to use less expensive plastic seals.

REDUCED OR DISCONTINUED SALES DUE TO VERTICAL INTEGRATION OF INITIATOR SUPPLIERS BY MANUFACTURING GLASS-TO-METAL SEALS

  The majority of the Company's business is a customized, niche business, requiring engineering and manufacturing complexity. However, the glass-to-metal seal being used in the airbag initiator is becoming more standardized, lending itself to a more automated manufacturing process. As pricing pressures increase throughout the airbag component industry and particularly with respect to initiators, initiator manufacturers may be inclined to vertically integrate by manufacturing their own glass-to-metal seals to capture further margins and profitability. The vertical integration of the Company's customers could adversely affect the financial condition and results of operations of the Company. See "Dependence on Key Customers and Contractual Relationships."

SUBORDINATION OF THE NOTES AND SUBSIDIARY GUARANTEES

  The Old Notes are, and the New Notes will be, subordinated in right of payment to all Senior Indebtedness of the Company, including all indebtedness under the Revolving Credit Facility. As of August 23, 1997, the aggregate amount of outstanding Senior Indebtedness of the Company was approximately $2.2 million, and the Company had the ability to borrow up to an additional $20.0 million under the Revolving Credit Facility.

  Upon any payment or distribution of assets of the Company upon liquidation, dissolution, reorganization or any similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the Holders of Notes are entitled to receive any payment. In addition, the Company may not make any payments in respect of the Notes during the continuance of a payment default under any Designated Senior Indebtedness (as defined herein). Moreover, if certain non-payment defaults exist under any Designated Senior Indebtedness, the Company may not make any payments in respect of the Notes for a specified period of time.

  The obligations of the Company under the Revolving Credit Facility are, subject to certain limitations, guaranteed by the Company's domestic wholly-owned operating Subsidiaries. The Subsidiary Guarantees are subordinated to Senior Indebtedness of each Subsidiary Guarantor to the same extent that the Notes are subordinated to Senior Indebtedness of the Company, and the ability to collect under any Subsidiary Guarantees may therefore be similarly limited. The obligations of the Company and its Subsidiaries, whether as borrower or guarantor, are collateralized under the Revolving Credit Facility by substantially all of each such person's present and future assets and any default thereunder could effectively permit the holders of Senior Indebtedness to control the Company's and its subsidiaries' cash and other assets which could indirectly prevent the Company from servicing its debt service obligations on other indebtedness, including the Notes. The Notes will be unsecured and, therefore, do not have the benefit of such collateral. If the Company becomes insolvent or is liquidated or if the indebtedness under the Revolving Credit Facility is accelerated, the lenders under the Revolving Credit Facility will be entitled to payment in full from the proceeds of the collateral prior to any payment to the Holders of the Notes. In such event, it is possible that there would be no assets remaining from which claims of the Holders of the Notes could be satisfied or, if any assets remain, such assets may be insufficient to fully satisfy such claims. See "Description of the Notes--Ranking," "--Subsidiary Guarantees" and "--Certain Covenants."

LACK OF PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON RESALES

  The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued on May 6, 1997 to a small number of institutional investors and institutional accredited investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that are higher or lower than the initial offering price of the Old Notes depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

  Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market that develops for the New Notes would not be subject to similar disruptions. Any such disruptions may have an adverse effect on Holders of the New Notes.

CONTROLLING STOCKHOLDERS

  Of the outstanding capital stock of the Company, 65% is held by the Windward Group. Consequently, the Windward Group controls the Company. Pursuant to a Stockholders Agreement, the Windward Group has the right to elect six out of the Company's nine directors (with one of such directors being a designee of MetLife, a significant investor in the Windward Group). See "Securities Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions--Stockholders Agreement."

POTENTIAL INABILITY TO REPURCHASE THE NOTES IN THE EVENT OF CHANGE IN CONTROL

  Upon a Change of Control, the Company is obligated to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount of the Notes, plus accrued interest thereon. The Revolving Credit Facility will prohibit the Company from purchasing any Notes, and will also provide that the occurrence of certain Change of Control events with respect to the Company would constitute a default thereunder. In the event of a Change of Control, the Company must offer to repay all borrowings under the Revolving Credit Facility or obtain the consent of its lenders under the Revolving Credit Facility to make the purchase of the Notes. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute a default under the Indenture, which, in turn, would constitute a default under the Revolving Credit Facility. It should be noted that the transfers among the members of the Windward Group and the Investors therein would not cause a Change of Control. There can be no assurance that the Company will have the financial ability to purchase the Notes upon the occurrence of a Change of Control. There can be no assurance that the Company will be able to comply with all of its obligations under the Revolving Credit Facility and the Indenture. See "Description of the Notes-- Change of Control."

DEPENDENCE ON KEY PERSONNEL

  The Company's business is managed by a small number of key executive officers including certain members of the Selling Group, all of whom received payments (some of which were substantial) in the Recapitalization. The loss of the services of certain of these executives could have an adverse impact on the Company. There can be no assurance that the services of such personnel will continue to be made available. The Company has entered into employment arrangements with certain key executive officers who own, together with their affiliates, in the aggregate approximately 35% of the outstanding capital stock of HCC. See "The Recapitalization" and "Management."

FRAUDULENT TRANSFER CONSIDERATIONS

  The proceeds of the Offering were used primarily to (i) refinance indebtedness incurred (the "Recapitalization Indebtedness") by the Company to finance the purchase of Common Stock in the Recapitalization and (ii) to repurchase the Mezzanine Units. Under relevant federal bankruptcy law or state fraudulent transfer laws, the Notes under the circumstances described below may be subject to avoidance or may be subordinated to existing or future indebtedness of the Company (in addition to the Senior Indebtedness to which the Notes are expressly subordinated). If a court in a suit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company as debtor-in-possession, were to find that after giving effect to the sale of the Notes or the incurrence of the Recapitalization Indebtedness and the application of the net proceeds therefrom either (a) the Company received less than a reasonably equivalent value or fair consideration for the issuance of the Notes or the Recapitalization Indebtedness (including by reason of the fact the proceeds therefrom were used to repurchase Common Stock and Mezzanine Units of the Company) and either (i) was insolvent at the time of such issuance or was rendered insolvent thereby, (ii) was engaged in business or transactions for which the assets remaining with the Company constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured; or
(b) the Company issued the Notes or incurred the Recapitalization Indebtedness with actual intent to hinder, delay or defraud its creditors, the court could avoid the Notes and order that all or part of any payments on the Notes be returned to the Company or to a fund for the benefit of its creditors, or subordinate the Notes to all other indebtedness of the Company or take other action detrimental to the holders of the Notes. In addition, the purchase of the stock in the Recapitalization was and the repurchase of the equity portion of the Mezzanine Units are subject to similar restrictions as those described above pursuant to applicable state law.

  The measure of insolvency for purposes of the foregoing varies based upon the law of the jurisdiction applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent liabilities) is greater than all of its property at a fair valuation, or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts (including contingent liabilities), as they become absolute and matured. In addition, an entity may be presumed insolvent under some fraudulent transfer laws if it is not generally paying its debts as they become due. The Company believes that, based upon forecasts and other financial information including the Pro Forma Consolidated Financial Information included elsewhere in this Prospectus, the Company was at the time of the Recapitalization, is at the time the Notes are issued, and will continue to be, solvent; will have sufficient capital to carry on its business; and will continue to be able to pay its debts as they mature. Accordingly, the Company believes that in a bankruptcy case or a lawsuit by creditors of the Company, none of the Notes should be held to have been issued in violation of applicable federal bankruptcy law or state fraudulent transfer laws. There can be no assurance, however, as to what standard a court would apply to determine whether the Company was "insolvent" as of the date the Notes were issued; or that, regardless of the method of valuation, a court would not determine that the Company was insolvent on such relevant dates. Nor can there be any assurance that a court would not determine, regardless of whether the Company was insolvent on the date the Notes were issued, that the payments constituted fraudulent transfers on another of the grounds listed above.

PRODUCTS LIABILITY EXPOSURE

  The Company may be exposed to products liability claims in the future relating to the performance of a GTMS product or the performance of a product in which the Company's GTMS product was a component part. The Company generally obtains indemnification from its customers and currently maintains insurance coverage for products liability claims. There can be no assurance that products liability claims will not be brought against the Company in the future, either by injured customers of an end product manufacturer who used a Company product as a component or by a direct purchaser from the Company. In addition no assurance can be given that indemnification from the Company's customers or coverage under insurance policies will be adequate to cover future products liability claims against the Company. Moreover, liability insurance is expensive, difficult to maintain and may be unobtainable in the future on acceptable terms. The amount and scope of any insurance coverage may be inadequate if a products liability claim is successfully asserted against the Company.

                             THE RECAPITALIZATION

  Effective as of February 14, 1997, pursuant to a Stock Purchase and Sale Agreement (the "Recapitalization Agreement"), dated as of December 23, 1996, HCC, Andrew Goldfarb and certain affiliates of Mr. Goldfarb and his family (collectively, the "Selling Stockholder"), certain members of management (together with the Selling Stockholder, the "Selling Group"), Windward Capital Associates, L.P. ("Windward") and certain entities Windward controls (collectively, with Windward, the "Windward Group") and Metropolitan Life Insurance Company ("MetLife") completed a recapitalization of the Company (the "Recapitalization"). The Windward Group is a group of related entities which make merchant banking investments pursuant to certain program agreements.

  In connection with the Recapitalization, among other things: (i) the Company entered into Credit Facilities, consisting of: (a) a $10 million five year Revolving Credit Facility (the "Old Revolving Credit Facility"), (b) a $30 million, five year Tranche A Term Loan ("Term Loan A") and (c) a $30 million, six and one-half year Tranche B Term Loan ("Term Loan B" and together with the Old Revolving Credit Facility and Term Loan A, the "Old Credit Facilities");
(ii) HCC issued $19.3 million, net of discount, of 12% subordinated notes due 2004 to the Windward Group and MetLife (the "Mezzanine Notes") along with 8,614 shares of Common Stock and contingent anti-dilution warrants to purchase 1,461 shares of Common Stock (together valued at $3.2 million and representing approximately 6% of the common equity of the Company on a fully diluted basis, together with the Mezzanine Notes, the "Mezzanine Units") pursuant to the Mezzanine Note Agreement (the "Mezzanine Note Agreement"), dated as of February 14, 1997 and the Recapitalization Agreement for an aggregate purchase price of $22.5 million; (iii) HCC repurchased a portion of the shares of Common Stock beneficially owned by the Selling Group for $87.5 million, including certain transaction expenses, in cash (a portion of which was paid at closing and the remainder of which was deposited in escrow at closing and paid to the stockholders on April 1, 1997 in order to comply with applicable state law) and $5.0 million in contingent subordinated notes (the "Contingent Notes") and the Selling Group retained 47,234 shares of Common Stock; (iv) the Windward Group purchased 87,721 shares of Common Stock from HCC for $32.5 million in cash; and (v) HCC repaid $21.4 million of its outstanding indebtedness. Pursuant to the terms of the Mezzanine Note Agreement, the Warrants and the Recapitalization Agreement, HCC may, at any time on or prior to August 13, 1997, repurchase all, but not less than all, of its outstanding Mezzanine Units for $22.5 million (the aggregate original purchase price thereof) plus accrued interest, if any, on the Mezzanine Notes to the date of repurchase. In accounting for the Recapitalization, no fair value adjustments were made to the book value of the Company's assets and no goodwill was recognized.

  HCC used a portion of the proceeds from the Offering to repurchase the Mezzanine Units from the holders thereof. See "Use of Proceeds." Immediately prior to the Recapitalization, the Selling Group owned 100% of the outstanding Common Stock. As a result of the Recapitalization after giving effect to the repurchase of the Mezzanine Units, the Windward Group owns 65% of the outstanding Common Stock and the Selling Group (and certain other members of management) owns 35% of the outstanding Common Stock.

  The Contingent Notes issued to the Selling Group vest upon the achievement by the Company of certain performance thresholds and are also subject to immediate vesting upon certain events including (i) an initial public offering in which certain market capitalization criteria are met, (ii) a sale resulting in a Change in Control of the Company (as defined in the Contingent Notes) in which certain equity valuation criteria are met, or (iii) an initial public offering or a sale resulting in a Change in Control of the Company where the Company achieves a certain performance threshold. The Contingent Notes rank pari passu with the Mezzanine Notes and the indebtedness of the Company evidenced by such Contingent Notes if and when vested is subordinate to Senior Debt (as defined in the Contingent Notes) and the Notes. See "Description of Certain Indebtedness--Contingent Notes."

  The Recapitalization Agreement contains certain representations, warranties, covenants and indemnities of the parties thereto. In connection with the Recapitalization, HCC entered into a deferred purchase price agreement dated, February 14, 1997 (the "Deferred Purchase Price Agreement") with the Selling Group, the Windward Group and MetLife. The Deferred Purchase Price Agreement provides for the escrow of $6 million (the "Deferred Amount") to secure a portion of the indemnification obligations to the Company, including obligations in respect of environmental matters, of the Selling Group. Any portion of the Deferred Amount which remains following resolution of certain environmental matters and settlement of other indemnification obligations in connection with the Recapitalization plus interest thereon will be paid to the Selling Group. The escrow will remain in effect until such time. See "Business--Environmental Matters."

  In addition, in connection with the Recapitalization, HCC also established certain management incentive programs, including a stock option plan (the "Option Plan"), a contingent bonus plan (the "Bonus Plan"), and employment agreements (the "Employment Agreements") to replace certain previous arrangements. See "Management--Executive Compensation--Employment Agreements." Prior to the Recapitalization, management received substantial cash payments in the form of salary and bonus. Such payments for the fiscal years ended April 1, 1995, March 30, 1996 and March 29, 1997 paid to the Company's senior executives are set forth herein under "Management--Executive Compensation." Following the Recapitalization, such persons will receive substantially lower annual cash compensation, but will be entitled to participate in the Option Plan and the Contingent Bonus Plan, described below. Certain of such persons have also received Contingent Notes in the Recapitalization and are parties to employment agreements. The Option Plan provides for a grant from time to time to employees and directors of the Company of non-qualified stock options (the "Options"). Twenty percent of the Options vest annually subject to the satisfaction of certain annual performance criteria over five years, but are also subject to immediate vesting upon a Change of Control so long as the Windward Group realizes a specified compounded annual rate of return. The remaining Options vest immediately upon a Change of Control where the Windward Group realizes a certain rate of return. In addition, regardless of whether the performance criteria are achieved, all Options, including the performance based Options, will vest automatically on the seventh anniversary of the date on which the Option Plan was adopted. See "Management--Option Plan." Pursuant to the terms of the Bonus Plan, the contingent bonuses vest upon the satisfaction by the Company of certain performance criteria and are also subject to immediate vesting upon certain events including (i) an initial public offering where certain market capitalization criteria are met, (ii) a sale resulting in a Change in Control of the Company (as defined in the Bonus
Plan) where certain equity valuation criteria are met, or (iii) an initial public offering or a sale resulting in a Change in Control of the Company where the Company satisfies certain performance criteria within certain time periods. See "Management--Contingent Bonus Plan."

  In connection with the Recapitalization, HCC reimbursed the Windward Group and its affiliates for its expenses incurred in connection with the Recapitalization, including the fees and expenses due to financing sources and advisers and also reimbursed the Selling Group for certain of its expenses in connection with the Recapitalization. HCC also paid a fee to the purchasers of the Mezzanine Units of $500,000 in exchange for the right to repurchase the Mezzanine Units on or prior to August 13, 1997. HCC also entered into a Financial Advisory Services Agreement with Windward Capital Partners, L.P., an affiliate of Windward. See "Certain Relationships and Related Transactions."

                              RECENT DEVELOPMENTS

  On June 20, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of the Connector Industries of America division of Uni-Star Industries Inc., a glass-to-metal sealing business which competed with the Company. The purchase price included $2.1 million in cash and a contingent payment of $400,000 based upon the volume of business retained in the immediately subsequent 18 month period.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer. The net proceeds received by the Company from the sale of the Old Notes after deduction of discounts and commissions and offering expenses were $86.3 million. The net proceeds of the Offering were used to (i) repay in full Term Loan A and Term Loan B which were incurred in connection with the Recapitalization to repurchase Common Stock in the Recapitalization (ii) redeem all of the Mezzanine Units issued in connection with the Recapitalization and (iii) provide for working capital and general corporate purposes. See "The Recapitalization." On May 6, 1997, the Company amended the Old Revolving Credit Facility to, among other things, increase the amount available thereunder from $10.0 million to $20.0 million. See "Description of Certain Indebtedness."

  Borrowings under Term Loan A due February 2002 and Term Loan B due August 2003 bore interest, at the Company's option, at rates based on LIBOR or the Base Rate (each as defined in the Credit Facilities). The weighted average interest rate under Term Loan A and Term Loan B as of February 14, 1997 was 9.75%. The Mezzanine Notes were subordinated notes of the Company due 2004 bearing an interest rate of 12%. The Company used the net proceeds of the Offering to redeem the Mezzanine Units which were owned 91% by Windward/Park HCC, L.L.C. (the Mezzanine Notes were held directly by MetLife, the sole member other than Windward of Windward/Park HCC, L.L.C.), 7% by Windward/Merban L.P. and 2% by Windward/Merchant, L.P.

  The sources and uses of funds in connection with the Offering were as follows:

                                                                   (IN MILLIONS)
   SOURCES OF FUNDS:
     The Notes....................................................     $90.0
                                                                       -----
       Total sources..............................................     $90.0
                                                                       =====
   USES OF FUNDS:
     Repay Term Loan A............................................     $30.0
     Repay Term Loan B............................................      30.0
     Redeem Mezzanine Units.......................................      22.5
     Working capital..............................................       3.8
     Fees and expenses............................................       3.7
                                                                       -----
       Total uses.................................................     $90.0
                                                                       =====

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company as of August 23, 1997. This table should be read in conjunction with the consolidated financial statements of the Company, together with the notes thereto, the "Unaudited Pro Forma Consolidated Financial Information," together with the notes thereto, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                 AS OF
                                                               AUGUST 23,
                                                                  1997
                                                               ----------
                                                             (IN MILLIONS)
   Cash and cash equivalents..................................   $ 10.3
                                                                 ======
   Revolving Credit Facility(/1/).............................   $  --
   The Notes..................................................     90.0
   Other indebtedness.........................................      2.2
                                                                 ------
     Total debt...............................................     92.2
   Total stockholders' deficit................................    (57.3)
                                                                 ------
   Total capitalization.......................................   $ 34.9
                                                                 ======

--------
(/1/) The Revolving Credit Facility represents a five-year $20.0 million committed facility. See "Description of Certain Indebtedness."

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma consolidated statements of earnings assume that the Recapitalization and the Offering occurred at the beginning of the fiscal year ended March 29, 1997. Pursuant to the Recapitalization, which occurred on February 14, 1997: (i) the Company entered into a credit facility consisting of a $10.0 million five year Revolving Credit Facility, a $30.0 million Term Loan A and a $30.0 million Term Loan B; (ii) HCC issued $19.3 million, net of discount, in Mezzanine Notes to the Windward Group and Metlife, along with accompanying shares of Common Stock and contingent anti-dilution warrants (together valued at $3.2 million) for an aggregate consideration of $22.5 million; (iii) HCC redeemed a portion of the shares of its Common Stock owned by the Selling Group for $87.5 million in cash, including certain transaction expenses, and $5.0 million in contingent subordinated notes; (iv) the Windward Group purchased shares of Common Stock from the Company for $32.5 million in cash; and (v) HCC repaid $21.4 million of its outstanding indebtedness. In connection with the Offering, which occurred on May 6, 1997, the Company repaid all outstanding amounts under Term Loan A and Term Loan B and repurchased the Mezzanine Notes.

  The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred if the foregoing transactions had been consummated as of the indicated dates or which may occur in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited and unaudited interim consolidated financial statements of HCC Industries Inc. and Subsidiaries and the related notes thereto and the "Selected Consolidated Historical Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operation", included elsewhere in this Prospectus.

 PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS FOR THE YEAR ENDED MARCH 29, 1997
                                  (UNAUDITED)

                                                                   PRO FORMA
                                                                    FOR THE
                                                                RECAPITALIZATION
                                       HISTORICAL ADJUSTMENTS   AND THE OFFERING
                                       ---------- -----------   ----------------
                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Net sales............................   $56,683                     $56,683
Cost of goods sold...................    35,729                      35,729
                                        -------                     -------
 Gross profit........................    20,954                      20,954
Selling, general and
 administrative expenses.............     9,308      (4,562)(a)       4,746
Non-recurring expense................    10,000                      10,000
                                        -------                     -------
 Earnings from operations............     1,646                       6,208
Other income (expense):
 Interest and other income...........       479                         479
 Interest expense....................    (2,946)      2,409 (b)     (10,707)
                                                    (10,170)(d)
                                        -------                     -------
 Loss before taxes and extraordinary
  item...............................      (821)                     (4,020)
Taxes benefit on loss................      (293)      2,437 (c)      (1,425)
                                        -------                     -------
 Loss before extraordinary item......      (528)                     (2,595)
Extraordinary loss on retirement of
 debt, net of tax benefit............    (1,186)      1,186 (e)         --
                                        -------                     -------
 Net loss............................   $(1,714)                    $(2,595)
                                        =======                     =======
Loss per share before extraordinary
 loss................................   $ (1.46)                    $(19.23)
Extraordinary loss per share.........     (3.29)                        --
                                        -------                     -------
Net loss per share...................   $ (4.75)                    $(19.23)
                                        =======                     =======
Weighted average shares outstanding..   360,585                     134,955
                                        =======                     =======

    The accompanying notes are an integral part of these pro forma financial statements.

   PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS FOR THE THREE MONTHS ENDED
                                 JUNE 28, 1997
                                  (UNAUDITED)

                                                                        PRO FORMA
                                                                         FOR THE
                                               HISTORICAL ADJUSTMENTS   OFFERING
                                               ---------- -----------   ---------
                                                 (IN THOUSANDS, EXCEPT SHARE
                                                            DATA)
Net sales....................................   $15,505                  $15,505
Cost of goods sold...........................     9,319                    9,319
                                                -------                  -------
  Gross profit...............................     6,186                    6,186
Selling, general and administrative expenses.     2,129                    2,129
                                                -------                  -------
  Earnings from operations...................     4,057                    4,057
Other income (expense):
  Interest and other income..................       100                      100
  Interest expense...........................    (2,605)     2,605(f)     (2,590)
                                                            (2,590)(d)
                                                -------                  -------
  Earnings before taxes and extraordinary
   item......................................     1,552                    1,567
Taxes on earnings............................       609          6(c)        615
                                                -------                  -------
  Earnings before extraordinary item.........       943                      952
Extraordinary loss on retirement of debt, net
 of tax benefit..............................    (1,002)     1,002(g)        --
                                                -------                  -------
  Net earnings (loss)........................   $   (59)                 $   952
                                                =======                  =======
Earnings (loss) per share before extraordi-
 nary loss...................................   $  6.84                  $  7.05
Extraordinary loss per share.................     (7.27)                     --
                                                -------                  -------
Net earnings (loss) per share................   $  (.43)                 $  7.05
                                                =======                  =======
Weighted average shares outstanding..........   137,826                  134,995
                                                =======                  =======

    The accompanying notes are an integral part of these pro forma financial statements.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

  (a) To reverse compensation paid to Selling Group and certain members of management in excess of amounts to be paid under new employment agreements and bonus plan.

  (b) To reverse interest expense, amortization of discount and financing costs related to indebtedness retired with proceeds from the Recapitalization and the debt incurred in connection with the Recapitalization.

  (c) To adjust taxes on earnings based on the effective tax rate for the period.

  (d) To record interest expense and amortization of financing costs related to the issuance of the Notes. The Notes accrue interest at 10.75%. The financing costs are amortized over a ten year period.

  (e) Excludes extraordinary loss on the debt retired from the proceeds from the Recapitalization and the Offering.

  (f) To reverse interest expense, amortization of discount and financing costs related to indebtedness retired with the proceeds of the Offering.

  (g) To reverse extraordinary loss on the debt retired from the proceeds of the Offering.

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

  The following selected consolidated historical financial information for each of the five years ended April 3, 1993, April 2, 1994, April 1, 1995, March 30, 1996 and March 29, 1997 has been derived, in part, from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected interim consolidated financial information as of and for the three month period ended June 28, 1997 and June 29, 1996 has been derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the financial information for such periods. Results for the interim periods are not necessarily indicative of the results for the full fiscal year. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and related notes thereto, all included elsewhere in this Prospectus.

                                                                                   THREE MONTHS
                                        FISCAL YEAR ENDED                              ENDED
                          -------------------------------------------------      ------------------
                          APRIL 3,  APRIL 2,  APRIL 1,  MARCH 30, MARCH 29,      JUNE 29,  JUNE 28,
                            1993      1994      1995      1996      1997           1996      1997
                          --------  --------  --------  --------- ---------      --------  --------
                                    (IN THOUSANDS, EXCEPT SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $28,765   $29,663   $40,307    $52,207  $ 56,683       $14,747   $15,505
Cost of goods sold......   20,432    20,458    25,423     32,562    35,729         9,222     9,319
                          -------   -------   -------    -------  --------       -------   -------
Gross profit............    8,333     9,205    14,884     19,645    20,954         5,525     6,186
Selling, general and ad-
 ministrative expenses..    5,259     5,364     6,274      9,107     9,308         2,234     2,129
Non-recurring ex-
 pense(/1/).............      --        --        --         --     10,000           --        --
                          -------   -------   -------    -------  --------       -------   -------
Earnings from opera-
 tions..................    3,074     3,841     8,610     10,538     1,646         3,291     4,057
Interest and other in-
 come...................      314       646       136        279       479           108       100
Interest expense........   (1,985)   (1,893)   (1,715)    (1,924)   (2,946)         (387)   (2,605)
Other expense (/2/).....      --        --     (1,369)       --        --            --        --
                          -------   -------   -------    -------  --------       -------   -------
Earnings (loss) before
 taxes, change in
 accounting principle,
 and extraordinary loss.    1,403     2,594     5,662      8,893      (821)        3,012     1,552
Taxes (benefit) on earn-
 ings...................      660     1,140     1,810      3,230      (293)        1,174       609
                          -------   -------   -------    -------  --------       -------   -------
Earnings (loss) before
 change in accounting
 principle and
 extraordinary loss.....      743     1,454     3,852      5,663      (528)        1,838       943
Change in accounting
 principle (/3/)........      --      1,782       --         --        --            --        --
Extraordinary loss, net
 of tax (/8/)...........      --        --        --         --     (1,186)          --     (1,002)
                          -------   -------   -------    -------  --------       -------   -------
Net earnings (loss).....  $   743   $ 3,236   $ 3,852    $ 5,663  $ (1,714)      $ 1,838   $   (59)
                          =======   =======   =======    =======  ========       =======   =======
Earnings (loss) per
 share before change in
 accounting principle
 and extraordinary loss.  $  1.44   $  2.83   $  7.76    $ 11.44  $  (1.46)      $  3.68   $  6.84
Change in accounting
 principle per share....      --       3.46       --         --        --            --        --
Extraordinary loss per
 share..................      --        --        --         --      (3.29)          --      (7.27)
                          -------   -------   -------    -------  --------       -------   -------
Net earnings (loss) per
 share..................  $  1.44   $  6.29   $  7.76    $ 11.44  $  (4.75)      $  3.68   $  (.43)
                          =======   =======   =======    =======  ========       =======   =======
Weighted average shares
 outstanding............  514,280   514,280   496,166    494,968   360,585       499,866   137,826
                          =======   =======   =======    =======  ========       =======   =======
BALANCE SHEET DATA (AT
 PERIOD END):
Total assets............  $24,586   $23,819   $27,061    $33,668  $116,141       $36,397   $54,933
Working capital.........    1,142     2,403     5,541     10,387     7,594        12,063    12,726
Long-term debt, less
 current maturities.....   11,158    11,848     9,846      9,811    78,916        10,117    91,697
Stockholders' equity
 (deficit)..............    2,471     5,707     9,197     14,885   (53,340)       16,722   (57,127)
OTHER FINANCIAL DATA:
Capital expenditures....      224       547     1,155      2,032     3,369           762       694
Depreciation and amorti-
 zation.................      940       989     1,138      1,123     1,384           307       377
EBITDA, as adjusted
 (/5/)..................    4,014     4,830     9,748     11,661     3,030         3,598     4,434
EBITDA margin, as ad-
 justed.................     14.0%     16.3%     24.2%      22.3%      5.3%         24.4%     28.6%
Non-recurring charges
 (/4/)..................       --       583     2,100      4,916    14,588         1,200       --
Ratio of EBITDA, as ad-
 justed, to interest
 expense................     2.0x      2.6x      5.7x       6.1x      1.0x          9.3x      1.7x
Ratio of earnings to
 fixed charges (/6/)....     1.7x      2.4x      4.3x       5.6x       -- (/7/)     8.8x      1.6x
Cash flows provided by
 (used in):
 Operating activities...    2,185       100     5,696      5,062     1,810         2,583     1,758
 Investing activities...     (164)     (489)      136       (615)   (1,768)         (297)   (2,894)
 Financing activities...   (2,908)       97    (2,520)    (1,424)      152          (153)    3,075

--------
(/1/) Represents $10.0 million non-recurring expense for environmental remediation. In connection with the Recapitalization, a $6.0 million escrow was established primarily to fund the estimated after-tax cost (estimated tax benefit of $4.0 million) associated with these environmental matters.
(/2/) Represents loss on sale of real property.
(/3/) Represents gain on cumulative effect of change in accounting principle
      (SFAS 109).
(/4/) Non-recurring charges represent certain compensation and environmental costs which will not recur subsequent to the Recapitalization. The non-recurring compensation amounts were derived by subtracting the compensation under contracts entered into in conjunction with the Recapitalization from the historical compensation expense. The non-recurring compensation amounts (in thousands) for the fiscal years ended April 2, 1994, April 1, 1995, March 30, 1996 and March 29, 1997 and for the three months ended June 29, 1996 were, respectively, $450, $1,751, $4,577, $4,624 and $1,149.
(/5/) EBITDA, as adjusted, represents net earnings before taking into consideration gain on change in accounting principle, extraordinary loss, taxes on earnings, interest income, other non-cash expense, interest expense, depreciation and amortization. This data is relevant to an understanding of the economics of the Company's business as it indicates cash flow available from operations (and/or trends in cash flow available from operations) to service debt and satisfy certain fixed obligations. EBITDA, as adjusted, should not be construed by the reader as an alternative to operating income, as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. In addition, EBITDA, as adjusted, measures presented may not be comparable to other similarly titled measures of other companies.
(/6/) For purposes of this ratio, earnings consist of earnings before income taxes. Fixed charges consist of interest expense and the portion of rents representative of an interest factor. The ratio of earnings to fixed charges is computed by adding earnings before income taxes and fixed charges and dividing by fixed charges.
(/7/) The Company's earnings were insufficient to cover interest expense and fixed charges for the fiscal year ended March 29, 1997. The dollar amount of the deficiency was $821,000.
(/8/) Represents loss on retirement of debt, net of tax benefit.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The following discussion and analysis of the results of operations, financial condition and liquidity of the Company should be read in conjunction with the consolidated financial statements of the Company and the "Unaudited Pro Forma Consolidated Financial Information" and the related notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company is the largest custom manufacturer of high precision hermetically sealed electronic connection devices in the United States. High precision hermetic seals are used primarily to permit the flow of electricity across a barrier which is used to separate different atmospheric media (such as gas or liquid to air or vacuum) existing on opposite sides of the barrier. A hermetic seal is generally accomplished through the creation of a GTMS.

  The Company's GTMS products are custom designed for specific applications to meet prescribed levels of performance in terms of pressure, temperature and vibration. Hermetically sealed components are found in the electronic equipment used in automobiles, airplanes, process control devices, military equipment and vehicles, electronic sensors, medical devices and testing equipment, petrochemical related equipment, telecommunications equipment and industrial process and control applications. The Company believes based upon internal estimates that it is a leading supplier of GTMS products to each of the industries that it supplies.

  The Company estimates that the total market for hermetic seals is $600 million, of which approximately half of the market services high-end custom applications in which the Company competes. The Company believes based upon internal analysis that the market for custom manufactured hermetically sealed products is extremely fragmented, with no other competitor offering the same breadth of products as the Company.

  The Company has been an industry leader in the manufacture of glass-to-metal seals since it developed its technology in 1945. While a substantial portion of the Company's growth in the last several years has come from sales to the automotive industry, the Company has also recognized consistent growth in its sales of GTMS products to the aerospace, petrochemical and general industrial markets.

  The Company believes that its commitment to provide consistent, high quality products and customer service, flexible manufacturing and custom designed products at competitive prices, forms the basis for its strong and diversified customer relationships. The Company works closely with its customers to jointly develop and design new products and to improve the performance and lower the cost of existing products. The Company shares product development and enters into teaming arrangements with its key customers to further strengthen and broaden its relationships. The Company believes that this strategy, together with the successful performance under existing contracts has led to additional long-term business from key customers and new customers.

  The Company's products are sold primarily in North America (95% of fiscal year 1997 sales) and Europe (5% of fiscal year 1997 sales). Approximately 70% of the Company's consolidated sales for fiscal 1997 are to customers with which the Company has contractual agreements, sole source relationships, letters of intent or long-term purchase orders. See "Risk Factors--Dependence on Key Customers and Contractual Relationships." The Company's sales have grown at a compound annual growth rate of 15% over the last five years and expanded at 24% annually from 1994 to 1997.

  Approximately 59% of the Company's sales for fiscal 1997 are to non-automotive industries, principally to the aerospace, petrochemical and general industrial markets. These sales are made to a broad customer base and represent a diverse product mix. While many of these customers are large companies, there are no significant concentrations of customers, products or programs.

  The Company's non-automotive business is usually not governed by long-term commitments with established prices. The Company believes the trend within its customer base is toward placing more emphasis on product quality and delivery and relatively less emphasis on pricing. Price has generally been a less significant competitive factor than the quality and design of the GTMS because
1) the GTMS cost is typically a small percentage of the total cost of the end products in which they are used, 2) the importance of the uses to which many of the Company's products are put and 3) the growing trend among OEMs to seek long-term partnerships with fewer core suppliers. Historically, as suppliers have increased their prices for goods and services provided to the Company, the Company has been able to pass the increase on to customers by an amount sufficient to prevent any material deterioration in the Company's operating margins. Over the last five years, though, the Company's costs and pricing have been relatively stable.

  A large part of the Company's sales to the automotive sector are governed by long-term contracts. These contracts generally have established prices with decreases in each succeeding year and certain volume discounts. The Company believes that the scheduled price decreases will be offset by the efficiencies it expects to achieve from higher production levels and its ability to continually improve its production processes.

  The Company's improvement in gross margin is due to the leveraging of its fixed production costs over a larger sales base (i.e. improved operating leverage) and improved production efficiencies due to increased automation and vertical integration of the Company's production processes.

  Selling, general and administrative expenses ("S,G&A") have generally increased during the periods primarily as a result of increased compensation costs. Underlying S,G&A expenses (excluding certain compensation costs that will not recur after the Recapitalization) have remained relatively stable despite the Company's significant increase in sales due to the increased percentage of automotive sales (which are not subject to sales commissions) and to the nominal additional administrative overhead necessary to manage the Company's operations.

RESULTS OF OPERATIONS (IN MILLIONS)

                                          Fiscal Year                             For the three months ended
                          ---------------------------------------------------- ---------------------------------
                                                                               June 29,         June 28,
                           1995        Percent  1996   Percent  1997   Percent   1996   Percent   1997   Percent
                          ------       ------- ------  ------- ------  ------- -------- ------- -------- -------
Net sales...............  $ 40.3        100.0% $ 52.2   100.0% $ 56.7   100.0%  $14.7    100.0%  $15.5    100.0%
Gross profit............    14.9         37.0%   19.6    37.5%   21.0    37.0%    5.5     37.4%    6.2     40.0%
Selling, general and
 administrative
 expenses...............     6.3         15.6%    9.1    17.4%    9.3    16.4%    2.2     15.0%    2.1     13.5%
Non-recurring expense...     --           --      --      --     10.0    17.6%    --       --      --       --
Earnings from opera-
 tions..................     8.6         21.3%   10.5    20.1%    1.6     2.8%    3.3     22.4%    4.1     26.5%
Other income/expense....    (3.0)(/1/)    7.4%   (1.6)    3.1%   (2.5)    4.4%   (0.3)     2.0%   (2.5)    16.1%
Extraordinary loss(/2/).     --           --      --      --     (1.2)    2.1%    --       --     (1.0)     6.5%
Net earnings (loss).....  $  3.9          9.7% $  5.7    10.9% $ (1.7)    3.0%  $ 1.8     12.2%  $(0.1)     0.6%

--------
(/1/)Includes $1.4 million loss on sale of real property.
(/2/)Represents extraordinary loss on retirement of debt, net of tax benefit.

FISCAL 1997 COMPARED TO FISCAL 1996

 Net Sales

  The Company's sales increased by approximately 8.6% or $4.5 million to $56.7 million for fiscal 1997 from $52.2 million for fiscal 1996.

  This increase was attributable to approximately equal dollar volume increases in the Company's automotive and non-automotive products. On the automotive side, shipments of airbag initiator products increased significantly due to increased volumes of existing programs. The increased initiator shipments were partially offset by scheduled price decreases on the Special Devices, Inc. ("SDI") initiator program and the scheduled completion of an electronic sensor program. In non-automotive products, the Company experienced consistent growth in all of its aerospace, industrial and petrochemical products.

 Gross Profit

  Gross profit increased by approximately 7.1% or $1.4 million, to $21.0 million for fiscal 1997 from $19.6 million for fiscal 1996. Gross margin during this period decreased from 37.5% to 37.0%.

  The increase in gross profit was primarily attributable to the increased sales volume. The decrease in gross margin was primarily attributable to an increase in overtime labor costs associated with the relocation and expansion of Hermetic Seal's machine shop to a new facility during the year.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased by approximately 2.2% or $0.2 million to $9.3 million for fiscal 1997 from $9.1 million for fiscal 1996. S,G&A expenses as a percent to sales decreased to 16.4% from 17.4% for the prior period.

  The $0.2 million increase in base S,G&A expenses reflects the higher costs of supporting the increased sales volume. The improvement in the percentage of S,G&A expenses to sales reflects the improved leverage on the fixed portion of the expenses.

 Earnings from Operations

  Operating earnings decreased by approximately 84.8% or $8.9 million to $1.6 million in fiscal 1997 from $10.5 million for the prior year. Operating margins for the period decreased from 20.1% in fiscal 1996 to 2.8% for fiscal 1997.

  The decrease in operating earnings and margin was attributable to the $10.0 million non-recurring expense recorded in fiscal 1997 related to estimated environmental remediation (see "Business--Environmental Matters"). The non-recurring expense was partially offset by the same factors that contributed to the increase in gross profit and improvements in S,G&A expenses as a percent to sales. Excluding this non-recurring expense, operating earnings increased by approximately 10.5% or $1.1 million to $11.6 million in fiscal 1997 from $10.5 million in fiscal 1996.

 Other Expense, net

  Other expense, net increased by approximately 56.3% or $0.9 million to $2.5 million in fiscal 1997 from $1.6 million for fiscal 1996. This increase was attributable to the increased interest expense of $1.0 million partially offset by increased interest income of $0.2 million. The higher interest costs were due, in part, to additional debt incurred to finance the Recapitalization and additional debt incurred to finance capital expenditures. The increased interest income of $0.2 million is the result of higher treasury balances in 1997.

 Net Earnings (Loss)

  Net earnings decreased by approximately $7.4 million to a $1.7 million loss for fiscal 1997 from net earnings of $5.7 million for fiscal 1996.

  The decrease in net earnings was attributable to the $10.0 million non-recurring expense, the increased debt service costs and extraordinary loss incurred in connection with the Recapitalization. Excluding the non-recurring expense, net earnings decreased by approximately 24.6% or $1.4 million to $4.3 million for fiscal 1997.

FISCAL 1996 COMPARED TO FISCAL 1995

 Net Sales

  The Company's sales increased by approximately 29.5%, or $11.9 million to $52.2 million for fiscal 1996 from $40.3 million for fiscal 1995.

  This increase was attributable to approximately equal dollar volume increases in automotive and non-automotive products. Sales of automotive products increased by approximately 39% over the prior year. This increase was primarily due to substantially higher shipments on an electronic sensor program. Initiator sales increased only slightly in fiscal 1996 net of scheduled price decreases on the SDI initiator program.

  Non-automotive products exhibited consistent growth across all product categories. In total, sales of non-automotive products increased by approximately 25% in fiscal 1996 over the prior year. The Company believes this growth is a combination of market growth and increased market share.

 Gross Profit

  Gross profit increased by approximately 31.5% or $4.7 million, to $19.6 million for fiscal 1996 from $14.9 million for fiscal 1995. Gross margin during this period increased from 37.0% to 37.5%.

  This increase in gross profit was primarily attributable to the increased sales volume. The increase in gross margin is attributable to improved operating leverage on the higher sales volume and improving efficiencies due to increasing vertical integration. Raw material prices and labor costs have remained stable in both periods. The Company continued to invest in its machining operations to increase its manufacturing capacity and vertical integration.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased by approximately 44.4% or $2.8 million to $9.1 million for fiscal 1996 from $6.3 million for fiscal 1995. S,G&A expenses as a percent to sales increased from 15.6% to 17.4%.

  This increase was primarily attributable to higher costs associated with compensation expenditures. Eliminating the compensation costs from the analysis reflects an increase in base expenses of 6.5% or $0.3 million to $4.9 million (1996) from $4.6 million (1995). As a percentage of sales, the base expenses declined from 11.4% to 9.4%. The $0.3 million increase in base S,G&A expenses reflects the higher costs of supporting the increased sales volume. The improvement in percentage to sales reflects the improved leverage on the fixed portion of the expenses.

 Earnings from Operations

  Operating earnings increased by approximately 22.1% or $1.9 million to $10.5 million for fiscal 1996 from $8.6 million for fiscal 1995. Operating margins for the period decreased from 21.3% for fiscal 1995 to 20.1% for fiscal 1996.

  The increase in operating earnings was attributable to the same factors that contributed to the increase in gross profit and gross margin and improvements in S,G&A expenses as a percent to sales.

 Other Expense, net

  Other expense, net decreased by approximately 46.7% or $1.4 million to $1.6 million for fiscal 1996 from $3.0 million for fiscal 1995. This decrease was primarily attributable to the non-recurring loss of $1.4 million incurred in fiscal 1995 on the sale of real property.

 Net Earnings

  Net earnings increased by approximately 46.2% or $1.8 million to $5.7 million for fiscal 1996 compared to $3.9 million for fiscal 1995. Net margin for the period increased to 10.9% from 9.7% in the prior period.

  The increase in net earnings and net margin were attributable to the same factors contributing to the increase in gross profit and gross margin and improvements in S,G&A expenses as a percent to sales.

THREE MONTHS ENDED JUNE 28, 1997 COMPARED TO THREE MONTHS ENDED JUNE 29, 1996

 Net Sales

  The Company's sales increased by approximately 5.4% or $0.8 million to $15.5 million for the three months ended June 28, 1997 compared to sales of $14.7 million for the three months ended June 29, 1996.

  This increase was primarily attributable to volume increases on the Company's automotive products. On the automotive side, shipments of airbag initiator products increased significantly due to increased volumes on existing programs. The Company's airbag initiator shipments increased 84% for the three months ended June 28, 1997 compared to the three months ended June 29, 1996. Revenue from the increased initiator shipments was partially offset by contractual price decreases on certain initiator programs. The increased airbag initiator shipments were further suppressed by the scheduled completion of a crash sensor product produced for TRW. The TRW crash sensor program, which was completed in August 1996, resulted in an 87% decrease in automotive sales to TRW in the three months ended June 28, 1997 compared to the three months ended June 29, 1996. In non-automotive products, the Company experienced moderate growth in its aerospace, industrial and petrochemical products.

 Gross Profit

  Gross profit increased by approximately 12.7% or $0.7 million, to $6.2 million for the three months ended June 28, 1997 compared to $5.5 for the three months ended June 29, 1996. Gross margin increased to 40.0% for the three months ended June 28, 1997 from 37.4% for the three months ended June 29, 1996.

  The increase in gross profit was directly attributable to the increased sales volume. The increase in gross margin is primarily attributable to an improved sales mix between product lines coupled with efficiencies gained through operating leverage on the higher sales volume. The gross margins were also benefited by shipments of airbag initiators from inventory (that had been built in the fourth quarter of 1997). This circumstance is not expected to recur in subsequent quarters of fiscal 1998.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses decreased by approximately 4.5% or $0.1 million to $2.1 million for the three months ended June 28, 1997 compared to $2.2 million for the three months ended June 29, 1996. S, G & A expenses as a percent to sales decreased to 13.5% in the three months ended June 28, 1997 from 15.0% for the three months ended June 29, 1996.

  The $0.1 million decrease in base S, G & A expenses reflects the elimination of certain non-recurring compensation costs in the three months ended June 28, 1997. The reduced compensation costs were partially offset by higher costs of supporting the increased sales volume. The improvement in the percentage of S, G & A expenses to sales reflects the overall lower S, G & A expenses coupled with the improved leverage on the fixed portion of those expenses.

 Earnings from Operations

  Operating earnings increased approximately 24.2% or $0.8 million to $4.1 million for the three months ended June 28, 1997 compared to $3.3 million for the three months ended June 29, 1996. Operating margins for the period increased to 26.5% in the three months ended June 28, 1997 from 22.4% for the three months ended June 29, 1996.

  The increase in operating earnings and margin was attributable to the same factors that contributed to the increase in gross profit and gross margin and improvements in S, G & A expenses as a percent to sales.

 Other Expense, net

  Other expense, net increased $2.2 million to $2.5 million in the three months ended June 28, 1997 from $0.3 million for the three months ended June 29, 1996. This increase was attributable to the increased interest expense associated with the $82.5 million of indebtedness incurred in connection with the Recapitalization, followed by the $90 million in senior subordinated note indebtedness incurred in connection with the Offering. The Company has $92.9 million of indebtedness as of June 28, 1997 compared to $11.5 million at June 29, 1996.

 Net Earnings (Loss)

  Net earnings decreased by approximately $1.9 million to a $0.1 million loss for the three months ended June 28, 1997 to $1.8 in earnings for the three months ended June 29, 1996.

  The decrease in net earnings was primarily attributable to the increase in interest expense as discussed above as well as the $1.0 million extraordinary loss on the retirement of debt.

LIQUIDITY AND CAPITAL RESOURCES

 Cash Flows

FISCAL 1997 COMPARED TO FISCAL 1996

  Net cash provided by operating activities was $1.8 million for fiscal 1997 compared to $5.1 million for fiscal 1996. The decrease of $3.3 million was primarily attributable to a decrease in earnings from operations of $0.2 million and net cash used in working capital of $3.1 million. The net cash used for working capital was primarily a result of an increase in other assets partially offset by a decrease in accounts receivable.

  Net cash used in investing activities was $1.8 million for fiscal 1997 compared to $0.6 million for fiscal 1996. The $1.2 million increase was primarily attributable to an increase in fixed asset additions.

  Net cash provided by financing activities was $0.2 million for fiscal 1997 compared to $1.4 million used in fiscal 1996. The increase of $1.6 million was primarily attributable to net cash proceeds received from the Recapitalization which included the repurchase of stock, sale of stock and issuance of long-term debt by the Company.

FISCAL 1996 COMPARED TO FISCAL 1995

  Net cash provided by operating activities was $5.1 million for fiscal 1996 compared to $5.7 million for 1995. This decrease of $0.6 million was primarily attributable to an increase in earnings from operations of $0.8 million offset by net cash used in working capital of $1.4 million. The net cash used for working capital was primarily for increases in accounts receivable and inventories needed to support the increased sales volume.

  Net cash used in investing activities was $0.6 million for fiscal 1996 compared to a nominal amount provided in 1995. This increase of $0.7 million was primarily attributable to cash proceeds received from the sale of real property in 1995.

  Net cash used in financing activities was $1.4 million for fiscal 1996 compared to $2.5 million for 1995. This decrease of $1.1 million was primarily attributable to a decrease in principal payments on long-term debt.

THREE MONTHS ENDED JUNE 28, 1997 COMPARED TO THREE MONTHS ENDED JUNE 29, 1996

  Net cash provided by operating activities was $1.8 million for the three months ended June 28, 1997 compared to $2.6 million for the three months ended June 29, 1996. The decrease of $0.8 million was primarily attributable to a decrease in earnings from operations attributable to increased interest expense.

  Net cash used in investing activities was $2.9 million for the three months ended June 28, 1997 compared to $0.3 million for the three months ended June 29, 1996. The $2.6 million increase was primarily attributable to the $2.2 million business acquisition on June 20, 1997 and $0.3 increase in fixed asset additions.

 Liquidity

  Subsequent to the Offering, the Company's liquidity needs should arise from working capital requirements, capital expenditures and debt service. As of June 28, 1997, the Company's outstanding indebtedness is $92.9 million, consisting of $90.0 million principal amount of the senior subordinated notes and $2.9 million of other borrowings. The Company amended the Revolving Credit Facility subsequent to the Offering to augment its liquidity requirements by increasing the size of the facility to $20.0 million. Borrowings under the Revolving Credit Facility may be used for general and other corporate purposes. To date, the Company has not used any amounts under the Revolving Credit Facility.

  The Company, Windward and the members of the Windward Group have been engaged in discussions regarding the payment of a financing fee to members of the Windward Group in connection with the Recapitalization. On October 28, 1997, the disinterested members of the board of directors of HCC voted unanimously to pay Windward a $1.25 million financing fee in connection with the Recapitalization. The fee will be accounted for as a non-recurring charge against earnings from operations in the period when incurred.

 Debt Service

  Subsequent to the Offering, the Company has $90.0 million in senior subordinated note indebtedness. Interest expense will have a greater proportionate impact on net income in subsequent periods in comparison with the periods before the Recapitalization. The Company is not subject to any amortization requirements under the Notes prior to maturity.

 Future Financing and Cash Flows

  The Company believes that cash flow from operations and the availability of borrowings under the Revolving Credit Facility will provide adequate funds for ongoing operations, planned capital expenditures and debt service during the term of such facility. To the extent certain performance thresholds with respect to the Contingent Notes and Contingent Bonuses are met, and such obligations become vested, the Company believes that cash flow from operations and the availability of borrowings will be sufficient to fund such obligations.

 Capital Expenditures

  The Company's historical capital expenditures have substantially resulted from investments in equipment to augment the Company's manufacturing capacity and implement its strategy of vertical integration. The Company's capital expenditures were $1.2 million, $2.0 million and $3.4 million for fiscal 1995, 1996 and 1997, respectively. Capital expenditures in the first quarter of 1997 were $0.7 million.

  The Company's expenses for plant and equipment maintenance are approximately $0.6 million annually. These maintenance costs are not treated as capital expenditures.

  Capital expenditures for fiscal 1998 are expected to relate principally to continuing investments in equipment to expand manufacturing capacity in machining, glass production, sealing and plating, as well as automation equipment to lower production costs on the high volume production lines. Expected capital expenditures for fiscal 1998 are approximately $3.5 million and will be financed through working capital and the Revolving Credit Facility.

 Recent Acquisition

  On June 20, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of a glass-to-metal sealing company. The purchase price included $2.1 million in cash and a contingent payment of $400,000 based upon the volume of business retained in the immediately subsequent 18 month period. In its last fiscal year of operations, the acquired company generated sales of approximately $3.2 million.

 Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". The standard establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Disclosure of comprehensive income and its components will be required beginning with the Company's fiscal year ending 1999.

  Also in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". The standard requires that companies disclose "operating segments" based on the way management disaggregates the company for making internal operating decisions. The new rules will be effective for the Company's 1999 fiscal year end. The Company has not evaluated the impact, if any, of the new standard.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on December 3, 1997; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

  As of the date of this Prospectus, $90.0 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about November 3, 1997, to all holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer."

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not therefore accepted for exchange, upon the occurrence of any of the events specified below under "-- Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must (i) transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to IBJ Schroder Bank & Trust Company, as Exchange Agent, at the address set forth below under "-- Exchange Agent", or (ii) if such Old Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Old Notes may transmit an Agent's Message (defined herein) to the Exchange Agent in lieu of the Letter of Transmittal, in either case on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or
(ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, along with the Letter of Transmittal or an Agent's Message, as the case may be, must be received by the

Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted to the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the tendering Participant (defined herein) that such Participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such Participant.

  THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below) in the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly exercised by, the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Issuer or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to the Company that such holder is not engaged in, or intends to engage in, a distribution of the New Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-marking activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. From and including November 3, 1997 until but excluding the date of consummation of the Exchange Offer, the Old Notes will bear interest at 11 1/4% per annum (increasing at .5% per annum at the end of each 90-day period following November 3, 1997, but in no event will the interest rate exceed 12 3/4%) payable in cash semiannually in arrears on May 15 and November 15 commencing November 15, 1997. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from May 6, 1997. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from May 6, 1997. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from May 6, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents or, in the case of a Book-Entry Confirmation, an Agent's Message in lieu thereof. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount at maturity than the holder desired to exchange, such unaccepted or non-exchanged Old Notes will be returned without expenses to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order of decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the (Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Issuer) giving rise to any event described above, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

  The foregoing conditions are for sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

  IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        Delivery To: IBJ Schroder Bank & Trust Company, Exchange Agent

   By Registered or Certified Mail:           By Overnight Courier or Hand:


   IBJ Schroder Bank & Trust Company        IBJ Schroder Bank & Trust Company
              P.O. Box 84                           One State Street
         Bowling Green Station                  New York, New York 10004
    New York, New York 100274-0084


       Attention: Reorganization            Attention: Securities Processing
         Operations Department                 Window Subcellar One (SC-1)


                                 By Facsimile:
                                (212) 858-2611

                             Confirm by Telephone:
                                (212) 858-2103

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

  The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $250,000.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Registration Rights." Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The Offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws the Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                                   BUSINESS

GENERAL

  The Company is the largest custom manufacturer of high precision hermetically sealed electronic connection devices in the United States. High precision hermetic seals are used primarily to permit the flow of electricity across a barrier used to separate different atmospheric media (such as gas or liquid to air or vacuum) existing on opposite sides of the barrier. The hermetic seals manufactured by the Company generally fall into four categories--terminals, headers, connectors and microelectronic packages. A "terminal" is a device characterized by having only a single contact pin, while a "header" has multiple contact pins inserted in a frame. A "connector" is a type of terminal or header which can be mechanically coupled to or uncoupled from another connection. A "microelectronic package" is a container for thick and thin film substrates onto which hybrid circuitry has been etched. The Company operates in the premium segment of the market by providing high precision glass-to-metal seals, custom designed to meet specific customer requirements. Each GTMS generally consists of a metal body or housing, metal contact pins, and an insulator fabricated from glass, ceramic or glass/ceramic mixtures. GTMS range in size from a two foot long, eight inch diameter cylindrical connector utilized for through-hull communication links for nuclear submarines, to a 40/1000 inch outside diameter (12/1000 inch inside diameter) implant to measure pressure in the heart chamber.

  The Company believes that it has been an industry leader in the design and manufacture of GTMS since it developed its GTMS process in 1945. The Company has developed over 75,000 different configurations, primarily for the following industries: (1) automotive (for use in, for example, the initiators in airbags and seat belt pretensioners); (2) aerospace and military electronics (for use in, for example, gyro guidance devices, flight instrumentation, jet engine controls, and space suit controls); (3) test and measurement (for use in, for example, temperature and pressure transducers, infrared detection instrumentation, electro-optical devices and fuel injection monitoring devices); (4) medical electronics (for use in, for example, pacemakers, kidney dialysis machines and devices for monitoring vital life signs); (5) telecommunications (for use in, for example, coaxial cables); and
(6) energy (for use in, for example, oil drilling equipment and down-hole logging instrumentation and for conventional and nuclear electric power generating plants).

  Approximately 70% of the Company's consolidated sales for fiscal 1997 were to customers with which the Company had contractual agreements, sole source relationships, letters of intent or long-term purchase orders. A substantial portion of these business relationships are informal and certain of the Company's contractual arrangements may be terminated at will by the customer. See "Risk Factors--Dependence on Key Customers and Contractual Relationships." The Company's sales have grown at a compound annual growth rate of 15% over the last five years.

  While a substantial portion of the Company's growth over the last several years has come from sales to the automotive industry, particularly hermetically sealed connectors for use in airbag initiators, the Company has also recognized consistent growth in its sales of GTMS products to the aerospace, petrochemical and general industrial markets. EBIT and EBITDA margins have averaged 15% and 18%, respectively, over the last three years. The Company believes this has been the result of its commitment to customer service, development of close working relationships with many of its customers and the value-added nature of its products.

COMPETITIVE STRENGTHS

  The Company believes that it has the following competitive strengths:

  Long-Term Customer Relationships. Many of the Company's customers, including SDI and TRW, have been customers for over ten years. The Company believes that both automotive and aerospace OEMs continue to seek long-term partnerships with fewer core suppliers. The Company's relationships are strengthened by the fact that many of its arrangements with its customers provide for the Company to act as the sole source of supply for the customer. The Company estimates that approximately 70% of the Company's consolidated sales for fiscal year 1997 were from contractual agreements, sole source relationships, letters of intent or long-term purchase orders.

  Market Leadership. A number of the Company's products hold leading market positions in their respective niche markets. The Company currently believes based upon internal estimates that it produces hermetically sealed products for approximately 50% of the airbag initiators produced in the U.S. The Company believes, based upon long-term relationships with ICI and SDI, that it is well positioned to continue to increase its market share, as well as expand its sales internationally.

  Commitment to Quality and Service. The Company believes that its commitment to provide consistent, high quality products and services and flexible manufacturing and custom designed products at competitive prices, forms the basis for its strong and diversified customer relationships. The Company manufactures most of its parts to specific customer requirements. The Company utilizes Statistical Process Control, Design Failure Mode Effects Analysis, Process Failure Mode Analysis, and a strict adherence to complete manufacturing documentation in order to manufacture high quality products for internal use as well as external customer sales. The Company believes that its knowledge and use of these procedures give the Company a competitive advantage. Sealtron became registered to ISO 9001 in September 1996. Hermetic and Glasseal expect to be registered to ISO 9001 within twelve months and to be registered to QS 9000 (the automotive standard) within 24 months.

  Proprietary Technology. The Company operates in the automotive, aerospace and general industrial technologies markets in which products typically require sophisticated engineering and production techniques. The Company designs and manufactures new products to fulfill customer needs, and has developed proprietary manufacturing technology since its founding in 1945. The Company believes that this proprietary technology helps enable it to attract and retain customers who require customized, high tolerance products. The Company estimates that it has produced over 75,000 different variations of GTMS.

  Low Cost Operations. The Company believes that its extensive "in-house" capabilities and vertical integration are competitive advantages that have allowed it to become a low cost producer. By controlling the tolerance of the component parts, the Company has been able to reduce scrap and to increase the yields of its products. Furthermore, the Company is continually developing and assessing its programs designed to increase efficiency and enhance economies of scale in order to further reduce costs.

  Diverse Products and Customers. The Company has a diverse customer base, with sales of numerous product variations to approximately 1,200 customers in fiscal 1997. Sales to SDI, the Company's largest customer, accounted for approximately 27% of the Company's consolidated sales for the fiscal year ended March 29, 1997. Over the past several years, the Company has recognized consistent growth in sales of GTMS products to the automotive, aerospace and general industrial markets.

BUSINESS STRATEGY

  The Company's strategy is to expand its business through:

  Focusing on Core Strengths. The Company continues to focus on what it believes are its core strengths and to invest in those businesses that are consistent with those strengths and which exhibit high growth potential. Core strengths include the timely custom design and manufacturing of high tolerance, high reliability components and the effective program management of long term contracts and supply agreements.

  Leveraging Customer Relationships. The Company works closely with its customers to jointly develop and design new products and to improve the performance and lower the cost of the Company's customers' products. The Company has sole source supply contracts, shares product development, and enters into other teaming arrangements with its key customers to further strengthen and broaden its relationships. The Company believes that this strategy, together with the successful performance under existing contracts has led to additional long-term business from key existing customers and new customers.

  Pursuing Selective Acquisitions. The Company intends to pursue selective acquisitions and to add products and capabilities that are complementary to its existing operations. Priority is expected to be given to acquiring businesses whose products can be manufactured in the Company's existing facilities ("fold-in" acquisitions). The Company's operations are characterized by a relatively high level of operating leverage; therefore, such fold-in acquisitions should allow the Company to allocate costs across broader synergistic product lines and represent additional volume through the Company's existing facilities which should provide opportunities to improve profitability.

  Expanding Internationally. The Company is considering the expansion of its operations in Europe. The primary motivation in a geographic expansion would most likely be to service the growth of its current customers' operations as they expand their production operations abroad.

INDUSTRIES

  The Company estimates the total size of the GTMS market to be $600 million, with approximately one-half estimated to be the specialized, high precision segments in which the Company competes. The Company believes based upon internal analysis that the market for high-end hermetically sealed products is extremely fragmented, with no other competitor offering the same breadth of products as the Company. The Company believes that its focus on the high-end, custom segment of the GTMS market enables it to achieve higher margins.

  The Company sells its products to four principal industries: (i) the automotive parts industry for use in airbag initiators, automotive crash sensors, climate control devices and anti-lock braking systems; (ii) the aerospace industry for use primarily in commercial and military aviation and electronics; (iii) general industry for use primarily in process control, and other industrial, medical and telecommunications applications; and (iv) the petrochemical industry, for use primarily in oil and gas downhole analysis equipment. See "Risk Factors--Industry Risks."

 Automotive

  The Company provides GTMS products used in initiators for airbag devices. At present, each airbag device requires at least one initiator (the device that deploys the airbag). The automotive airbag industry has undergone dynamic growth over the recent past stemming from increased consumer demand for automotive safety devices and federal regulations requiring such devices. Currently, regulations adopted by the National Highway Traffic Safety Administration require that airbags be the automatic frontal crash protection system used for both the driver and front passenger in at least 95% of passenger automobiles manufactured from September 1, 1996 to August 31, 1997 for sale in the U.S., and in 100% of passenger automobiles manufactured thereafter. For light trucks and vans, the regulations require that airbags be the automatic frontal crash protection system used for at least the driver in no less than 80% of light trucks and vans manufactured from September 1, 1997 to August 31, 1998 for sale in the U.S., and for both the driver and front passenger in 100% of light trucks and vans manufactured thereafter.

  From model years 1993 to 1995, worldwide airbag production grew from 15.0 million to 40.0 million units, according to EIU. Further, according to EIU worldwide airbag demand is expected to increase to 104 million units by 2005, a CAGR of 10% from 1995 to 2005. Growth in airbag installations is expected to continue beyond the turn of the century due to the full penetration of driver-side and passenger-side front-seat airbags and increased penetration of side impact and other types of airbags and increased rate of foreign installations. In addition to driver and passenger airbags, many auto makers are moving toward a full protection system which would also include side impact airbags and seat belt pretensioners. These systems also require initiators. According to EIU, the domestic use of side airbags is projected to increase from zero units in 1995 to approximately 21 million units in 2005.

  Although not mandated by law, initiator-based safety systems are also employed in automobiles produced and sold in Europe and Asia, although fewer than in the U.S. The systems utilized in Europe and Asia include airbag systems similar to those in use in the U.S. and seat-belt pretensioners that employ initiators. While the majority of airbag initiators manufactured for use in cars outside the U.S. employ plastic initiators, there is a trend toward using GTMS in such products due to their increased reliability.

 Commercial and Military Aviation and Electronics

  The Company provides hermetic seals that are used for a number of different applications in commercial and military aviation and electronics, primarily to protect guidance and sensor devices from the effects of changes in atmospheric conditions. The Company believes based upon internal estimates that GTMS products are utilized in almost every model of commercial aircraft currently in production and its customers include essentially all major aerospace suppliers. The Company's sales to the aerospace industry are dependent to a certain extent on new construction of commercial and military aircraft. The Company competes with a number of different suppliers in this market, based on quality, delivery and price.

  According to a report prepared by an aviation industry source, worldwide air travel is expected to grow 75% for the period 1996 to 2006, and at a CAGR of 5.5% over the period 1996 to 2016. Such report also estimates total investment in new airplanes over this period at $1.1 trillion and estimates the world fleet to grow from 11,500 airplanes in 1996 to 23,000 airplanes in 2016. The Company believes the above-referenced report is complete and accurate, but is not relying upon the preparer of such report as an expert.

 General and Industrial

  The Company provides GTMS used in pressure and temperature transducers (sensors), industrial process control equipment, capacitor end-seals for electronic devices and other industrial, medical and telecommunications applications to a number of manufacturers. The Company believes that its ability to help customers develop products to meet demanding specifications allow for significant opportunities within this market segment, including those customers not currently served by the Company's products. The Company also believes that the increased sophistication of equipment and increased level of automation being used in industrial applications will increase demand for GTMS products.

 Petrochemical

  The Company provides GTMS used for down-hole logging equipment in the oil and gas industry primarily under long-term contracts to oil field equipment and service companies. The Company's sales to this industry during any period are somewhat dependent on the current level of exploration and drilling in the oil and gas industry and current demand for and price of crude oil. The Company believes that it is one of only two significant providers of GTMS to this industry. The Company expects that the trend toward more sophisticated measurement-while-drilling equipment in the petrochemical industry is likely to lead to more demand for the Company's products.

CUSTOMERS AND APPLICATIONS

  In the past year, the Company has sold products to over 1,200 customers. Approximately 80% of the Company's consolidated sales are represented by the Company's top 88 customers. The Company's largest customer, SDI (a maker of airbag initiators), represented approximately 27% of consolidated sales for the fiscal year ended March 29, 1997. The Company's ten largest customers accounted for approximately 47% of net sales for fiscal year 1997.

  Approximately 70% of the Company's consolidated sales for fiscal year 1997 were to customers with which the Company had contractual agreements, sole source relationships, letters of intent or long-term purchase orders. The Company only begins to manufacture products upon receipt of a purchase order. Approximately 41% of the Company's consolidated sales for fiscal year 1997 are to automotive parts suppliers, primarily makers of airbag initiators such as SDI and ICI. The Company's relationship with SDI includes a five-year contract through the year 1999 to produce at least 75% of SDI's GTMS for its initiators provided the Company maintains pricing and quality which are generally equivalent to or better than other suppliers. The Company believes that it currently provides nearly all of SDI's GTMS components. SDI has recently announced its intention to internally produce 100,000 glass-to-metal seal units per week in partial substitution of the glass-to-metal seal units supplied to SDI by the Company. In addition, SDI is seeking to renegotiate the terms of its contract with the Company, including with respect to price and the minimum percentage of glass-to-metal seal units SDI must buy from the Company. Pursuant to many of its long-term contracts the Company has the ability to renegotiate its prices if the Company experiences material cost increases for raw materials. See "Risk Factors--Dependence on Key Customers and Contractual Relationships."

  The following table sets forth the Company's principal end-user markets, certain applications for its products and certain of the Company's customers in fiscal year 1997.

End Markets             Automotive          Aerospace           Industrial/Petrochemical
-----------             ----------          ---------           ------------------------
Applications:           Airbag              Jet Engine          Process Control Sensors
                         Initiators          Monitors           Down Hole Drilling Sensors
                        Crash Sensors       Avionics            Lithium Batteries
                        Thermistors         Fuel Gauge          Telecommunication
                        Airbag Pressure      Indicators          Switching Devices
                         Switches           Temperature         Hybrid Circuit Packaging
                        ABS                  Sensors
                        Variable Speed      De-icing Sensors
                         Transmission       Air Speed
                        Controls            Indicators
------------------------------------------------------------------------------------------

Customers*:             SDI                 Allied Signal       ABB
                        ICI                 Rosemount           Baker-Hughes
                        TRW                  Aerospace          Schlumberger
                                            Honeywell           Halliburton
                                            Hughes              Western Atlas
                                            Litton              Kemet
                                            Eaton               Sprague
                                                                Sawtek
                                                                Omni Rel
                                                                Power Conversion, Inc.
------------------------------------------------------------------------------------------
Specific example of     Airbag initiator    Temperature Sensors High pressure electrical
 product application:                                           bulkheads for down-hole
                                                                use (oil exploration)

 What the product does: Electric current    Passes electric     Carries electrical signals
                        flows from crash    current from        between geological
                        sensor through      sensors that detect formation measurement
                        initiator to begin  excessive heat      tools and sensors
                        inflation of the    and/or fire in
                        airbag.             aircraft

 Result:                Airbag is inflated  Warning signal and  Allows precise measurement
                        in approximately 6  automatic release   of geology while
                        to 14 milliseconds  of fire retardant   protecting sensitive
                                                                equipment from extreme
                                                                heat and pressure

--------
* Other than SDI, ICI and TRW, all of the customers listed represented individually less than 4% of the Company's consolidated sales for fiscal year 1997.

MANUFACTURING PROCESS

  A GTMS is made by assembling three sets of component parts (metal contacts or pins, glass bead(s) and an outer metal housing or shell) on a graphite fixture. This assembly is put through a controlled atmosphere furnace at approximately 1,800 degrees Fahrenheit until the glass becomes molten. The graphite fixture is used to hold the components in place while the glass is molten. As the assembly cools, a physical and chemical bond is formed between the glass and the shell as well as the glass and the pin, thus forming a hermetic seal.

                                  [GRAPHICS]

  The Company believes that its extensive "in-house" capabilities are a key competitive advantage that has allowed it to become a low cost producer. By specifically controlling the tolerance of the component parts, the Company believes that it is able to increase the end yields of its product. This attention to quality throughout the manufacturing process also helps to ensure the timely delivery of its products. It also enables the Company to respond very quickly to prototype and new product development opportunities.

  The Company manufactures most of its parts to specific customer requirements. All three of the Company's operating subsidiaries use Computer Aided Design ("CAD") to produce the drawings and specifications required by the customer. The Company estimates that it has produced over 75,000 different variations of GTMS since 1945. This extensive library of designs enables the Company to suggest design changes to its customers that reduce manufacturing costs without sacrificing quality and therefore reduce the cost to the customer (value engineering). The Company has a staff of 30 engineers who work with sales people to provide solutions to customers' problems.

  The Company has made a significant investment in Computer Numerically Controlled ("CNC") machine tools in order to manufacture the metal shells and pins to demanding customer specifications. The Company also machines most of its own graphite fixtures thereby allowing it to maintain process quality. Many of the glass preforms used in the Company's products are manufactured internally as well. The Company is preparing to embark on a program to significantly expand its glass manufacturing capability.

This may also allow the Company to sell glass to outside customers as an additional source of revenues. The Company has many proprietary formulas for glass and glass/ceramic mixtures that it has developed in over 50 years of manufacturing.

  The Company utilizes Statistical Process Control ("SPC"), Design Failure Mode Effects Analysis, Process Failure Mode Effects Analysis and a strict adherence to complete manufacturing documentation in order to manufacture high quality products for internal use as well as external customer sales. The Company believes that its knowledge and use of these procedures give the Company a competitive advantage. Sealtron became registered to ISO 9001 in September 1996. Hermetic and Glasseal expect to be registered to ISO 9001 within twelve months and to be registered to QS 9000 (the automotive standard) within 24 months. The ISO 9001 registration, an international standard of quality, should facilitate business expansion in Europe.

MARKETING AND SALES

  The Company's products are marketed throughout the United States to customers in a wide variety of industries, both by Company-employed salespersons, who work out of the Company's plants, and by a number of independent regional manufacturers' sale representatives. The 14 Company-employed salespersons receive a base salary plus bonus potential. Sales in Europe are through a two person office in Northhampton, England. As part of the Company's growth strategy, the Company believes that it can capture an increasing share of the business outside the United States. Economic, political, governmental and regulatory conditions in such international markets could adversely affect the Company's ability to successfully enter or operate in such markets. Therefore, no assurances can be given that the Company's attempts to expand its business into such international markets will be successful. The Company currently has 18 independent regional manufacturers-sales representatives spread geographically across the U.S. and Europe. These representatives, who do not exclusively sell the Company's products, are remunerated on a commission basis. The Company believes there is a significant opportunity to increase its sales through expansion of its sales and distribution efforts, both within the markets it currently serves and in new markets.

COMPETITION

  The Company believes based upon internal analysis that most of the Company's competitors in the GTMS sector of the industry in which it competes are smaller and have less technological and manufacturing expertise than the Company. The Company believes that it occupies a favorable competitive position because of its experience in engineering and production techniques. Price has generally been a less significant competitive factor than the quality and design of the GTMS because their cost typically is a small percentage of the total cost of the end products in which they are used and because of the importance of the uses to which many of the Company's products are put. In addition, products for airbag initiators are qualified for particular new automotive models and new products are subject to design and process verification testing (prior to which there are no sales) which typically takes 8 to 24 months and therefore helps to inhibit new entry into the market. The Company is currently qualified to supply all of SDI's initiators and is qualified to supply or is in process verification testing on all of ICI's initiators.

BACKLOG

  As of September 27, 1997, the Company had a backlog of $28.2 million. As of March 29, 1997, the Company had a backlog of $28.8 million as compared to $24.3 million as of March 30, 1996. The Company has historically maintained a strong backlog of orders. The Company sells a majority of its products pursuant to contractual agreements, sole source relationships, letters of intent or long-term purchase orders, each of which may permit early termination by the customer. However, due to the specialized, highly engineered nature of the Company's product, it is not practical in many cases for customers to shift their business to other suppliers without incurring significant switching and opportunity costs.

EMPLOYEES

  At September 27, 1997, the Company had approximately 740 employees, substantially all of whom were located in the United States. None of the Company's employees is subject to a union contract. The hourly workers employed by Sealtron had been subject to a collective-bargaining agreement between the Company and the United Paperworkers International Union, Local No. 7350, a union affiliated with the AFL-CIO. On February 28, 1997, the union was decertified. The Company has not had a strike in over 30 years and considers its relations with its employees to be satisfactory.

RAW MATERIALS

  The Company obtains raw materials, component parts and supplies from a variety of sources and generally from more than one supplier. The Company's principal raw materials are steel and glass. The Company's suppliers and sources of raw materials are based in the United States and the Company believes that its sources are adequate for its needs for the foreseeable future. The loss of any one supplier would not have a material adverse effect on the Company's financial condition or results of operations.

ENVIRONMENTAL MATTERS

  The Company's operations are subject to numerous Environmental Laws, including those regulating air emissions and discharges to water, and the storage, handling and disposal of solid and hazardous waste. The Company believes that it is in substantial compliance with such laws and regulations. Because Environmental Laws are becoming increasingly more stringent, the Company's environmental capital expenditures and costs for environmental compliance may increase in the future.

  Under certain Environmental Laws, in particular CERCLA, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Generally, liability under CERCLA is joint and several and remediation can extend to properties owned by third parties. Persons who arrange for the disposal or treatment of hazardous or toxic substances or otherwise cause the release of such substances into the environment may also be liable under such laws for the costs of removal or remediation of such substances at a disposal or treatment facility or other location where the substances have migrated or come to be located, whether or not such facility or location is or ever was operated by such person and regardless of whether the method of disposal or treatment was legal at the time. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for the presence of such hazardous or toxic substances, and the liability under such laws has been interpreted to be strict, joint and several unless the harm is divisible and there is a reasonable basis for the allocation of responsibility. In addition, the presence of hazardous or toxic substances, or the failure to remedy such property properly may adversely affect the market value of the property, as well as the owner's ability to sell or lease the property. The Company has potential liability under Environmental Laws for the remediation of contamination at two of its facilities. See "Risk Factors--Potential Exposure to Environmental Liabilities."

 Rosemead, California

  Past releases of solvents or other hazardous substances at the Company's facility in Rosemead, California may have caused contamination of on-site soil and contributed to on-site and regional groundwater contamination.

  Regional Groundwater Contamination. A portion of the San Gabriel Valley in which the Rosemead facility is located was designated by the EPA as a federal Superfund site in 1984. To facilitate cleanup and improve administration of the site, the EPA subdivided the valley into seven geographically distinct "operable units." The Company has been named as a potentially responsible party ("PRP") under CERCLA for the El Monte Operable Unit. The El Monte Operable Unit underlies the City of El Monte and portions of the Cities of Temple City and Rosemead and has boundaries which are defined roughly by the extent of known solvent contamination in the shallow groundwater. To the extent the Rosemead facility contributed to the regional contamination, such contribution is in connection with alleged spills of the degreasing solvent tetracholoroethylene (PCE) during the period from the 1950's until sometime in the mid-1980's when the Company stopped using this solvent.

  Many other companies are believed to be contributors to the groundwater contamination in the El Monte Operable Unit. The Company and 14 other such companies have formed the Northwest El Monte Community Task Force (the "Task Force") to undertake the investigation of the remediation, to identify other potential contributors and potentially to undertake required remediation. In March of 1995, the Task Force entered into a Consent Administrative Order with the EPA to perform a Remedial Investigation and Feasibility Study (RI/FS) of the operable unit. The RI/FS which began in October of 1995 was originally scheduled for 90 weeks. It presently appears that the RI/FS will not be complete before October 1997. The RI/FS costs of approximately $1.9 million to date have been funded with about one-quarter of the costs coming from governmental entities and the balance paid pursuant to a confidential interim allocation agreement of Task Force members. The interim agreement with respect to the allocation of RI/FS expenses is not binding on any of the participants regarding the allocation of remediation expenses.

  On-site Soil and Groundwater Cleanup Costs. In addition to the Operable Unit Remediation costs, the Company has voluntarily undertaken both on-site soil and groundwater remediation. In 1995, pursuant to a contract with Fero Engineering, the Company installed a soil vapor extraction system which has, to date, reduced contamination in the soil. The system has been functioning for more than twelve months and although it is not possible to determine how long it will take to complete the remediation, the Company and Fero Engineering believe that the system may need to be in place for an additional two to three years at an operating and maintenance cost of $20,000/year.

  Recently, the Company completed a groundwater extraction system in conjunction with its neighbor, Crown City Plating Company. This system extracts contaminated water from below the facility and pumps the water for use in Crown City's manufacturing process prior to discharge to the municipal sanitary sewer. The system has been operational since August 1996 and is designed to capture contaminant flow from under the facility containing and cleaning the groundwater before it impacts the regional groundwater flow. Although the system has been successful, it is premature to determine how long operation of it will be needed to remediate the groundwater to acceptable levels, or if the operation of the system will be discontinued and replaced with a regional groundwater remediation program. The Company estimates the ongoing operating and maintenance costs for this system to be $30,000/year.

  The Company believes that its financial liability with respect to regional groundwater contamination may be substantially reduced by acting on its own initiative to commence early remediation of groundwater contamination on its property.

 Avon, Massachusetts

  The Company's facility in Avon, Massachusetts, currently inactive, was purchased in 1985 and operated as its Hermetite facility until August of 1989 at which time all equipment was removed. Subsequent to its closure, the Company identified significant levels of solvents trichloroethylene ("TCE") and 1,1,1, trichloroethane ("TCA") in the groundwater. Subsurface investigations have delineated a plume of contaminants extending from the facility, beneath the neighboring Den Lea property and into a town public water supply wellfield about 800 feet to the southeast of the property. Since the discovery of contaminants in 1991, the level of contaminants at the facility has decreased. Despite the fact that contaminants continue to move toward the wellfield, the levels at the well field remain within acceptable drinking water standards.

  The Avon property is subject to Massachusetts "Chapter 21E," the state's hazardous site cleanup program. The site was initially classified in the program's "Tier 1A" category, the highest tier based on the proximity to the town wellfield. The property has since been reclassified to a less stringent "Tier 1B" category based on the level of contaminants. Under Tier 1B procedures, the Company may design its own remediation program subject to state oversight, auditing, and scheduling.

  Pursuant to this procedure, the Company, through GZA GeoEnvironmental, Inc., its licensed consultants, designed a pump and treat remediation system which is intended to capture the contaminants before they reach the town wells. In July 1996, the program was approved by the Massachusetts Department of Environmental Protection and the Company entered into an agreement with Environmental Reclamation, Inc. to construct the remediation system. The system has been designed so that its capacity can be expanded to clean the site in less time if desired by increasing the number of extraction wells. The initial cost of the system and the first year of operation and maintenance is $116,000. Construction of the system has been completed and the system has recently become operational. If no additional extraction wells are used, the Company estimates that cleanup could take 20 years at $20,000 per year. Once the system is in place, the Company will determine whether it is cost beneficial to accelerate the cleanup of the site.

  The Company may have to satisfy the claims asserted by its neighbor Den Lea Corporation which owns an adjacent piece of property. In 1992, Den Lea sued the Company for $400,000 in property damage caused by the migrating contamination. In 1993, the suit was withdrawn "without prejudice" based on the Company's assurance that it would remediate the site. The Company has also agreed in early 1996 with Den Lea that it can market its property together with the Company's parcel as a package. However, Den Lea could refile the lawsuit at any time if its efforts to sell its property in the future are unsuccessful.

 Remediation

  It is not presently possible to determine definitively the ultimate cost to the Company for regional groundwater remediation in Rosemead. Such a definitive determination cannot be made until (i) the completion of the RI/FS, and the subsequent selection and approval by regulatory authorities of a remediation strategy and program, if any, which may not be complete for twenty-four to thirty-six months and (ii) an agreement among Task Force members is reached regarding the Company's allocable share of remediation liability. Based on the analysis of environmental engineering consultants, the Company believes its present value cost exposure at the Avon site to be somewhere between $500,000 and approximately $2,500,000, with the upper end estimate based upon the necessity of operating an expanded treatment system for twenty years and including the costs of resolving third party claims. Based upon the analysis of such environmental engineering consultants, the Company has established a $10 million reserve, prior to accounting for taxes, in respect of all such environmental matters.

  Pursuant to the Recapitalization Agreement, the Selling Group has agreed to indemnify the Company with respect to the after-tax costs of contingent environmental and other liabilities, subject to a cap for all indemnified liabilities of $30 million. Pursuant to the Recapitalization Agreement, the Deferred Amount has been escrowed to secure indemnity claims of the Company and others, including with respect to environmental liabilities. Although there can be no assurances, the Company believes that the Deferred Amount should be adequate to cover the costs of the remediation. In the event the Deferred Amount is inadequate to cover the costs of remediation, the Company has been informed by the individual members of the Selling Group that they will draw upon personal funds to cover such excess costs. If the Selling Group has aggregate indemnification liabilities in respect of environmental matters in excess of $30 million, the Company has agreed to indemnify the Selling Group for such claims to the extent such claims exceed $30 million. See "Risk Factors--Potential Exposure to Environmental Liabilities."

  In addition, the Company has insurance that may cover at least a portion of its costs. Presently, 75% of the Company's legal costs are being reimbursed by some of the Company's insurance carriers under a reservation of rights by the Company and the insurance company for the balance of the legal costs.

FACILITIES

  The Company's principal executive offices are owned by the Company and are located in the Hermetic Seal facility located in Rosemead, California. Additionally, the Company has operating facilities in El Monte, California; Lakewood, New Jersey; and Reading, Ohio, as set forth below. The Company also owns approximately 47,400 square feet of plant and office space in Avon, Massachusetts, which is currently vacant.

      Location                                          Owned/Leased Square Feet
      --------                                          ------------ -----------
      Rosemead, CA.....................................    Owned       37,000
      El Monte, CA.....................................    Leased      38,000
      Lakewood, NJ.....................................    Owned       50,000
      Reading, OH......................................    Owned       37,000

LEGAL PROCEEDINGS

  There are various claims and legal proceedings against the Company relating to its operations in the normal course of business, none of which the Company believes is material. The Company generally obtains indemnification agreements from its customers and currently maintains insurance coverage for product liability claims. There can be no assurance that indemnification from its customers and coverage under insurance policies will be adequate to cover any future product liability claims against the Company. In addition, liability insurance coverage is expensive, difficult to maintain and may be unobtainable in the future on acceptable terms. With respect to certain environmental claims against the Company, see "--Environmental Matters."

                                  MANAGEMENT

  The following table sets forth certain information concerning the directors and executive officers of the Company. Each director is elected for a one (1) year term or until such person's successor is duly elected and qualified.

Name                               Age                  Position
----                               ---                  --------
Andrew Goldfarb ..................  49 Chairman, President and Chief Executive
                                       Officer of HCC
Christopher H. Bateman............  45 Director, Vice President and Chief
                                       Financial Officer of HCC
Richard Ferraid...................  41 Director of HCC and President of Glasseal
Robert H. Barton III..............  63 Director of HCC
Gary L. Swenson...................  59 Director of HCC
Noel E. Urben.....................  59 Director of HCC
Thomas J. Sikorski................  35 Director of HCC
John M. Leonis....................  63 Director of HCC

  Mr. Goldfarb joined the Company in 1976 and has served in various capacities and currently serves as the Chairman, Chief Executive Officer and President of HCC. Mr. Goldfarb has been a director of the Company since 1979.

  Mr. Bateman joined the Company in 1986 from Touche Ross & Co. and has served in various capacities and currently serves as a Vice President and the Chief Financial Officer of HCC. Mr. Bateman has been a director of the Company since 1989.

  Mr. Ferraid joined the Company in 1992 and has served in various capacities and currently serves as the President of Glasseal. Mr. Ferraid became a director of the Company in February 1997 following the consummation of the Recapitalization. Mr. Ferraid previously worked at Electrical Industries, a competitor of the Company. Mr. Ferraid has 18 years of experience in the GTMS industry.

  Mr. Barton was elected a director of HCC in February 1997 following the consummation of the Recapitalization. Mr. Barton was elected Chairman of French Holdings, Inc. in October 1996 and Chairman and CEO of American Bumper Mfg. in April 1997. Mr. Barton was Chief Executive Officer of Alcoa Fujikura Ltd. from May 1984 to December 1996. He currently serves on the Board of Directors of and as senior advisor to Alcoa Fujikura Ltd., and serves on the Board of Directors of J.L. French Corporation.

  Mr. Swenson was elected a director of HCC in February 1997 following the consummation of the Recapitalization. Mr. Swenson has been President and Senior Managing Director of Windward Capital Partners, L.P. since its founding in 1994, and was a Managing Director at CS First Boston Corporation from 1974 to 1994. Mr. Swenson currently serves on the Board of Directors of J.L. French Corporation and Furr's Supermarkets, Inc. Mr. Swenson is Mr. Sikorski's father-in-law.

  Mr. Urben was elected a director of HCC in February 1997 following the consummation of the Recapitalization. Mr. Urben has been a Senior Managing Director at Windward Capital Partners, L.P. since 1995, and prior to that he was the President and a director of BT Capital Corporation. Mr. Urben currently serves on the Board of Directors of Strouds, Inc., Tycom Corporation and J.L. French Corporation.

  Mr. Sikorski was elected a director of HCC in February 1997 following the consummation of the Recapitalization. Mr. Sikorski has been a Managing Director of Windward Capital Partners, L.P. since its founding in 1994. Prior to joining Windward Capital Partners, L.P., Mr. Sikorski was Director of Private Equity Investments at MetLife from 1992 to 1994 and prior to that was a Vice President in the Leveraged Buyout Group at the First Boston Corporation from 1986 to 1992. Mr. Sikorski currently serves on the Board of Directors of Furr's Supermarkets, Inc. and Coating Technologies International. Mr. Sikorski is Mr. Swenson's son-in-law.

  Mr. Leonis was elected a director of HCC in July 1997. Mr. Leonis is currently chairman of the Board of Directors and Chief Executive Officer of Litton Industries, Inc. Mr. Leonis has worked at Litton Industries, Inc. in various capacities for 36 years. Mr. Leonis currently serves as a member of the Board of Directors of the Los Angeles World Affairs Council and Town Hall, and a member of the Board of Governors of the Aerospace Industries Association.

EXECUTIVE COMPENSATION

  The following table sets forth the total value of compensation received by the Chief Executive Officer and the two most highly compensated executive officers, other than the Chief Executive Officer, who served as executive officers of the Company as of March 29, 1997 (collectively with the Chief Executive Officer, the "Named Executive Officers") for services rendered in all capacities to the Company for the year ended March 29, 1997.

                        SUMMARY COMPENSATION TABLE(/1/)

                                                       LONG-TERM
                                                      COMPENSATION
                                                      ------------
                                                       NUMBER OF
                                  ANNUAL COMPENSATION SECURITIES
                                  ------------------- UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY    BONUS    OPTIONS (#)  COMPENSATION(/2/)
---------------------------  ---- -------- ---------- ------------ -----------------
Andrew Goldfarb.........     1997 $462,467 $     --        --           $25,319
 Chairman of the Board       1996 $485,362 $2,545,000      --           $15,362
 of Directors, Chief Ex-     1995 $468,028 $  825,000      --           $95,801
 ecutive Officer and
 President of HCC

Christopher Bateman.....     1997 $200,575 $     --      3,195          $20,108
 Chief Financial Officer     1996 $200,000 $  642,500      --           $17,020
 and Vice President          1995 $193,009 $  207,500      --           $58,548
 of HCC

Richard Ferraid.........     1997 $200,000 $   75,000    3,590          $13,608
 President of Glasseal       1996 $148,438 $  250,000      --           $13,464
                             1995 $ 96,563 $  100,000      --           $13,420

--------
(/1/) None of the executive officers has received perquisites the value of which exceeded the lesser of $50,000 or 10% of the salary and bonus of such executive officer.

(/2/) For 1997, all other compensation included the following amounts: Mr.
      Goldfarb, $6,000 of Company contributions into the Company's 401(k) plan, $1,677 for automobile allowance and $17,642 for allocated life insurance; Mr. Bateman, $6,000 for Company contributions into the Company's 401(k) plan, $12,088 for automobile allowance and $2,020 for allocated life insurance; Mr. Ferraid, $6,000 for Company contributions into the Company's 401(k) plan, $7,200 for automobile allowance and $408 for allocated life insurance.

                            GRANTS OF STOCK OPTIONS

  The following table sets forth information concerning the award of stock options to the Named Executive Officers during the fiscal year ended March 29, 1997 pursuant to the Company's 1997 Stock Option Plan ("Option Plan").

                                            OPTION GRANTS IN LAST FISCAL YEAR
                         --------------------------------------------------------------------------
                                                INDIVIDUAL GRANTS
                         ------------------------------------------------------------------
                          NUMBER OF                                                          GRANT
                         SECURITIES    % OF TOTAL OPTIONS                                    DATE
                         UNDERLYING        GRANTED TO                                       PRESENT
                           OPTIONS        EMPLOYEES IN    EXERCISE PRICE     EXPIRATION      VALUE
NAME                     GRANTED (#)      FISCAL YEAR         ($/SH)            DATE          ($)
----                     -----------   ------------------ --------------  ----------------- -------
Christopher Bateman.....    1,220(/1/)        7.2             370.49(/2/) February 13, 2007 120,780(/3/)
                            1,185(/4/)        7.0             370.49(/2/) February 13, 2007 117,315(/3/)
                              790(/5/)        4.6             370.49(/2/) February 13, 2007  78,210(/3/)

Richard Ferraid.........    1,220(/1/)        7.2             370.49(/2/) February 13, 2007 120,780(/3/)
                            1,185(/4/)        7.0             370.49(/2/) February 13, 2007 117,315(/3/)
                            1,185(/5/)        7.0             370.49(/2/) February 13, 2007 117,315(/3/)

--------
(/1/) These options are subject to a vesting schedule that generally provides for each option to vest 20% per year over five years commencing on the first anniversary of the date of grant if the Company attains specified annual or cumulative earnings targets set forth in the Option Plan. All options automatically vest on the seventh anniversary of the date of grant regardless of whether the performance criteria are achieved.

(/2/) All options have an exercise price equal to the fair value of common stock at the date of grant ($370.49 per share).

(/3/) The grant date value of each option granted was estimated to be $99 using the minimum value method with the following assumptions (i) risk-free interest rate of 6.25%, (ii) expected option life of five years, (iii) forfeiture rate of 0 and (iv) no expected dividends.

(/4/) These options are subject to a vesting schedule based on a change in control in which the Windward Group realizes a 30% compounded annual rate of return on its equity investment in the Company, as defined in the Option Plan. All options will automatically vest on the seventh anniversary of the date of grant regardless of whether the performance criteria are achieved.

(/5/) These options are subject to a vesting schedule based on a change in control in which the Windward Group realizes a 40% compounded annual rate of return on its equity investment in the Company, as defined in the Option Plan. All options will automatically vest on the seventh anniversary of the date of grant regardless of whether the performance criteria are achieved.

  The following table sets forth information concerning the fiscal year-end value of unexercised options held by the Named Executive Officers. The Named Executive Officers did not exercise any options during the fiscal year ended March 29, 1997.

                                                FY-END OPTION VALUE
                                    --------------------------------------------
                                     NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                    UNDERLYING UNEXERCISED     IN-THE-MONEY
                                    OPTIONS AT FY-END (#)  OPTIONS AT FY-END ($)
                                         EXERCISABLE/          EXERCISABLE/
NAME                                    UNEXERCISABLE          UNEXERCISABLE
----                                ---------------------- ---------------------
Christopher Bateman................        0/3,195               0/0(/1/)
Richard Ferraid....................        0/3,590               0/0(/1/)

--------
(/1/As)of March 29, 1997, the fair market value of a share of Common Stock did not exceed the exercise price per share of the options held by the Named Executive Officers.

                     LONG-TERM INCENTIVE PLAN COMPENSATION

  The following table sets forth information concerning awards during the fiscal year ended March 29, 1997 to each of the Named Executive Officers under the Company's Contingent Bonus Plan ("Bonus Plan").

                           LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
                          ------------------------------------------------------
                                                               ESTIMATED FUTURE
                                                                 PAYOUTS UNDER
                                                                  NON-STOCK-
                                                               PRICE-BASED PLANS
                                                               -----------------
                                              PERFORMANCE OR
                          NUMBER OF SHARES,    OTHER PERIOD
                           UNITS OR OTHER    UNTIL MATURATION       TARGET
NAME                       RIGHTS (#)(/1/)      OR PAYOUT             ($)
----                      ----------------- ------------------ -----------------
Christopher Bateman......       6.25          June 30, 1999        $375,000
                                6.25        September 30, 2000     $375,000
Richard Ferraid..........        7.5          June 30, 1999        $450,000
                                 7.5        September 30, 2000     $450,000

--------
(/1/) Each Bonus Unit represents an interest in the bonus pool of $6.0 million.
      Half of the contingent bonuses vest upon the Company obtaining $22.0 million of Operating EBITDA (as defined in the Bonus Plan) on a latest twelve month basis within 15 months beginning on the first day of the Company's 1998 fiscal year and the remaining half vest upon the Company obtaining $28.0 million of Operating EBITDA on a latest twelve month basis within 30 months beginning on the first day of the Company's 1998 fiscal year. In addition, if the Company completes an initial public offering (an "IPO") or sale resulting in a Change in Control (as defined in the Bonus Plan) (a "Sale Event") within 30 months of March 31, 1997 any unvested contingent bonuses will vest in their entirety and become redeemable at par if (a) the equity market capitalization of the Company is greater than $175 million for 20 consecutive trading days subsequent to the IPO (but prior to 30 months from March 31, 1997) or if the equity valuation in the sale (after certain specified adjustments) is greater than $175 million. Vested contingent bonuses become due and payable on the third anniversary of the applicable vesting date and will bear interest at 10% per annum (payable semi-annually in arrears) from each applicable vesting date until paid in full. Pursuant to the Bonus Plan, all of an employee's Bonus Units terminate immediately when such employee ceases to be employed by the Company, unless such employment ceases due to such employee's death or disability, in which case such employee will be vested in a portion of such employee's Bonus Units.

EMPLOYMENT AGREEMENTS

  In February, 1997, Andrew Goldfarb, Christopher Bateman and Richard Ferraid each entered into an employment agreement with HCC (the "Employment Agreements"). Pursuant to the Employment Agreements, such executives will be employed by HCC until April 1, 1999 (April 2000 in the case of Mr. Goldfarb) provided that HCC may terminate such executive by reason of disability, death or for good cause (as defined in the Employment Agreements). Upon termination by the Company for reasons other than death, disability or good cause, the Executive will be entitled to receive salary, bonus and benefits for the remainder of the term. Following the date of any termination (other than by death) HCC has sole discretion to retain such executive as an exclusive consultant for a term of two (three in the case of Mr. Goldfarb) years (the "Consulting Period") in exchange for a consulting fee equal to 50% of base salary. The agreement provides for a base salary to be determined in accordance with HCC's policies and an annual bonus contingent on certain performance-based criteria. Pursuant to the terms of the agreement, such executive, during the term of the Employment Agreement and the Consulting Period may not solicit customers of the Company, engage in business with any competing entity or induce any other employee of the Company to leave his or her employment with the Company.

OPTION PLAN

  In connection with the Recapitalization, HCC adopted the Option Plan which provides for the grant to employees from time to time of non-qualified stock options to purchase up to an aggregate of 22,887 shares of Common Stock at exercise prices to be determined by the Board of Directors. The Option Plan provides for the grant of management options to purchase 6,393 shares of Common Stock (the "Management Options"), management performance options to purchase 14,206 shares of Common Stock (the "Management Performance Options"), director options to non-affiliates of Windward to purchase 710 shares of Common Stock (the "Director Options"), and director performance options to non-affiliates of Windward to purchase 1,578 shares of Common Stock (the "Director Performance Options"). The Management Options and Director Options were granted subject to an EBITDA (as defined in the Option Plan) vesting schedule that provides for 20% of each series of options to vest in each of fiscal year 1998 through fiscal year 2002 if the Company attains a specified target for each such year ($21.8 million EBITDA in fiscal 1998, $28.5 million EBITDA in fiscal 1999, $32.6 million EBITDA in fiscal 2000, $35.3 million EBITDA in fiscal 2001 and $37.6 million EBITDA in fiscal 2002). The Options will also vest if certain cumulative EBITDA targets are achieved after certain multiple year periods or, so long as the Windward Group realizes specified rates of return on its aggregate equity investment, upon a Change of Control (as defined in the Option Plan). In addition, regardless of whether the performance criteria are achieved, all Options including, the performance-based Options, will vest automatically on the seventh anniversary of the date of grant.

  The Management Performance Options and Director Performance Options were granted subject to a vesting schedule providing for 50% of each series of options to vest upon a Change of Control in which the Windward Group realizes a 30% compounded annual rate of return on its aggregate equity investment in the Company and the remaining 50% of each series of options vesting upon a Change of Control in which the Windward Group realizes a 40% compounded annual rate of return on its aggregate equity investment in the Company. As of March 29, 1997, 18,160 options have been granted under the Option Plan which entitle the holders to purchase upon vesting 18,160 shares of Common Stock at an exercise price of $370.49 per share. An additional 4,727 options may be granted under the Option Plan.

CONTINGENT BONUS PLAN

  In connection with the Recapitalization, HCC adopted the Bonus Plan, pursuant to which the Company will grant Bonus Units (each representing an interest in the bonus pool of $6 million) to certain key employees (the "Participants"). The Bonus Units will be awarded by a committee of the Board of Directors of HCC formed to administer the Bonus Plan. Half of the contingent bonuses vest upon the Company obtaining $22 million of Operating EBITDA (as defined in the Bonus Plan) on a latest twelve month basis within 15 months beginning on the first day of the Company's 1998 fiscal year and the remaining half vest upon the Company obtaining $28 million of Operating EBITDA on a latest twelve month basis within 30 months beginning on the first day of the Company's 1998 fiscal year. In addition, if the Company completes an IPO or a Sale Event within 30 months of March 31, 1997 any unvested contingent bonuses will vest in their entirety and become redeemable at par if (a) the equity market capitalization of the Company is greater than $175 million for 20 consecutive trading days subsequent to the IPO (but prior to 30 months from March 31, 1997) or if the equity valuation in the sale (after certain specified adjustments) is greater than $175 million. Vested contingent bonuses become due and payable on the third anniversary of the applicable vesting date and will bear interest at 10% per annum (payable semi-annually in arrears) from each applicable vesting date until paid in full.

  Pursuant to the Bonus Plan, all of an employee's Bonus Units terminate immediately when such employee ceases to be employed by the Company, unless such employment ceases due to such employee's death or disability, in which case such employee will be vested in a portion of such employee's Bonus Units.

DIRECTOR COMPENSATION

  Each of Messrs. Barton and Leonis receive an annual fee of $20,000. In addition, in 1997 Messrs. Barton and Leonis received 695 and 470 stock options respectively, of which 215 and 150, respectively, are subject to a vesting schedule that generally provides for each option to vest 20% per year over five years commencing on the first anniversary of the date of grant if the Company attains specified annual or cumulative earnings targets set forth in the Option Plan and the remaining options vest upon a change in control in which the Windward Group realized specified annual rates of return on its equity investment in the Company as defined in the Option Plan. All options automatically vest on the seventh anniversary of the date of grant regardless of whether the performance criteria are achieved. All options have an exercise price equal to the fair value of the common stock at the date of grant ($370 per share).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In fiscal 1997, the Company had no compensation committee and compensation matters were handled exclusively by Mr. Goldfarb, Chief Executive Officer and Chairman of the Board of Directors of HCC.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table lists all shares of HCC's Common Stock as of August 23, 1997, beneficially owned by each director of HCC, each executive officer of HCC and each person known by the Company to beneficially own more than 5% of such outstanding shares of Common Stock at such date. The table also reflects the percentage of the shares owned beneficially by all executive officers and directors of HCC as a group. Share numbers and percentages in the table are rounded to the nearest whole share. As of August 23, 1997 there were 134,955 shares of Common Stock of HCC outstanding.

                                                    Number of
Name and Address                                    Shares of
of Beneficial Owners                              Common Stock* Percent of Class
--------------------                              ------------- ----------------
Windward/Park HCC, L.L.C.(a)(b).................     53,836           39.9%
Windward/Merban, L.P.(a)(b).....................     10,767            8.0%
Windward/Merchant, L.P.(a)(b)...................     21,535           16.0%
Windward Capital Associates, L.P.(a)(b)(c)......     87,721           65.0%
Windward Capital Associates, Inc.(b)(c).........     87,721           65.0%
Gary Swenson(b)(d)(e)...........................     87,721           65.0%
Thomas J. Sikorski(b)(e)........................        --             **
Noel E. Urben(b)(e).............................        --             **
Robert Barton...................................        --             **
John M. Leonis..................................        --             **
Andrew Goldfarb(f)(h)...........................     30,453           22.6%
Christopher Bateman(f)(g).......................      9,173            6.8%
Richard Ferraid(f)(g)...........................      3,558            2.6%
All directors and executive officers of the Com-
 pany as a group
 (7 persons)(g)(i)..............................     43,184           32.0%

--------
* HCC's common equity is divided into four separate classes of Common stock, par value $.10 per share: (i) Class A Common Stock with one vote per share,
    (ii) Class B Common Stock with one vote per share, (iii) Class C Common Stock with no voting rights, except as required by applicable state law and
    (iv) Class D Common Stock with 10 votes per share. Except for voting rights, all the common equity of the Company have identical economic terms. Other than Windward/Merban, L.P. and Windward/Merchant, L.P., all other stockholders of HCC own Class A Common Stock. See note (a) below.
**  Less than 1.0%.
(a) Windward/Park HCC, L.L.C. owns 53,836 shares of Class A Common Stock, Windward/Merban L.P. owns 6,451 shares of Class B Common Stock and 4,316 shares of Class C Common Stock, Windward/Merchant, L.P. owns 21,055 shares of Class B Common Stock and 480 shares of Class D Common Stock and
    Windward Capital Associates, L.P. owns 1,583 shares of Class A Common
    Stock. The Windward Group due to their common control may be deemed to beneficially own each others shares, but each disclaims such beneficial ownership. The Windward Group consists of Windward, Windward/Merchant,
    L.P., the partners of which are Windward and an affiliate of Credit Suisse First Boston Corporation, Windward/Merban, L.P., the partners of which are Windward and an affiliate of Credit Suisse First Boston Corporation and Windward/Park HCC, LLC, the members of which are Windward and MetLife. Pursuant to a set of program agreements, the Windward Group, along with certain other entities, invests in merchant banking investments organized and managed by Windward and its affiliates. The program agreements govern the relationship among the Windward Group and provide for, among other things, procedures for investments, allocations of income and loss, distributions of funds, transfers of interests between and among the partners or members or third parties, provisions relating to the activities of the general partner or manager, including in respect of fees, powers and limitations and removal by the other partners or members, and procedures for the limited partners or non-managing members to exercise voting and management control of the investments. Windward and the other members of the Windward Group have reached agreement concerning an early termination of the period during which they may make future investments under their program agreements. Windward and the other members have informed the Company that such termination will not have any effect on their investment in, or the management or control of, the Company.
(b) The business address for such person(s) is c/o Windward Capital Partners, L.P., 1177 Avenue of the Americas, 42nd Floor, New York, New York 10036.
(c) Windward Capital Associates, L.P. may be deemed to share beneficial ownership of the Common Stock owned of record by the Windward Group, by virtue of its status as the general partner of Windward/Merchant, L.P., Windward Merban, L.P. and the Managing Member of Windward/Park HCC,
    L.L.C., but disclaims such beneficial ownership. Windward Capital Associates, Inc. may be deemed to share beneficial ownership of shares of Common Stock owned of record by the Windward Group by virtue of its status as the general partner of Windward Capital Associates, L.P., but disclaims such beneficial ownership.
(d) Mr. Swenson may be deemed to share beneficial ownership of the shares of Common Stock owned of record by the Windward Group, by virtue of his status as the sole stockholder of Windward Capital Associates, Inc., the general partner of Windward Capital Associates, L.P. Mr. Swenson disclaims such beneficial ownership. Windward Capital Associates, L.P. is the general partner of Windward/Merchant, L.P., Windward Merban, L.P. and the Managing Member of Windward/Park HCC, L.L.C.
(e) Messrs. Swenson, Sikorski and Urben are limited partners of Windward
    Capital Associates, L.P. None of Messrs. Swenson, Sikorski and Urben, in their capacities as limited partners of Windward Capital Associates, L.P., has or shares voting or investment power with Windward Capital Associates, L.P. with respect to the Common Stock owned by Windward Capital
    Associates, L.P.
(f) The business address of such person(s) is c/o HCC Industries Inc., 4232 Temple City Blvd., P.O. Box 739, Rosemead, CA 91770-1592.
(g) Excludes outstanding options to purchase the shares of Common Stock which are not exercisable within sixty days. See "Management--Grants of Stock Options"
(h) Includes 27,753 shares of Common Stock owned by the Andrew and Denise Goldfarb Revocable Trust of 1995. Also includes 1,350 shares of Common
    Stock owned by The Jessica Anne Goldfarb Irrevocable Trust and 1,350 shares of Common Stock owned by The Rebecca Goldfarb Irrevocable Trust of which Mr. Goldfarb's brother is the trustee. Mr. Goldfarb disclaims beneficial ownership of the shares of Common Stock owned by such trusts.
(i) Excludes shares of Common Stock referred to in notes (d) and (e) above.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Set forth below is a summary of certain agreements and arrangements, as well as other transactions between the Company and related parties which have taken place during the Company's most recently completed three fiscal years. See "The Recapitalization."

INVESTOR RELATIONSHIPS

  The Windward Group, after giving effect to the redemption of the Mezzanine Units, beneficially owns 65% of the common equity of HCC as described under "Securities Ownership of Certain Beneficial Owners and Management". In connection with the Recapitalization, HCC, under the terms of a Financial Advisory Services Agreement dated as of February 14, 1997, agreed to pay Windward Capital Partners, L.P., an affiliate of Windward (the "Management Company") an annual management fee of $125,000 and to reimburse it for expenses reasonably incurred by it in connection with the provision of such services each year for a term of three years commencing on February 14, 1997, and thereafter for successive one-year periods until the board of directors of HCC gives written notice to end such one-year terms. In addition, HCC has agreed to indemnify the Management Company to the fullest extent permitted by law against certain claims, losses, damages, liabilities and expenses which may arise in connection with the rendering of such services. HCC has also reimbursed the Management Company for its out-of-pocket, legal and consulting expenses of $685,000 in connection with its services rendered in the Recapitalization. The Company, Windward and the members of the Windward Group have been engaged in discussions regarding the payment of a financing fee to members of the Windward Group in connection with the Recapitalization. On October 28, 1997, the disinterested members of the board of directors of HCC voted unanimously to pay Windward a $1.25 million financing fee in connection with the Recapitalization. Such payment shall be made only in compliance with the applicable provisions of the Indenture. See "The Recapitalization" and "Description of the Notes." Credit Suisse Group, the ultimate parent of Credit Suisse First Boston Corporation, holds significant economic interests in Windward/Merban, L.P. and Windward/Merchant, L.P. which own in the aggregate 32,302 shares of Common Stock of HCC, and Credit Suisse First Boston Corporation acted as one of the Initial Purchasers in, and received compensation in connection with the Offering. In addition, Windward/Park HCC, L.L.C., Windward/Merban, L.P. and Windward/Merchant, L.P. owned 91%, 7% and 2%, respectively, of the Mezzanine Units which were repurchased by HCC from the proceeds of the Offering. See "The Recapitalization" and "Use of Proceeds."

STOCKHOLDERS AGREEMENT

  The Stockholders Agreement dated as of February 14, 1997 by and among the Windward Group, HCC, and the stockholders listed on the signature pages thereto (the "Management Stockholders") (the "Stockholders Agreement") provides, among other things, that HCC's Board of Directors will consist of nine (9) members, including three (3) members designated by the Management Stockholders, three (3) outside directors (non-employees of Windward) designated by Windward and two (2) members designated by Windward (the "Windward Nominees") and one (1) director (and one non-voting observer) designated by MetLife (holder of the majority of the percentage interests in Windward/Park HCC, L.L.C.) (the "Windward/Park Nominee"). The Management Stockholders may recommend two (2) of the three (3) outside directors for consideration by Windward. Further, all board action requires the affirmative vote of a majority of the Windward Nominees. Directors may be removed only for cause, defined as the commission of a fraudulent act or an act of embezzlement against the Company or any conviction or guilty plea for a felony except a director may be removed (with or without cause) by the party who designated such director.

  The Stockholders Agreement provides for certain limitations on transfers of Common Stock by stockholders, as well as rights of first refusal to purchase stock from another stockholder of HCC and for certain preemptive rights. Further, the Stockholders Agreement provides for tag-along rights whereby any stockholder has certain rights to include a portion of his shares for sale in connection with a sale by another selling stockholder. The Windward Group has, under the terms of the Stockholders Agreement and subject to the satisfaction of certain conditions, (i) the right to cause a sale of the Company, (ii) the right to cause the Company to effect an initial public offering and (iii) certain demand and piggyback registration rights in favor of Windward and the Management Stockholders. The Stockholders Agreement also contains certain rights and obligations of HCC to purchase stock held by members of management upon termination of employment at specified prices. The Stockholders Agreement terminates upon the earlier of
(i) February 14, 2007, (ii) an initial public offering event (in which case certain provisions of the Stockholders Agreement, including those dealing with registration rights, shall survive until one of the other events causing termination occurs), (iii) a sale of all or substantially all of the Company's assets or equity interests to a third party, (iv) approval of the Windward Group and a majority of the stock held by the Management Stockholders, or (v) subject to certain circumstances, when the Windward Group ceases to own at least 5% of the total outstanding number of shares of Common Stock.

OTHER

  In connection with the Recapitalization, Richard Ferraid, a director of HCC and President of Glasseal, paid in full the $150,000 owed to the Company pursuant to a Promissory Note, bearing interest of 7% per annum, dated September 30, 1995. Such promissory note was made in connection with a purchase of stock from the Company.

  In June 1996, HCC exercised an option with a former stockholder to acquire all of such stockholder's shares of common stock in HCC Merger Corp. See
Note 1 to the Notes to Consolidated Financial Statements.

  Steven Goldfarb, Andrew Goldfarb's brother and a director of HCC until his resignation in connection with the Recapitalization in February 1997, served as counsel to the Company. In fiscal year 1996, the Company paid Steven Goldfarb $329,000 for legal services.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE CREDIT FACILITIES

  In connection with the Recapitalization, the Company entered into a Credit Agreement, dated as of February 14, 1997 (the "Old Credit Agreement"), with Fleet Capital Corporation as agent (the "Agent") and the Lenders party thereto which provided for, among other things, a $10.0 million five-year revolving credit facility. In connection with the Offering, the Company, the Agent and the Lenders entered into an amendment, dated as of May 6, 1997, to increase the amount available under the revolving credit facility to $20.0 million (the Old Credit Agreement, as so amended and in effect on the date hereof, the "Amended Credit Agreement"). The following summary describes all material provisions of the Amended Credit Agreement. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the form of the Amended Credit Agreement.

  General. The Revolving Credit Facility includes a letter of credit subfacility in an amount not to exceed $5.0 million. Additionally, up to $2.0 million of the Revolving Credit Facility may be borrowed from Fleet Capital Corporation in its individual capacity as swingline loans ("Swingline Loans").

  Interest Rates; Fees. Loans outstanding under the Revolving Credit Facility (other than the Swingline Loans) may be maintained from time to time, at the Company's option, as (i) Base Rate Loans which bear interest at the Base Rate (defined in the Amended Credit Agreement as the higher of (x) 1/2 of 1% in excess of the Federal Reserve reported rate on overnight transactions and (y) the Agent's announced prime lending rate, each as in effect from time to time) or (ii) Eurodollar Loans which bear interest at LIBOR (adjusted for maximum reserves) as determined by the Agent for the applicable interest period plus 1.50%. LIBOR is fixed for interest periods of 1, 2, 3 or 6 months, at the option of the Company. Swingline Loans must be maintained as Base Rate Loans and bear interest at the Base Rate.

  The Company must pay a commitment fee calculated at a rate of 1/4 of 1% per annum of the unutilized commitments of each lender under the Revolving Credit Facility; provided, however, that (i) outstanding Swingline Loans do not constitute usage of the Revolving Credit Facility for purposes of calculating the commitment fee and (ii) until the amounts outstanding under the Revolving Credit Facility, including the stated amount of any outstanding letters of credit, exceeds $15.0 million (but not thereafter) commitment fees shall be calculated based on a total commitment of $15.0 million. The Company must also pay a utilization fee of 1/4% per annum on the amount, if any, by which the aggregate amount outstanding under the Revolving Credit Facility, including the stated amount of any outstanding letters of credit, exceeds $10.0 million. The Company must pay a letter of credit fee equal to 1.50% plus any utilization fee then applicable, and a facing fee of 1/4 of 1% per annum, in each case, based on the aggregate stated amount of each letter of credit for its stated duration.

  Security. The obligations of the Company under the Revolving Credit Facility are secured by a first priority security interest on substantially all present and future assets of the Company, including all of the Company's stock in each of its domestic subsidiaries and 65% of the stock of the Company's foreign subsidiaries.

  Guaranties. The obligations of the Company under the Revolving Credit Facility are guarantied by each of the Company's domestic subsidiaries (each, a "Guarantor"). The guaranties are secured by a first priority security interest on substantially all present and future assets of each Guarantor, including all of each Guarantor's stock in each of its domestic subsidiaries and 65% of the stock of each of its foreign subsidiaries.

  Covenants. The Amended Credit Agreement contains customary restrictive covenants, including without limitation restrictions on changes in character of business, mergers, sales or transfers of assets, acquisitions of assets, liens, indebtedness, restricted payments, prepayments or repurchases of other indebtedness, dividends and transactions with affiliates, as well as a covenant relating to minimum debt payment coverage.

  Mandatory Prepayments. The Company is required to make mandatory prepayments of loans outstanding under the Revolving Credit Facility with the proceeds of certain asset sales which proceeds have not been reinvested so as to ensure that the Company does not have any obligation under the Indenture to make an offer to repurchase the Notes with such proceeds.

  Events of Default. The Amended Credit Agreement contains customary events of default including without limitation failure to pay principal, interest or fees owed under such agreement when due, any representation or warranty being materially incorrect when made, the failure to perform or timely observe covenants set forth therein, cross-defaults to other indebtedness, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral and certain changes of control. Upon the occurrence and during the continuance of an event of default under the Amended Credit Agreement, the Lenders may terminate their commitments to make new loans, declare the then outstanding loans due and payable and foreclose on collateral securing the Company's obligations thereunder.

CONTINGENT NOTES

  In connection with the Recapitalization, the Company issued the Contingent Notes to the Selling Group which bear interest at 12% per annum (payable semi-annually in arrears) from the applicable vesting date until paid in full. Half of the Contingent Notes vest upon the Company obtaining $22.0 million of Operating EBITDA (as defined in the Contingent Notes) on a latest twelve month basis within 15 months beginning on the first day of the Company's 1998 fiscal year and the remaining half vest upon the Company obtaining $28.0 million of Operating EBITDA on a latest twelve month basis within 30 months beginning on the first day of the Company's 1998 fiscal year. In addition, if the Company completes an initial public offering (an "IPO") or a sale resulting in a Change of Control (as defined in the Contingent Note) (a "Sale Event") within 30 months of March 31, 1997 any unvested principal amounts of Contingent Notes will vest in their entirety and become redeemable at par if (a) the equity market capitalization of the Company is greater than $175.0 million for 20 consecutive trading days subsequent to the IPO (but prior to 30 months from March 31, 1997) or if the equity valuation in the sale (after certain specified adjustments) is greater than $175.0 million. Vested principal amounts of the Contingent Notes become due and payable on the third anniversary of the applicable vesting date (or earlier, at the option of the Company, subject to any applicable restrictions contained in the Indenture or in any other debt of the Company) or upon consummation of an IPO or a Sale Event. The Contingent Notes rank pari passu with the Mezzanine Notes and the indebtedness evidenced by such Contingent Notes are subordinate to Senior Indebtedness and the Notes. See "Description of The Notes."

                            DESCRIPTION OF THE NOTES

GENERAL

  The New Notes are to be issued under an Indenture, dated as of May 6, 1997, as supplemented by a supplemental indenture, dated as of October 24, 1997 (the "Indenture"), among the Company, the Subsidiary Guarantors and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"). The New Notes are identical in all material respects to the terms of the Old Notes except that additional interest will accrue on the Old Notes from and including November 3, 1997 until but excluding the date of consummation of the Exchange Offer at a rate of .50% per annum (increasing at .50% per annum at the end of each 90-day period following November 3, 1997, but in no event will the additional interest exceed 2%).

  The following is a summary of all material provisions of the Indenture and the Notes, a copy of which Indenture and the form of Notes is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. As used in this "Description of the Notes" section, references to the "Company" include only HCC Industries Inc. and not its Subsidiaries.

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at IBJ Schroder Bank & Trust Company, One State Street, New York, New York 10004), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

  The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. See "--Book Entry, Delivery and Form." No service charge shall be made for any registration or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

  The Notes are unsecured senior subordinated obligations of the Company, limited to $90.0 million aggregate principal amount, and will mature on May 15, 2007. The Notes are subordinate in right of payment to certain other debt obligations of the Company. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from May 6, 1997. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from May 6, 1997. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer registered holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from May 6, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.


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

  The interest rate on the Old Notes is subject to increase in certain circumstances if the Registration Statement of which this Prospectus is a part relating to the Registered Exchange Offer is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "--Registered Exchange Offer; Registration Rights."

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Old Notes and New Notes will be treated as a single class of securities under the Indenture.

OPTIONAL REDEMPTION

  Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to May 15, 2002. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

                                                        REDEMPTION
         PERIOD                                           PRICE
         ------                                         ----------
         2002..........................................  105.375%
         2003..........................................  103.583%
         2004..........................................  101.792%
         2005 and thereafter...........................  100.000%

  In addition, at any time and from time to time prior to May 15, 2000, the Company may redeem in the aggregate up to $20.0 million of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 110.75% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $70.0 million aggregate principal amount of the Notes must remain outstanding after each such redemption.

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

  The Notes will not have the benefit of a sinking fund.

SUBSIDIARY GUARANTEES

  The obligations of the Company pursuant to the Notes, including the repurchase obligation resulting from a Change of Control, are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by each of the Subsidiary Guarantors. Each Subsidiary Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Subsidiary Guarantee were to be rendered voidable, a court could deem

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

it unenforceable or subordinate it to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. See "Risk Factors--Subordination of the Notes and Subsidiary Guarantees."

  Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "--Certain Covenants--Merger and Consolidation"; provided, however, that if such other Person is not the Company, such Subsidiary Guarantor's obligations under its Subsidiary Guarantee must be expressly assumed by such other Person. However, upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to the Company or an Affiliate of the Company) permitted by the Indenture, such Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guarantee.

RANKING

  The indebtedness evidenced by the Notes and Subsidiary Guarantees are senior subordinated unsecured obligations of the Company and the Subsidiary Guarantors, as the case may be. The payment of the principal of, premium (if any) and interest on the Notes and the payment of any Subsidiary Guarantee is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter Incurred, including the obligations under the Revolving Credit Facility.

  As of August 23, 1997, the Company and Subsidiary Guarantors' Senior Indebtedness was approximately $2.2 million (all of which is Secured Indebtedness). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Restricted Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness" and "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries."

  Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness ranks senior to the Notes and the Subsidiary Guarantees in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guarantee in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively. The Company and each Subsidiary Guarantor has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured.

  The Company may not pay principal of, premium (if any) or interest on the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth

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

in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (A) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (B) because the default giving rise to such Blockage Notice is no longer continuing or (C) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of all Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and until all Senior Indebtedness of the Company is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interest may appear.

  If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

  The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to a Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordinated provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under a Subsidiary Guarantee.

  By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Noteholders, and creditors of the Company or a Subsidiary Guarantor, as the case may be, who are not holders of Senior Indebtedness of the Company or any Subsidiary Guarantor, as the case may be, may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the Noteholders.

  The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "--Defeasance."


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

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth below, the New Notes will initially be issued in the form of a registered Note in global form without coupons (the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

  The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the New Notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in such Global Note will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

  So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related New Notes for all purposes of such New Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the New Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Global Note. The Company understands that under existing industry practice, if an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of and interest on New Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

  The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on

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

account of, beneficial ownership interests in the Global Note for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

  Unless and until it is exchanged in whole or in part for certificated New Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

  Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  The New Notes represented by the Global Note are exchangeable for certificated New Notes in definitive form of like tenor as such New Notes in denominations of $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the New Notes represented by the Global Note or (iii) a default entitling the holders of the New Notes to accelerate the maturity thereof has occurred and is continuing. Any New Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated New Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

  In connection with the initial issuance and sale of the Old Notes, the Initial Purchasers are entitled to the benefits of a registration rights agreement (the "Registration Rights Agreement") for the benefit of the Holders of the Old Notes, that the Company will, at its cost, (i) not later than August 4, 1997, file the Registration Statement of which this Prospectus forms a part with the SEC with respect to the Exchange Offer to exchange the Old Notes for a like aggregate principal amount of New Notes having terms substantially identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) and (ii) use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act by November 3, 1997. Upon the effectiveness of the Registration Statement, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 20 Business Days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from May 6, 1997. Under existing SEC interpretations, the New Notes would be freely transferable by Holders other than Affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the Holder of the New Notes represents that it is acquiring the New Notes in general in the ordinary course of its business, that it has no arrangement or understanding with any Person to participate in the distribution of the New Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such New Notes. Under similar SEC interpretations, Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus contained in the Registration Statement. Under the Registration Rights Agreement the Company is required to allow Participating Broker-Dealers and other Persons, if any, with similar prospectus delivery requirements to use this Prospectus contained in the Registration Statement in connection with the resale of such New Notes.

  A Holder of Old Notes (other than certain specified holders) who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to represent, among other things, that any New Notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 under the Securities Act, or if its is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated by November 3, 1997, or if any Initial Purchaser so requests with respect to the Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by it following the consummation of the Exchange Offer, or if any Holder of Old Notes (other than an exchanging dealer) is not eligible to participate in the Exchange Offer or does not receive freely tradeable New Notes in the Exchange Offer, the Company will, at its cost, (A) as promptly as practicable, file a registration statement (the "Shelf Registration Statement") covering resales of the Old Notes or the New Notes, as the case may be, (B) use all reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (C) keep the Shelf Registration Statement effective until May 6, 1999 . The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the New Notes, as the case may be. A Holder selling such Old Notes or New Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security Holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations). In addition, each Holder of the Old Notes or New Notes to be registered under the Shelf Registration Statement will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time period set forth in the Registration Rights Agreement in order to have such Holder's Old Notes or New Notes included in the Shelf Registration Statement and to benefit from the provisions regarding additional interest set forth in the following paragraph.

  The Registration Rights Agreement provides that if by (i) August 4, 1997, neither the Registration Statement nor the Shelf Registration Statement has been filed with the SEC; (ii) by November 3, 1997, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or
(iii) after either the Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iii), a "Registration Default"), additional interest will accrue on the Old Notes and the New Notes at the rate of 0.50% per annum (increasing by 0.50% per annum at the end of each 90-day period thereafter) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured; provided, however, that in no event shall such additional interest exceed 2% per annum. Such interest is payable in addition to any other interest payable from time to time with respect to the Old Notes and the New Notes.

  If the Company effects the Exchange Offer, it will be entitled to close the Exchange Offer 20 Business Days after the commencement thereof provided that it has accepted all Old Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  Within 30 days following any Change of Control, the Company shall mail a notice to the Trustee and to each Holder stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Limitation on Indebtedness" and "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.


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

  If a Change of Control offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be delivered by Holders seeking to accept the Change of Control offer. The failure of the Company to make or consummate the Change of Control offer or pay the purchase price when due will give the Trustee and the Holders the rights described under "--Events of Default." The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

  The existence of a Holder's right to require the Company to offer to repurchase such Holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

  The Revolving Credit Facility, under certain circumstances, prohibits the Company from purchasing any Notes prior to its expiration, and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Revolving Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

  Future Indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

 Limitation on Indebtedness.

  (a) The Company shall not Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, after giving pro forma effect thereto, the Consolidated EBITDA Coverage Ratio at the date of such issuance exceeds
2.0 to 1.0 if such Indebtedness is Incurred prior to May 15, 1999 and 2.25 to 1 if such Indebtedness is Incurred thereafter.

  (b) Notwithstanding clause (a), the Company may Incur the following
Indebtedness: (i) Indebtedness Incurred pursuant to the Revolving Credit Facility; provided, however, that after giving pro forma effect to such Incurrence and the application of the net proceeds therefrom the aggregate amount of such Indebtedness outstanding at such time, together with the aggregate amount of all Indebtedness then outstanding and Incurred pursuant to clause (i) of "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" below, shall not exceed the greater of (x) $25.0 million and (y) the sum of (A) 50% of the gross book value of the inventory of the Company and its Restricted Subsidiaries and (B) 85% of

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

the gross book value of the accounts receivable of the Company and its Restricted Subsidiaries; (ii) Indebtedness owed to and held by a Wholly Owned or Foreign Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in such Subsidiary ceasing to be a Wholly Owned or Foreign Subsidiary or any transfer of such Indebtedness (other than to a Wholly Owned or Foreign Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness by the Company; (iii) the Notes and the Exchange Notes; (iv) Indebtedness (other than Indebtedness described in clause (i), (ii), or (iii) above) outstanding on Issue Date; (v) any Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (iii), (iv) or (viii) or this clause (v) or pursuant to clause (v) of the covenant described under "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" below; (vi) obligations of the Company pursuant to (A) interest rate swap or similar agreements designed to protect the Company against fluctuations in interest rates in respect of Indebtedness of the Company to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Indebtedness to which such interest rate contracts relate and
(B) foreign exchange or commodity hedge, exchange or similar agreements designed to protect the Company against fluctuations in foreign currency exchange rates or commodity prices in respect of foreign exchange or commodity exposures Incurred by the Company in the ordinary course of its business;
(vii) Indebtedness of the Company consisting of obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or any Restricted Subsidiary permitted under the Indenture; (viii) Capital Lease Obligations, Purchase Money Indebtedness and Acquired Indebtedness in an aggregate principal amount, together with the principal amount of Indebtedness Incurred pursuant to clause (x) of "Limitation of Indebtedness and Preferred Stock of Restricted Subsidiaries," not exceeding $15.0 million at any one given time outstanding; and (ix) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company then outstanding (other than Indebtedness permitted by clauses (i) through (viii) of this Section or clause (a)) does not exceed $10.0 million (less the amount of any Subsidiary Indebtedness and Preferred Stock then outstanding and Incurred pursuant to clause (x) of "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries").

  (c) Notwithstanding Sections (a) and (b) above, and the provisions of "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," the Company shall not, and shall not permit any Restricted Subsidiary to issue any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes or the relevant Subsidiary Guarantee, as applicable, to at least the same extent as such Subordinated Obligations.

  (d) For purposes of determining compliance with the covenant entitled "-- Limitation on Indebtedness," (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

  (e) For purposes of determining amounts of Indebtedness under this covenant, Indebtedness resulting from security interests granted with respect to Indebtedness otherwise included in the determination of Indebtedness, and Guarantees (and security interests with respect thereof) of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of Indebtedness shall not be included in the determination of Indebtedness.

  Limitation on Indebtedness and Preferred Stock of Restricted
Subsidiaries. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except: (i) Indebtedness Incurred pursuant to the Revolving Credit Facility or any other revolving credit arrangement; provided, however, that, after giving pro forma effect to such Incurrence and the application of the proceeds therefrom, the aggregate amount of such Indebtedness outstanding at such time, together

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

with the aggregate amount of all Indebtedness then outstanding and issued pursuant to clause (b)(i) of "Limitation on Indebtedness" above, shall not exceed the greater of (x) $25.0 million and (y) the sum of (A) 50% of the gross book value of the inventory of the Company and its Restricted Subsidiaries and (B) 85% of the gross book value of the accounts receivable of the Company and its Restricted Subsidiaries; (ii) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned or Foreign Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Subsidiary ceasing to be a Wholly Owned or Foreign Subsidiary or (B) any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly Owned or Foreign Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof; (iii) Acquired Indebtedness of such Restricted Subsidiary; provided that after giving effect to the Incurrence of such Acquired Indebtedness, the Company could incur $1.00 of Indebtedness pursuant to clause (a) under "Limitation on Indebtedness"; (iv) Indebtedness or Preferred Stock (other than any described in clause (i), (ii) or (iii)) outstanding on the Issue Date; (v) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (iii), (iv) or (x) or this clause (v); provided, however, that to the extent such Refinancing Indebtedness Refinances Acquired Indebtedness or Preferred Stock of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary; (vi) Obligations of a Restricted Subsidiary pursuant to
(A) interest rate swap or similar agreements designed to protect such Restricted Subsidiary against fluctuations in interest rates in respect of the Indebtedness of such Restricted Subsidiary to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Indebtedness to which such interest rate contracts relate and
(B) foreign exchange or commodity hedge, exchange or similar agreements designed to protect such Restricted Subsidiary against fluctuations in foreign currency exchange rates or commodity prices in respect of foreign exchange or commodity exposures Incurred by such Restricted Subsidiary in the ordinary course of its business; (vii) Indebtedness consisting of the Subsidiary Guarantees; (viii) Indebtedness of any Restricted Subsidiary consisting of Obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by any Restricted Subsidiary permitted under the Indenture; (ix) Capital Lease Obligations, Purchase Money Indebtedness and Acquired Indebtedness in an aggregate principal amount not exceeding, together with the principal amount of Indebtedness Incurred pursuant to clause (viii) of "Limitation on Indebtedness," $15.0 million at any one given time outstanding; and (x) Indebtedness and Preferred Stock in an aggregate principal amount which, together with any other Indebtedness or Preferred Stock of Restricted Subsidiaries then outstanding (other than Indebtedness or Preferred Stock permitted by clauses (i) through (ix) of this Section) does not exceed $10.0 million (less the amount of any Indebtedness then outstanding and Incurred pursuant to clause (b)(ix) of "Limitation on Indebtedness").

  Limitation on Liens Securing Subordinated Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, Incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) upon any of their respective assets or properties now owned or acquired after the date of the Indenture or any income or profits therefrom securing (i) any Indebtedness of the Company or a Restricted Subsidiary which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary, as the case may be, unless the Notes or the relevant Subsidiary Guarantee, as the case may be, are equally and ratably secured for so long as such Indebtedness is so secured; provided that, if such Indebtedness which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company or a Restricted Subsidiary is expressly subordinate or junior to the Notes or the relevant Subsidiary Guarantee, as the case may be, then the Lien securing such subordinated or junior Indebtedness shall be subordinate and junior to the Lien securing the Notes or the relevant Subsidiary Guarantee, as the case may be, with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes or the relevant Subsidiary Guarantee, as the case may be; provided, further, that this clause (i) shall not be applicable to any Liens securing any such Indebtedness which became Indebtedness of the Company or a Restricted Subsidiary pursuant to a transaction permitted under "--Merger and Consolidation" or Liens

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

securing Acquired Indebtedness and, in each case, which Liens were in existence at the time of such transaction or Incurrence of such Acquired Indebtedness (unless such Indebtedness was Incurred in connection with, or in contemplation of, such transaction or Incurrence) so long as such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets such Liens covered before the consummation of such transaction or Incurrence of such Acquired Indebtedness,
(ii) any assumption, guarantee or other liability of the Company or any Restricted Subsidiary in respect of any Indebtedness of the Company or a Restricted Subsidiary which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary, unless the Notes or the relevant Subsidiary Guarantee, as the case may be, is equally and ratably secured for so long as such assumption, guaranty or other liability is so secured; provided that, if such subordinated Indebtedness which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company or a Restricted Subsidiary is expressly by its terms subordinate or junior to the Notes or the relevant Subsidiary Guarantee, as the case may be, then the Lien securing the assumption, guarantee or other liability of such Subsidiary shall be subordinate and junior to the Lien securing the Notes or the relevant Subsidiary Guarantee, as the case may be, with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes or the relevant Subsidiary Guarantee, as the case may be; provided, further, that this clause (ii) shall not be applicable to Liens securing any such assumption, guarantee or other liability which existed at the time such Subsidiary became a Subsidiary or acquired the assets subject to such Lien and which Liens were in existence at the time of such transaction (unless such assumption, guarantee or other liability was Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or in contemplation of the acquisition of such Assets), so long as such Liens do not extend to or cover any property or assets of the Company or any Subsidiary other than the property or assets of such Person or other than the property or assets so acquired, as the case may be.

  Limitation on Other Senior Subordinated Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, Incur, assume, guarantee or in any other manner become liable with respect to any Indebtedness, other than the Notes, that is subordinate in right of payment to any Senior Indebtedness of the Company or any such Restricted Subsidiary, unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Notes, or the relevant Subsidiary Guarantee, as the case may be.

 Limitation on Restricted Payments.

  (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock in their capacities as such (except dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase its Capital Stock (other than Disqualified Stock and except dividends or distributions payable to the Company or a Restricted Subsidiary and, if a Restricted Subsidiary is not wholly owned, to all stockholders on a pro rata basis), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and other than any required or mandatory payments, purchases or acquisitions triggered by events which would trigger the prepayments of the Notes described under "Change of Control" and "Limitation on Sales of Assets and Subsidiary Stock;" provided that such required or mandatory payments, purchases or acquisitions (x) are otherwise in accordance with the terms of the Indenture, (y) are made in accordance with the subordination provisions governing such Subordinated Obligations and (z) an offer is made to prepay the Notes in

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

accordance with the terms of the Indenture, and if such offer is accepted, payments shall be made with respect to the Notes being repurchased prior to any payment with respect to such Subordinated Obligations) or (iv) make any Investment in any Affiliate of the Company other than a Restricted Subsidiary or a Person which will become a Restricted Subsidiary as a result of any such Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) the Company would not be permitted to issue an additional $1.00 of Indebtedness pursuant to clause (a) under "Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the date on which the Notes were originally issued would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Notes were originally issued to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the date on which the Notes were originally issued (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust in the benefit of employees); (C) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan subsequent to the date on which the Notes were originally issued; provided, however, that if such employee stock ownership plan issues any Indebtedness, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to Indebtedness issued by it to finance the purchase of such Capital Stock;
(D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the date on which the Notes were originally issued of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); and (E) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest, repayments of loans or advances or Indebtedness or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided such Unrestricted Subsidiary is otherwise eligible to become a Restricted Subsidiary); provided, however, that the foregoing sum in clause (E) shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

  (b) The provisions of Section (a) shall not prohibit: (1) any payments made in accordance with the "Use of Proceeds"; (2) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(B) or (3)(C) of Section (a);
(3) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be issued pursuant to the provisions of "Limitation on Indebtedness" above; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (4) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (5) dividends paid

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

within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (6) the repurchase of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed the sum of $1.0 million (unless, with respect to a deceased Person, to the extent such repurchases are funded out of the proceeds of such Person's life insurance policy of which the Company or a Restricted Subsidiary is a beneficiary) and the Net Cash Proceeds from the sale of Capital Stock to members of management or directors of the Company and its Subsidiaries that occurs after the Issue Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(C) of paragraph (a) above); provided further, however, that (A) such repurchases shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause
(3)(C) of paragraph (a) above; and (7) dividend, distribution or other payment on or with respect to Capital Stock to the extent payable in shares of Capital Stock of such Person (other than Disqualified Stock).

  Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or a Restricted Subsidiary, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness or Preferred Stock issued by such Restricted Subsidiary or predecessor thereto on or prior to the date on which such Restricted Subsidiary or predecessor thereto (or assets thereof) was acquired by the Company (other than Indebtedness or Preferred Stock issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary (or predecessor (or assets thereof)) became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clause (1) or (2) or contained in any amendment to an agreement referred to in clause (1) or (2); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any of such refinancing agreement or amendment, taken as a whole, are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements as determined in good faith by the Board of Director of the Company; (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests or capital leases to the extent such provisions restrict the transfer of the lease; and (5) in the case of clause (iii) above, restrictions contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; (6) encumbrances or restrictions imposed by operation of applicable law; (7) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (8) encumbrances or restrictions imposed upon the transfer, assignment or licensing or sublicensing of intellectual property including, copyrighted and patent material; and (9) encumbrances or restrictions imposed pursuant to Purchase Money Indebtedness and

Capital Lease Obligations Incurred pursuant to the terms of the Indenture for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with past practice, nor (b) Liens permitted under the Indenture, shall in and of themselves be considered a restriction on the ability of the applicable Restricted Subsidiary to transfer such agreements or assets, as the case may be.

 Limitation on Sales of Assets and Subsidiary Stock.

  (a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or cash equivalents, and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary or such Restricted Subsidiary (in each case other than Indebtedness owed to the Company or a Subsidiary) within 60 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election to the investment by the Company or any Wholly Owned Subsidiary or such Restricted Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined in good faith by the Board of Directors) will be used in the business of the Company and the Wholly Owned Subsidiaries existing on the Issue Date or in businesses reasonably related thereto, in each case within the later of 270 days from the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and
(B), to make an offer to purchase Notes at par (and any other Senior Subordinated Indebtedness designated by the Company, at a price no greater than par) plus accrued and unpaid interest and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) the acquisition by the Company or any Wholly Owned Subsidiary or such Restricted Subsidiary of Tangible Property to be used in the business of the Company and the Wholly Owned Subsidiaries existing on the Issue Date or such Restricted Subsidiary or in businesses reasonably related thereto or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than Indebtedness owed to a Subsidiary of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or a Subsidiary of the Company), in each case within 270 days from the later of the receipt of such Net Available Cash and the date the offer is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause
(A), (C) or (D) above, the Company or such Subsidiary shall retire such Indebtedness and cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this Section, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this Section exceeds $2.5 million. Pending application of Net Available Cash pursuant to this Section, such Net Available Cash shall be invested in Permitted Investments.

  For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the express assumption of Indebtedness of the Company or any Restricted Subsidiary and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 120 days of closing the transaction.

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

  (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Indebtedness) pursuant to clause
(a)(ii)(C) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture which shall include, among other things, that the offer shall remain open for 20 Business Days following commencement. If the aggregate purchase price of Notes (and any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause
(a)(ii)(D) above. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $2.5 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

  (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

 Limitation on Affiliate Transactions.

  (a) The Company shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of 5% or more of any class of Capital Stock of the Company or with an Affiliate of any such owner (other than a Restricted Subsidiary of the Company or any employee stock ownership plan for the benefit of the Company's or a Restricted Subsidiary's employees) unless the terms of such business, transaction or series of transactions are (i) set forth in writing, (ii) as favorable to the Company or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arms-length dealings with an unrelated third Person and (iii) the disinterested members, if any, of the Board of Directors has, by resolution, determined in good faith that such business or transaction or series of transactions meets the criteria set forth in (ii) above; provided, however, that if such transaction involves an amount in excess of $2.5 million, the Company shall also obtain from a nationally recognized expert with experience in appraising the terms and conditions of the type of business or transactions an opinion that such transaction is fair from a financial point of view to the Company or its Restricted Subsidiary, as the case may be.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments," or any payment or transaction specifically excepted from the definition of Restricted Payment, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors or the board of directors of the relevant Restricted Subsidiary,
(iii) the grant of stock options or similar rights to employees and directors pursuant to plans approved by the Board of Directors or the board of directors of the relevant Restricted Subsidiary, (iv) loans or advances to officers, directors or employees in the ordinary course of business, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (vii) indemnification or insurance provided to officers or directors of the Company or any Subsidiary approved in good faith by the Board of Directors; (viii) payment of compensation and benefits to directors, officers and employees of the Company and its Subsidiaries approved in good faith by the Board of Directors; (ix) sales of Capital Stock of the Company to Affiliates; (x) fees or expense reimbursements paid to Windward and its Affiliates in accordance with the provisions of that certain Financial Services Advisory Agreement between the Company and Windward or that certain Fee Letter between the Company and Windward both dated as of February 14, 1997, in each case, as in effect on such date, without amendment; (xi) the purchase of or the payment of Indebtedness of or monies owed by the Company or any of its Restricted Subsidiaries for goods or materials purchased, or services received, in the ordinary course of business or (xii) customary investment banking fees to Credit Suisse First Boston.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary, (iii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary (x) would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition or (y) would remain a Restricted Subsidiary or (v) directors' qualifying shares.

  Merger and Consolidation. The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets (computed on a consolidated basis) to, any Person, unless: (i) the resulting, surviving or transferee Person (if not the Company) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes and this Indenture; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person or any Subsidiary as a result of such transaction as having been Incurred by such Person or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to Incur at least $1.00 of Indebtedness pursuant to Section (a) of the "Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the resulting, surviving or transferee Person shall have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and if a supplemental indenture is required, an Opinion of Counsel (in no event, however, shall such Opinion of Counsel cover financial ratios, the solvency of any Person or any other financial or statistical data or information), each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

  The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor company, in the case of a conveyance, transfer or lease, shall be released from the obligation to pay the principal of and interest on the Notes.

  The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless: (i) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a Subsidiary Guarantee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Company would be able to Incur at least $1.00 of Indebtedness pursuant to the "Limitation on Indebtedness"; and (iv) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel (in no event, however, shall such Opinion of Counsel cover financial ratios, the solvency of any Person or any other financial or statistical data or information), each stating that such consolidation, merger or transfer and, such Subsidiary Guarantee, if any, complies with the Indenture. The provisions of clauses (i), (ii) and (iii) above shall not apply to any one or more transactions which constitute an Asset Disposition if the Company has complied with the applicable provisions of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" above.

  The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

  Future Guarantors. In the event that, after the Issue Date, any Restricted Subsidiary Incurs any Indebtedness pursuant to clause (i) of the covenant described under "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" above, the Company shall cause such Restricted Subsidiary to Guarantee the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth in the Indenture and shall cause all Indebtedness of such Restricted Subsidiary owing to the Company or any other Subsidiary of the Company and not previously discharged (and not pledged under the Revolving Credit Facility) to be converted into Capital Stock of such Restricted Subsidiary (other than Disqualified Stock).

  Limitation on Designations of Unrestricted Subsidiaries. The Indenture will provide that the Company may designate any Subsidiary of the Company (other than a Subsidiary Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (ii) either (x) the assets of such Subsidiary do not exceed $1,000 or (y) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to fair market value of the Capital Stock of such Subsidiary as determined in good faith by the Board of Directors on such date; and

    (iii) the Company would be permitted under the Indenture to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Limitation on Restricted Payments" at the time of Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that the Company shall not and shall not permit any Restricted Subsidiary to, at any time (a) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary

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

(including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (a) or (b) to the extent permitted under the covenant described under "--Limitation on Restricted Payments".

  The Indenture will further provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture and for all purposes of the Indenture shall be deemed to have been Incurred at such time:

  All Designations and Revocations must be evidenced by resolutions of the Board of Directors delivered to the Trustee certifying compliance with the foregoing provisions.

  Notwithstanding the foregoing, no Subsidiary that is a Subsidiary Guarantor as of the Issue Date shall be permitted to become an Unrestricted Subsidiary.

  SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide within 15 days to the Trustee and Noteholders such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided that prior to the consummation of the Exchange Offer and the issuance of the Exchange Notes, the Company will mail to the Trustee and the Noteholders substantially the same information that would have been required by such Sections.

DEFAULTS

  An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "--Certain Covenants--Limitation on Indebtedness," "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," "--Limitation on Liens Securing Subordinated Indebtedness," "-- Limitation on other Senior Subordinated Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets and Subsidiary Stock (other than a failure to purchase the Notes)," "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--Future Guarantors," "--Limitation on Designations of Unrestricted Subsidiaries," or "--SEC Reports," (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the Holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $5 million is rendered against the Company or any Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such

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

judgment or decree or (B) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed, or (ix) any Subsidiary Guarantee by a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the Subsidiary Guarantee) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee.

  However, a default under clause (iv), (v) or (viii) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

  If an Event of Default (other than the bankruptcy provisions relating to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy provisions relating to the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the board of directors, the executive committee or a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with

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

a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding.

  Without the consent of each Holder of an outstanding Note affected thereby, no amendment may (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions,
(viii) make any change to the subordination provisions of the Indenture that would adversely affect the Holders, or (ix) make any change in any Subsidiary Guarantee that would adversely affect the Holders.

  Without the consent of any Holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any Holder of Senior Indebtedness of the Company or any Restricted Subsidiary then outstanding unless the Holders of such Senior Indebtedness (or their Representative) consent to such change.

  The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

  The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  The Company at its option at any time may terminate all of its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, the Company at its option at any time may terminate its obligations under "Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation") (and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) of the first paragraph under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) of the first paragraph under "--Certain Covenants--Merger and Consolidation" above.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

  IBJ Schroder Bank & Trust Company is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. Such bank may also act as a depository of funds for, or make loans to and perform other services for, the Company or its Affiliates in the ordinary course of business in the future.

  The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture. The Trustee may resign at any time or may be removed by the Company. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

  If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture. The Indenture also contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

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

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries (i) existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or (ii) assumed in connection with the acquisition of assets from such Person, and in each case not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

  "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described in "Limitation on Restricted Payments," and "Limitation on Affiliate Transactions" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger or consolidation in excess of $250,000 (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or
(iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (w) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (x) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" or a disposition specifically excepted from the definition of Restricted Payment), (y) settlement, surrender, waiver or release of contract rights or contract, tort or other claims and (z) grant of licenses of intellectual property including patent, trademark and know-how.

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bank Indebtedness" means all Obligations pursuant to the Revolving Credit Facility and reimbursement of letters of credit issued pursuant to the Revolving Credit Facility.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday.

  "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

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

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated), including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

  "Change of Control" means the occurrence of any of the following events:

    (i) prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

    (ii) (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; and (B) the Permitted Holders "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as defined in this clause (ii)), directly or indirectly, more than 30% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

    (iii) (A) another corporation merges into the Company or the Company consolidates with or merges into any other corporation, or (B) the Company conveys, transfers or leases all or substantially all its assets (computed on a consolidated basis) to any person or group, in one transaction or a series of transaction other than any conveyance, transfer or lease between the Company and a Wholly Owned Subsidiary of the Company, in each case in one transaction or a series of related transactions with the effect that either (x) immediately after such transaction any person or entity or group (as so defined) of persons or entities (other than a Permitted Holder) shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors or (y) the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the combined voting power of the securities of the Company ordinarily having the right to vote in the election of directors are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the combined voting power of the securities of the surviving corporation ordinarily having the right vote in the election of directors; or

    (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 60% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has issued any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an issuance of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be (including Capital Stock of a Subsidiary) reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets (including Capital Stock of a Subsidiary), including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months). For purposes of this definition, whenever pro forma effect is to be given to any Indebtedness Incurred pursuant to a revolving credit facility the amount outstanding under such Indebtedness shall be equal to the average of the lesser of (computed on a daily basis) (1) the amount outstanding during the period commencing on the first day of the first of the four most recent fiscal quarters for which financial statements are available and ending on the date of determination and (2) the total available commitment under such revolving credit facility as of the date of determination (if such commitment has been permanently reduced).

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense but Incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest Incurred in connection with investments in discontinued operations, (ix) interest actually paid by the Company or any of its consolidated subsidiaries under any Guarantee of Indebtedness or other obligation of any other Person and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

  "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income

    (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income, but only to the extent of the Company's net Investment in such Person;

    (ii) any net income of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

    (v) non-cash charges relating to the any compensation plan, including, but not limited to stock option and stock appreciation rights plan; provided, that actual cash amounts paid in connection with any such plan which have been previously excluded under this clause (v) shall be included in determination of Consolidated Net Income when such amount are paid;

    (vi) non-cash charges related to the Recapitalization and all charges related to the issuance of the Notes or the use of proceeds thereof; and

    (vii) the cumulative effect of a change in accounting principles.

  "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person for which financial statements of such Person are available, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Deferred Amount" means the $6.0 million deposited pursuant to that certain Deferred Purchase Price and Security Agreement dated as of February 14, 1997 among the Company and the Buyers, Sellers and the Escrow Agent (each as defined therein).

  "Depository" means The Depository Trust Company, its nominees and their respective successors.

  "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control."

  "EBITDA" for any period means the Consolidated Net Income for such period, plus the following (but without duplication) to the extent deducted in calculating such Consolidated Net Income for such period: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash charges (other than any recurring non-cash charges to the extent such charges represent an accrual of or reserve for cash expenditures in any future period). Notwithstanding clause
(v) above, there shall be deducted from EBITDA in any period any cash expended in such period that funds a non-recurring, non-cash charge accrued or reserved in a prior period which was added back to EBITDA pursuant to clause (v) in such prior period. For the purpose of the calculation of EBITDA, net cash payments by the Company that are reimbursed from the Deferred Amount shall be excluded from the calculation.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Foreign Subsidiary" means a Restricted Subsidiary whose assets are located, or whose operations are conducted primarily outside of the United States or the majority of whose sales are to Persons outside the United States.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person against changes in interest rates or foreign exchange rates.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

  "Indebtedness" of any Person means, without duplication,

    (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

    (ii) all Capital Lease Obligations of such Person;

    (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

    (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding any accrued dividends);

    (vi) all Hedging Obligations;

    (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee (other than in each case by reason of activities described in the proviso to the definition of "Guarantee"); and

    (viii) all obligations of the type referred to in clauses (i) through
  (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such Person.

  For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the Board of Directors. For purposes hereof, the amount of any Indebtedness issued with original issue discount shall be the original purchase price plus accrued interest, provided, however, that such accretion shall not be deemed an incurrence of Indebtedness.

  "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making the advance or loan) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; provided further, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent investment in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "issue" means issue, assume, Guarantee, Incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary; and the term "issuance" has a corresponding meaning.

  "Issue Date" means the date on which the Old Notes were originally issued.

  "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a Subsidiary which is not a Wholly Owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by the Company.

  "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

  "Permitted Holders" means Andrew Goldfarb, Windward Capital Associates, L.P., Windward/Park HCC, L.L.C., Windward/Merchant, L.P., Windward/Merban, L.P. or any of their respective members or partners or any Affiliate of any of the foregoing.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary

Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;
(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock."

  "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves have been taken on the books of the Company; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(f) Liens securing an Interest Rate Protection Agreement so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing the Interest Rate Protection Agreement; and (g) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (h) judgement Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (i) Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of any Purchase Money Indebtedness relating to assets or property acquired or constructed in the ordinary course of business provided that (x) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the cost of the assets or property so acquired or constructed and (y) such Liens shall not encumber any other assets or property of the Company or any Restricted Subsidiary other than such Assets or property and assets affixed or appurtenant thereto; (j) Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor expository institution; provided that (x) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (y) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution; and (k) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business.

  "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Public Equity Offering" means an underwritten primary or combined primary and secondary public offering of common stock of the Company pursuant to an effective registration abatement under the Securities Act.

  "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 20% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Purchase Money Indebtedness" means any Indebtedness of a Person to any seller or other Person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors, is directly related to the business of the Company or any Subsidiary and which is incurred substantially concurrently with such acquisition and is secured only by the assets so financed.

  "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of
(x) the Stated Maturity of the Indebtedness being Refinanced and (y) the Stated Maturity of the Notes, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less that the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus unpaid accrued interest and any premium and defeasance costs) under the Indebtedness being Refinanced, plus actual fees and expenses Incurred in connection with the Refinancing; provided, further, however, that
(x) Refinancing Indebtedness shall not include (1) Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary that Refinances Indebtedness of the Company or (2) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary and (y) if the Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

  "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

  "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior

Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times be the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Revolving Credit Facility" means the credit agreement dated February 14, 1997, as amended on May 6, 1997, by and among the Company, certain of its subsidiaries, certain financial institutions and Fleet Capital Corporation, as agent, providing for an aggregate $20.0 million revolving credit facility including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be further amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Revolving Credit Facility" shall include agreements in respect of reimbursement of letters of credit issued pursuant to the Revolving Credit Facility and agreements in respect of Hedging Obligations with lenders party to the Revolving Credit Facility and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Revolving Credit Facility and all refundings, refinancings (in whole or in part) and replacements of any Revolving Credit Facility, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Restricted Subsidiaries and their respective successors and assigns.

  "SEC" means the Securities and Exchange Commission.

  "Secured Indebtedness" means any Indebtedness of any Person secured by a Lien.

  "Senior Indebtedness" means with respect to any Person (x) Bank Indebtedness and (y) any other Indebtedness other than (1) any obligation of such Person to any subsidiary of such Person, (2) any liability of such Person for federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability of such Person to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness, Guarantee or obligation of such Person which is, expressly by its terms, subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of such Person, (5) that portion of any Indebtedness of such Person which at the time of issuance is issued in violation of the Indenture or (6) Indebtedness of such Person represented by Disqualified Capital Stock.

  "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "Stated Maturity" means, with respect to any security, the final date specified in such security as the fixed date on which all outstanding principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Subordinated Obligation" means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or the relevant Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

  "Subsidiary" means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company, (ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries.

  "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

  "Subsidiary Guarantor" means any Subsidiary of the Company that Guarantees the Company's Obligations with respect to the Notes.

  "Tangible Property" means all land, buildings, machinery and equipment and leasehold interests and improvements which would be reflected on a balance sheet of the Company prepared in accordance with generally accepted accounting principles, excluding (i) all such tangible property located outside the United States of America, (ii) all rights, contracts and other intangible assets of any nature whatsoever and (iii) all inventories and other current assets.

  "Temporary Cash Investments" means any of the following:

    (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof.

    (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor.

    (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above.

    (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1." (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

    (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

  "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

  "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C.
(S)(S) 77aaa-77bbbb) as in effect on the date of this Indenture.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be or shall have been designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated and subject to the "Limitation on Designations of Unrestricted Subsidiaries;" provided, however, that the Subsidiary so designated and each of its Subsidiaries has not at the time of such designation or thereafter Incurred any Indebtedness pursuant to which the Lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such Shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be considered a taxable exchange for U.S. federal income tax purposes because the New Notes will not differ materially in kind or extent from the Old Notes and because the exchange will occur by operation of the terms of the Old Notes. Accordingly, such exchange should have no federal income tax consequences to holders of Old Notes. A holder's adjusted tax basis and holding period in a New Note will be the same as such holder's adjusted tax basis and holding period in the Old Note exchanged therefor.

  The foregoing discussion of certain U.S. federal income tax considerations is not based upon and does not constitute an opinion of counsel. Holders considering an exchange of Old Notes for New Notes should consult their own tax advisors concerning the U.S. federal income tax considerations in light of their particular situations as well as any considerations arising under state, local, foreign and other tax laws or subsequent versions thereof.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 1, 1998, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of the Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such document in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the issuance and sale of the New Notes will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented the Windward Group in certain matters unrelated to the Offering and represented the Windward Group in connection with the Recapitalization. Skadden, Arps, Slate, Meagher & Flom LLP may continue to represent the Windward Group and the Company in the future. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented Credit Suisse First Boston Corporation and its affiliates and may continue to do so in the future.

                                    EXPERTS

  The consolidated financial statements of HCC Industries Inc. and its subsidiaries for the years ended April 1, 1995, March 30, 1996 and March 29, 1997 included in this Prospectus and Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, as stated in their report included herein given on the authority of that firm as experts in accounting and auditing.

                      HCC INDUSTRIES INC. AND SUBSIDIARIES

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                               ----------------

                                                                            PAGE
                                                                            ----
FINANCIAL STATEMENTS:
Report of Independent Accountants.........................................   F-2
Consolidated Balance Sheets as of March 29, 1997 and March 30, 1996 ......   F-3
Consolidated Statements of Earnings for the Years Ended March 29, 1997,
 March 30, 1996 and April 1, 1995.........................................   F-4
Consolidated Statements of Stockholders' Equity for the Years Ended March
 29, 1997, March 30, 1996 and April 1, 1995...............................   F-5
Consolidated Statements of Cash Flows for the Years Ended March 29, 1997,
 March 30, 1996 and April 1, 1995.........................................   F-6
Notes to Consolidated Financial Statements................................   F-7
Unaudited Condensed Consolidated Balance Sheets as of June 28, 1997 and
 March 29, 1997...........................................................  F-17
Unaudited Condensed Consolidated Statements of Earnings for the Three
 Months Ended June 28, 1997 and June 29, 1996.............................  F-18
Unaudited Consolidated Statement of Stockholders' Deficit for the Three
 Months Ended June 28, 1997...............................................  F-19
Unaudited Consolidated Statements of Cash Flows for the Three Months Ended
 June 28, 1997 and June 29, 1996..........................................  F-20
Notes to Unaudited Condensed Consolidated Financial Statements............  F-21
FINANCIAL STATEMENT SCHEDULE:
Schedule II--Valuation and Qualifying Accounts and Reserves...............   S-1

  The guarantee obligations of the Subsidiary Guarantors (which are all direct or indirect wholly owned subsidiaries of the Company) are full, unconditional and joint and several. The aggregate assets, liabilities, earnings, and equity of the Subsidiary Guarantors are substantially equivalent to the total assets, liabilities, earnings and equity of HCC Industries Inc. and its subsidiaries on a consolidated basis. Separate financial statements of the Subsidiary Guarantors are not included in this Prospectus because management of the Company has determined that separate financial statements of the Subsidiary Guarantors would not be material to investors.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
HCC Industries Inc. and Subsidiaries
Rosemead, California

  We have audited the consolidated financial statements and the financial statement schedule of HCC Industries Inc. and Subsidiaries (the "Company") listed in the Index on page F-1 of this Registration Statement on Form S-4. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCC Industries Inc. and Subsidiaries as of March 29, 1997 and March 30, 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 29, 1997 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements as a whole, present fairly, in all material respects, the information required to be included therein.

Coopers & Lybrand L.L.P.

Los Angeles, California
May 30, 1997, except for
Note 10, as to which date is
June 20, 1997

                      HCC INDUSTRIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             MARCH 29,  MARCH 30,
                                                               1997       1996
                                                              --------  -------
                           ASSETS
                           ------
CURRENT ASSETS:
Cash and cash equivalents...................................  $  6,841  $ 6,647
Restricted cash.............................................    69,282      --
Trade accounts receivable, less allowance for doubtful
 accounts of $40 (1997 and 1996)............................     6,904    7,755
Inventories.................................................     4,376    4,053
Prepaid and deferred income taxes...........................       533      180
Other current assets........................................       223      123
                                                              --------  -------
  Total current assets......................................    88,159   18,758
PROPERTY, PLANT AND EQUIPMENT, NET..........................    12,264   10,090
OTHER ASSETS:
Excess of purchase price over net assets acquired, net......     4,507    4,696
Deferred financing costs, net...............................     1,827       70
Deferred income taxes.......................................     3,269      --
Restricted cash.............................................     6,039      --
Other.......................................................        76       54
                                                              --------  -------
TOTAL ASSETS................................................  $116,141  $33,668
                                                              ========  =======

        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
        ----------------------------------------------
CURRENT LIABILITIES:
Current portion of long-term debt...........................  $  3,537  $ 1,326
Accounts payable............................................     2,553    1,911
Accrued liabilities.........................................     5,193    3,970
Due to stockholders.........................................    69,282      --
Income taxes payable........................................       --     1,164
                                                              --------  -------
  Total current liabilities.................................    80,565    8,371
LONG TERM LIABILITIES:
Deferred income taxes.......................................       --       601
Long-term debt, net of current portion......................    78,916    9,811
Other long-term liabilities.................................    10,000      --
                                                              --------  -------
                                                               169,481   18,783
                                                              --------  -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock; $.10 par value; authorized 550,000 shares,
 issued and outstanding 143,569 shares at March 29, 1997 and
 499,866 shares at March 30, 1996...........................        14       50
Additional paid-in capital..................................       --     1,757
Less: Note receivable from stockholder......................       --      (175)
Retained earnings (deficit).................................   (53,354)  13,253
                                                              --------  -------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)........................   (53,340)  14,885
                                                              --------  -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)........  $116,141  $33,668
                                                              ========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      HCC INDUSTRIES INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        FOR THE YEAR ENDED
                                                      -------------------------
                                                      MARCH    MARCH
                                                        29,      30,     APRIL
                                                       1997     1996    1, 1995
                                                      -------  -------  -------
NET SALES...........................................  $56,683  $52,207  $40,307
Cost of goods sold..................................   35,729   32,562   25,423
                                                      -------  -------  -------
GROSS PROFIT........................................   20,954   19,645   14,884
Selling, general and administrative expenses........    9,308    9,107    6,274
Non-recurring expense...............................   10,000      ---     ----
                                                      -------  -------  -------
EARNINGS FROM OPERATIONS............................    1,646   10,538    8,610
                                                      -------  -------  -------
OTHER INCOME (EXPENSE):
Interest and other income...........................      479      279      136
Interest expense....................................   (2,946)  (1,924)  (1,715)
Loss on sale of building............................      ---      ---   (1,369)
                                                      -------  -------  -------
  Total other expenses, net.........................   (2,467)  (1,645)  (2,948)
                                                      -------  -------  -------
  Earnings (loss) before taxes and extraordinary
   item.............................................     (821)   8,893    5,662
Taxes (benefit) on earnings (loss)..................     (293)   3,230    1,810
                                                      -------  -------  -------
  Earnings (loss) before extraordinary item.........     (528)   5,663    3,852
  Extraordinary loss on retirement of debt, net of
   tax benefit of $657..............................   (1,186)     ---     ----
                                                      -------  -------  -------
NET EARNINGS (LOSS).................................  $(1,714) $ 5,663  $ 3,852
                                                      =======  =======  =======
EARNINGS (LOSS) PER SHARE BEFORE EXTRAORDINARY LOSS.  $ (1.46) $ 11.44  $  7.76
Extraordinary loss per share........................    (3.29)     ---     ----
                                                      -------  -------  -------
NET EARNINGS (LOSS) PER SHARE.......................  $ (4.75) $ 11.44  $  7.76
                                                      =======  =======  =======
Weighted average shares outstanding.................  360,585  494,968  496,166
                                                      =======  =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                      HCC INDUSTRIES INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                             TOTAL
                          COMMON STOCK  ADDITIONAL            RETAINED   STOCKHOLDERS'
                          -------------  PAID-IN      NOTE    EARNINGS      EQUITY
                          SHARES AMOUNT  CAPITAL   RECEIVABLE (DEFICIT)    (DEFICIT)
                          ------ ------ ---------- ---------- ---------  -------------
Balance, April 2, 1994..    514   $51    $ 1,918      $--     $  3,738     $  5,707
  Repurchase of stock...    (24)   (2)      (360)      --          --          (362)
  Net earnings..........    --    --         --        --        3,852        3,852
                           ----   ---    -------      ----    --------     --------
Balance, April 1, 1995..    490    49      1,558       --        7,590        9,197
  Sale of stock.........     10     1        199      (175)        --            25
  Net earnings..........    --    --         --        --        5,663        5,663
                           ----   ---    -------      ----    --------     --------
Balance, March 30, 1996.    500    50      1,757      (175)     13,253       14,885
  Payment of note
  receivable............    --    --         --        175         --           175
  Repurchase of stock
  (June 1996)...........   (206)  (21)   (14,489)      --          --       (14,510)
  Repurchase of stock
  (February  1997)......   (246)  (25)   (22,949)      --      (64,893)     (87,867)
  Sale of stock in
  recapitalization......     96    10     35,681       --          --        35,691
  Net loss..............    --    --         --        --       (1,714)      (1,714)
                           ----   ---    -------      ----    --------     --------
Balance, March 29, 1997.    144   $14    $   --       $--     $(53,354)    $(53,340)
                           ====   ===    =======      ====    ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                      HCC INDUSTRIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                      FOR THE YEAR ENDED
                                                 -----------------------------
                                                 MARCH 29,  MARCH 30, APRIL 1,
                                                   1997       1996      1995
                                                 ---------  --------- --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)............................. $ (1,714)   $ 5,663  $ 3,852
Reconciliation of net earnings to net cash
 provided by operating activities:
  Non-recurring expense.........................   10,000        --       --
  Depreciation..................................    1,195        934      809
  Amortization..................................      604        435      392
  Deferred income taxes.........................   (4,223)       181       27
  Extraordinary loss............................    1,186        --       --
  Loss on sale of building......................      --         --     1,369
Changes in operating assets and liabilities:
  (Increase) decrease in trade accounts
   receivable, net..............................      851     (2,057)  (1,256)
  (Increase) in inventories.....................     (323)      (798)    (993)
  (Increase) decrease in other assets...........   (6,161)        23       34
  Increase (decrease) in accrued liabilities....      260       (259)     657
  Increase in accounts payable and income taxes
   payable......................................      135        940      805
                                                 --------    -------  -------
    Net cash provided by operating activities...    1,810      5,062    5,696
                                                 --------    -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment......   (1,943)      (615)    (994)
Proceeds from sale of building..................      --         --     1,050
Cash collected on note receivable...............      175        --        80
                                                 --------    -------  -------
    Net cash provided by (used) in investing ac-
     tivities...................................   (1,768)      (615)     136
                                                 --------    -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt............  (22,489)    (1,449)  (3,658)
Proceeds from issuance of long-term debt........   90,309        --     1,500
Deferred financing costs........................   (1,945)       --       --
Repurchases of stock............................  (30,148)       --       --
Restricted cash due to selling stockholders.....  (69,282)       --       --
Sale of stock...................................   35,691         25     (362)
Cost of recapitalization........................   (1,984)       --       --
                                                 --------    -------  -------
    Net cash provided by (used) in financing
     activities.................................      152     (1,424)  (2,520)
                                                 --------    -------  -------
Net increase in cash and cash equivalents.......      194      3,023    3,312
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD.........................................    6,647      3,624      312
                                                 --------    -------  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...... $  6,841    $ 6,647  $ 3,624
                                                 ========    =======  =======
SUPPLEMENTAL NONCASH FINANCING ACTIVITIES:
  Due to selling stockholders................... $ 70,245    $   --   $   --
  Capital lease obligations.....................    1,426      1,417      161
  Note received from sale of stock..............      --         175      --

  The accompanying notes are an integral part of these consolidated financial statements.

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 General

  HCC Merger Corp. was organized in 1989 to acquire HCC Industries Inc. and Subsidiaries ("HCC" or "Company"). HCC designs, manufactures and markets broad lines of state-of-the-art, high precision electronic connection devices known as hermetic seals. The Company's products are sold primarily in North America and Europe to the aerospace, energy, test and measurement and automotive industries.

  On October 18, 1995, HCC Merger Corp. ("Merger Corp."), entered into an agreement (as amended, the "Option Agreement") with a stockholder of Merger Corp. (who is also a stockholder of Special Devices, Inc., the Company's largest customer) in anticipation of a prior proposed acquisition of the Company by a third party. In the Option Agreement, Merger Corp. was granted an option on such stockholder's shares in Merger Corp. Such proposed transaction was not consummated. In June 1996, Merger Corp. exercised its option and such stockholder received $13,500,000 (at $70 per share, including the additional $963,000 discussed below) in consideration for his shares. Pursuant to the Option Agreement, such stockholder (i) also received certain additional amounts ($963,000) in connection with the consummation of the Recapitalization described below and (ii) agreed that he would have no interest in any future amounts actually paid to the other stockholders of the Company in connection with any subsequent transaction, including the Recapitalization. On August 28, 1996, Merger Corp. merged into the Company (the "Merger").

  On February 14, 1997, pursuant to a Stock Purchase and Sale Agreement (the "Recapitalization Agreement") dated as of December 23, 1996, the Company, certain members of management, Windward Capital Associates, L.P. ("Windward") and certain affiliates of Windward (collectively, with Windward, the "Windward Group") and Metropolitan Life Insurance Company ("MetLife") completed a recapitalization of the Company (the "Recapitalization"). The Windward Group is a group of related entities which make merchant banking investments pursuant to certain program agreements. In connection with the Recapitalization, among other things: (i) the Company entered into Credit Facilities, consisting of: (a) a $10,000,000 five year Revolving Credit Facility, (b) a $30,000,000 five year Tranche A Term Loan and (c) a $30,000,000 six and one-half year Tranche B Term Loan; (ii) the Company issued $19,300,000, net of discount, in subordinated notes to the Windward Group and MetLife along with 8,614 shares of Common Stock and certain contingent antidilution warrants for an aggregate purchase price of $22,500,000; (iii) the Company purchased a portion of the shares of Common Stock (at $370 per share) beneficially owned by existing stockholders for $87,500,000, including certain transaction expenses, in cash (a portion of which was paid at closing and the remainder of which was deposited in escrow at closing (reflected in the accompanying balance sheet as restricted cash and due to stockholders) and paid to the stockholders on April 1, 1997 in order to comply with applicable state law) and $5,000,000 in contingent subordinated notes; (iv) the Windward Group purchased 87,721 shares of Common Stock (at $370 per share) from the Company for $32,500,000 in cash; and (v) the Company repaid certain of its outstanding indebtedness. At March 29, 1997, as a result of item (iii) above, $69,282,000 remained in an escrow account and is reflected on the balance sheet of the Company as restricted cash and due to stockholders. This escrow was disbursed in April 1997. In accounting for the Recapitalization, no fair value adjustments were made to the book value of the Company's assets and no goodwill was recognized. The contingent subordinated notes vest upon achievement by the Company of certain operating performance thresholds or achievement by the Windward Group of certain investment performance thresholds. At the time of vesting, the Company will record a charge to equity to reflect the additional purchase price associated with the shares purchased in the Recapitalization.

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

  In addition, in connection with the Recapitalization, a $6,000,000 escrow was established by the selling stockholders to fund certain contingencies and/or items specifically indemnified by the selling stockholders. The escrow account has been classified as restricted cash on the consolidated balance sheet. Any funds remaining in this account upon satisfaction of conditions specified in the escrow agreement, will be paid to the selling stockholders.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED:

 Principles Of Consolidation

  The consolidated financial statements include the accounts of the Company and all wholly owned subsidiaries. All significant intercompany transactions (which are primarily sales/purchases and receivables/payables) have been eliminated in consolidation.

  The Company's 10 3/4% Senior Subordinated Notes are guaranteed by all operating subsidiaries of the Company (the "Subsidiary Guarantors") (See Note
10). The guarantee obligations of the Subsidiary Guarantors (which are all direct or indirect wholly owned subsidiaries of the Company) are full, unconditional and joint and several. The aggregate assets, liabilities, earnings, and equity of the Subsidiary Guarantors are substantially equivalent to the total assets, liabilities, earnings and equity of HCC Industries Inc. and its subsidiaries on a consolidated basis. Separate financial statements of the Subsidiary Guarantors are not included in the accompanying financial statements because management of the Company has determined that separate financial statements of the Subsidiary Guarantors would not be material to investors.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, reported results of operations and disclosure of contingencies at the dates of the consolidated financial statements. Actual results could differ from those estimates.

 Accounting Period

  The consolidated financial statements are based on the fiscal year ending on the Saturday nearest to March 31.

 Revenue Recognition

  The Company recognizes revenue at the time of product shipment.

 Cash Equivalents

  The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The Company has bank balances, including cash and cash equivalents, which at times may exceed federally insured limits.

 Accounts Receivable And Concentration Of Credit Risk

  The Company grants uncollateralized credit to its customers who are located in various geographical areas. Estimated credit losses and returns have been provided for in the financial statements and, to date, have been within management's expectations. Sales to the Company's four largest customers accounted for 43% (1997), 45% (1996) and 44% (1995) of total sales. At March 29, 1997 and March 30, 1996, the four largest customers accounted for approximately 30% and 43% of total accounts receivable, respectively.

  Prior to August 1996, a stockholder of the Company was also a stockholder of Special Devices, Inc. ("SDI"). Sales to SDI were $15,243,000, $12,212,000 and $11,873,000 for the years ended March 29, 1997, March 30, 1996 and April 1, 1995, respectively. Accounts receivable from SDI as of March 29, 1997 and March 30, 1996 was $1,392,000 and $1,668,000, respectively. In fiscal 1997, the stockholder sold his outstanding shares back to the Company.

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED:

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the respective assets of 3 years to 40 years.

  Repairs and maintenance are charged directly to expense as incurred. Additions and betterments to property, plant and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in operations.

 Excess of Purchase Price over Net Assets Acquired

  The excess of purchase price over net assets acquired is amortized on a straight-line basis over 40 years. Amortization expense was $189,000 for each of the three years in the period ended March 29, 1997. Accumulated amortization on the excess purchase price over net assets acquired was $1,694,000 and $1,505,000 as of March 29, 1997 and March 30, 1996,
respectively.

 Long-Lived Assets

  In March 1995, Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," was issued. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 was effective for fiscal years beginning after December 15, 1995. The impact of the adoption of SFAS No. 121 was not material to the Company's consolidated financial statements.

 Income Taxes

  The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

 Stock Based Employee Compensation Awards

  Statement of Financial Accounting Standards No. 123, "Accounting for the Awards of Stock-Based Compensation to Employees" ("SFAS No. 123") encourages, but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company has adopted the disclosure requirements of SFAS No. 123, which involves proforma disclosure of net income under SFAS No. 123, detailed descriptions of plan terms and assumptions used in valuing stock option grants. The Company has chosen to continue to account for stock-based employee compensation awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED:

 Earnings (Loss) Per Share

  Earnings (loss) per share is computed based on the weighted average number of common and common equivalents shares outstanding during the periods presented, using the treasury stock method. Common stock equivalents related to stock options are excluded from the computation when their effect is antidilutive.

  In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 requires dual presentation of newly defined basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. This method is considered more compatible with International Accounting Standards. SFAS No. 128 is effective for all fiscal years ending after December 15, 1997. The Company is currently evaluating the impact of SFAS No. 128.

 Reclassifications

  Certain reclassifications have been made to previously reported amounts to conform with the current year presentation.

2. INVENTORIES:

  Inventories consist of the following (in thousands):

                                                               MARCH     MARCH
                                                                29,       30,
                                                                1997     1996
                                                              --------  -------
   Raw materials and component parts......................... $  1,910  $ 1,948
   Work in process...........................................    2,466    2,105
                                                              --------  -------
                                                              $  4,376  $ 4,053
                                                              ========  =======

3. PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment consist of the following (in thousands):

                                                               MARCH     MARCH
                                                                29,       30,
                                                                1997     1996
                                                              --------  -------
   Land...................................................... $  3,180  $ 3,180
   Buildings and improvements................................    5,450    5,018
   Furniture, fixtures and equipment.........................    9,350    6,413
                                                              --------  -------
                                                                17,980   14,611
   Less accumulated depreciation.............................   (5,716)  (4,521)
                                                              --------  -------
                                                              $ 12,264  $10,090
                                                              ========  =======

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

4. LONG-TERM DEBT:

  Long-term debt consists of the following (in thousands):

                                                            MARCH 29, MARCH 30,
                                                              1997      1996
                                                            --------- ---------
   Tranche A Term Loan--bearing interest at the bank's
    prime rate plus 1 1/4% payable monthly in arrears;
    principal payments of $500,000 payable quarterly
    through June 1998; $1,000,000 payable quarterly
    through March 1999; $2,000,000 payable quarterly
    thereafter with balance due February 14, 2002.........   $30,000   $  --
   Tranche B Term Loan--bearing interest at the bank's
    prime rate plus 1 3/4% payable monthly in arrears;
    principal payments of $75,000 payable quarterly
    through March 2002; $3,500,000 payable quarterly
    through March 2003; $7,500,000 payable June 2003 and
    balance due August 14, 2003...........................    30,000      --
   12% subordinated notes--interest payable semi--
    annually; face value of $22,500,000 due April 15,
    2004, recorded at present value discounted to an
    effective interest rate of 15.38%.....................    19,352      --
   12 1/2% convertible subordinated debentures--interest
    payable semi-annually; sinking fund payments of
    $750,000 annually with remaining balance due November
    15, 2000..............................................       --     5,497
   7 1/4% subordinated debentures--interest payable semi-
    annually; face value of $5,320,000 due April 15, 2001,
    recorded at present value discounted to an effective
    interest rate of 19.12%...............................       --     3,293
   Term loan on land, building and improvements payable in
    monthly installments of $9,000 plus interest at the
    bank's prime rate plus 1 1/2% with balance due August
    1997..................................................       596      706
   Other..................................................     2,505    1,641
                                                             -------   ------
                                                              82,453   11,137
   Less current portion...................................     3,537    1,326
                                                             -------   ------
                                                             $78,916   $9,811
                                                             =======   ======

  At March 29, 1997 and March 30, 1996, the prime rate was 8.50% and 8.25%, respectively.

  The 12 1/2% and 7 1/4% debentures were redeemed on February 14, 1997. As a result, the Company recognized an extraordinary loss ($1,186,000 net of tax benefit) on unamortized discount and issuance costs.

  In issuing the Tranche A Term Loan, the Tranche B Term Loan and the 12% subordinated notes, the Company incurred $1,945,000 in deferred financing costs. These costs will be amortized using the straight-line method which approximates the effective interest method over the term of the respective debt. For the year ended March 29, 1997, the Company incurred amortization expense of $118,000 on the deferred financing costs. See Note 11 for a description of a subsequent transaction to refinance this debt.

  In accordance with SFAS No. 107 "Disclosure About Fair Value of Financial Instruments," the fair values of the Company's long-term debt has been established based on current rates offered to the Company for debt of the same remaining maturities. The carrying amounts of the Company's loans approximate their fair values.

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

4. LONG-TERM DEBT--CONTINUED:

  Minimum payments due under long-term debt as of March 29, 1997 are as follows (in thousands):

            FISCAL
            ------
            1998................................. $ 3,537
            1999.................................   4,918
            2000.................................   8,868
            2001.................................   8,764
            2002.................................   8,514
            2003 and thereafter..................  47,852
                                                  -------
                                                  $82,453
                                                  =======

  Cash payments for interest were $2,241,000 (1997), $1,379,000 (1996) and
$1,419,000 (1995).

5. LINES OF CREDIT:

  The Company has a revolving credit facility agreement (the "Agreement") of $10,000,000 expiring on February 14, 2002. The Agreement provides for interest on outstanding balances at the bank's prime rate plus 1 1/4%. Under the Agreement, any amounts outstanding under the line of credit are collateralized by accounts receivable and inventories of the Company. The Agreement includes covenants requiring maintenance of certain financial ratios. At March 29, 1997 there were no borrowings outstanding under the Agreement.

  The Company has a capital lease line of credit of $3,417,000 for financing manufacturing equipment expiring March 31, 1997. The agreement provides for thirty-six (36) or sixty (60) month terms with interest at 2.00% above the bank's index rate. The bank's index rate is the U.S. Treasury Note bond-equivalent yield per annum corresponding to the average life of the lease. At March 29, 1997 and March 30, 1996 there were $2,335,000 and $1,417,000 in borrowings outstanding under the capital lease line, respectively.

6. TAXES ON EARNINGS:

  The components of income tax (benefit) expense consist of the following (in thousands):

                                                            1997    1996   1995
                                                           ------  ------ ------
   Current:
     Federal.............................................. $2,484  $2,403 $1,426
     State................................................    488     646    357
                                                           ------  ------ ------
                                                            2,972   3,049  1,783
                                                           ------  ------ ------
   Deferred:
     Federal.............................................. (3,334)    147     25
     State................................................   (588)     34      2
                                                           ------  ------ ------
                                                           (3,922)    181     27
                                                           ------  ------ ------
                                                           $ (950) $3,230 $1,810
                                                           ======  ====== ======

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

6. TAXES ON EARNINGS--CONTINUED:

  The Company's effective tax rate differs from the statutory federal income tax rate as follows:

                                                            1997   1996   1995
                                                           ------  -----  -----
   Tax provision at the statutory rate.................... (34.0%) 34.0%  34.0%
   Nondeductible expenses.................................   2.7%   0.8%   3.6%
   State taxes, net of federal benefit....................  (1.9%)  5.0%   1.8%
   Other..................................................  (2.5%) (3.5%) (7.4%)
                                                           ------  -----  -----
                                                           (35.7%) 36.3%  32.0%
                                                           ======  =====  =====

  The components of the net deferred taxes are as follows (in thousands):

                                                             MARCH 29, MARCH 30,
                                                               1997      1996
                                                             --------- ---------
   Deferred Tax Assets:
   Environmental liabilities................................  $4,000     $ --
   Accrued vacation and other...............................     215       214
                                                              ------     -----
                                                               4,215       214
   Deferred Tax Liabilities:
   Depreciation.............................................    (730)     (635)
                                                              ------     -----
   Deferred Tax Asset (Liability), net......................  $3,485     $(421)
                                                              ======     =====

  Cash tax payments were $4,454,000 (1997), $2,079,000 (1996) and $1,673,000
(1995).

7. CAPITAL STOCK:

  The Company is authorized to issue an aggregrate of 550,000 shares of common stock. Prior to the Recapitalization, the Company had only one class of common stock. Subsequent to the Recapitalization, common stock may be issued in four different classes, which differ only in voting rights per share as follows:

                                   VOTING RIGHTS
            CLASS                    PER SHARE
            -----                  -------------
            A........................... 1
            B........................... 1
            C..........................None.
            D...........................10

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

7. CAPITAL STOCK--CONTINUED

  The changes in each class of common shares for each of the three years in the period ended March 29, 1997 are as follows:

                                        CLASS OF COMMON STOCK
                         -----------------------------------------------------
                              A              B            C            D          TOTAL
                         -------------  ------------ ------------ ------------ ------------
                                  PAR           PAR          PAR          PAR          PAR
                         SHARES  VALUE  SHARES VALUE SHARES VALUE SHARES VALUE SHARES VALUE
                         ------  -----  ------ ----- ------ ----- ------ ----- ------ -----
Balance--April 2, 1994..   514   $ 51                                            514  $ 51
 Repurchase of Stock....   (24)    (2)                                           (24)   (2)
                         -----   ----                                           ----  ----
Balance--April 1, 1995..   490     49                                            490    49
 Sale of Stock..........    10      1                                             10     1
                         -----   ----                                           ----  ----
Balance--March 30, 1996    500     50                                            500    50
 Repurchase of Stock
  (June 1996)...........  (206)   (21)                                          (206)  (21)
 Repurchase of Stock
  (February 1997).......  (246)   (25)                                          (246)  (25)
 Sale of Stock..........    63      6     28    $ 3     4    $ 1     1   $--      96    10
                         -----   ----    ---    ---   ---    ---   ---   ----   ----  ----
Balance--March 29, 1997    111   $ 10     28    $ 3     4    $ 1     1   $--     144  $ 14
                         =====   ====    ===    ===   ===    ===   ===   ====   ====  ====

  In February 1997, the Company adopted a stock option plan (the "Option Plan") which provides for the grant to employees, from time to time, of non-qualified stock options to purchase up to an aggregate of 22,887 shares of common stock at exercise prices to be determined by the Board of Directors. The Option Plan provides for the grant of management options to purchase 6,393 shares of common stock (the "Management Options"), management performance options to purchase 14,206 shares of common stock (the "Management Performance Options"), director options to purchase 710 shares of common stock (the "Director Options") and director performance options to purchase 1,578 shares of common stock (the "Director Performance Options"). The Management Options and Director Options are subject to a vesting schedule that generally provides for each series of options to vest 20% per year over five years if the Company attains specified annual or cumulative earnings targets as defined in the Option Plan. The Management Performance Options and Director Performance Options are subject to a vesting schedule based on a change in control in which the Windward Group realizes specified annual rates of return on its equity investment in the Company as defined in the Option Plan. All options are exercisable over a period of 10 years and will automatically vest on the seventh anniversary of the date of grant, regardless of whether the performance criteria are achieved.

  During the year ended March 29, 1997, the Company granted options to purchase 18,160 shares of common stock with an exercise price equal to the fair value of common stock as determined by the Board of Directors at the date of grant ($370 per share). No options were exercisable at March 29, 1997 and options to purchase 4,727 shares of common stock remained available for grant.

  The Company has adopted the disclosure only provisions of SFAS No. 123. For the year ended March 29, 1997, due to the limited time period for which stock options were outstanding, there was no significant difference between the Company's net loss or net loss per share and pro forma amounts calculated in accordance with Statements of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation".

  The fair value of each option granted was estimated on the date of grant to be $99 using the minimum value method with the following assumptions (i) risk-free interest rate of 6.25%, (ii) expected option life of 5 years, (iii) forfeiture rate of 0 and (iv) no expected dividends.

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

8. EMPLOYEE BENEFIT PLAN:

  In 1993, the Company adopted the HCC Savings and Investment Plan (the "Plan") which covers all eligible full-time employees. The Company established the Plan to meet the requirements of a qualified retirement plan pursuant to the provisions of Section 401(k) of the Internal Revenue Code. The Plan provides participants the opportunity to make tax deferred contributions to a retirement trust account in amounts up to 15% of their gross wages. The Company has elected to make matching contributions in amounts that may change from year to year. The Company contributed $480,000 (1997), $323,000 (1996) and $318,000 (1995) in matching contributions to the Plan.

9. COMMITMENTS AND CONTINGENCIES:

 Environmental

  As an ongoing facet of the Company's business, it is required to maintain compliance with various environmental regulations. The cost of this compliance is included in the Company's operating results as incurred. These ongoing costs include permitting fees and expenses and specialized effluent control systems as well as monitoring and site assessment costs required by various governmental agencies. In the opinion of management, the maintenance of this compliance will not have a significant effect on the financial position or results of operations of the Company.

  In August 1994, the U.S. Environmental Protection Agency ("EPA") identified the Company as a potentially responsible party ("PRP") in the El Monte Operable Unit ("EMOU") of the San Gabriel Valley Superfund Sites. In early 1995, the Company and the EPA executed an Administrative Consent Order which requires the Company and other PRP's to perform a Remedial Investigation and Feasibility Study ("RI/FS") for the EMOU. In addition, the Company's facility in Avon, Massachusetts is subject to Massachusetts "Chapter 21E", the State's hazardous site clean-up program. Uncertainty as to (a) the extent to which the Company caused, if at all, the conditions being investigated, (b) the extent of environmental contamination and risks, (c) the applicability of changing and complex environmental laws, (d) the stage of the investigation and/or remediation, (e) the unpredictability of investigation and/or remediation costs (including as to when they will be incurred), (f) applicable clean-up standards, (g) the remediation (if any) that will ultimately be required, and
(h) available technology make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. In addition, liability under CERCLA is joint and several, and any potential inability of other PRPs to pay their pro rata share of the environmental remediation costs may result in the Company being required to bear costs in excess of its pro rata share.

  In fiscal 1997, the Company with the help of independent consultants, determined a range of estimated costs of $9,000,000 to $11,000,000 associated with the various claims and assertions it faces. The time frame over which the Company expects to incur such costs varies with each site, ranging up to 20 years as of March 29, 1997. These estimates are based partly on progress made in determining the magnitude of such costs, experience gained from sites on which remediation is ongoing or has been completed, and the timing and extent of remedial actions required by the applicable governmental authorities. As a result, the Company has accrued $10,000,000 for estimated environmental remediation as of March 29, 1997, which the Company believes to be the best estimate of the liability.

  In conjunction with the Recapitalization, an escrow of $6,000,000 was established to secure certain indemnification obligations (including environmental matters) of the Selling Group to the Company. Any environmental costs, net of tax benefit, are expected to be funded from the escrow account. Actual expenses for environmental remediation for each of the three years in the period ended March 29, 1997 were $297,000 (1997), $730,000 (1996) and
$169,000 (1995).

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

9. COMMITMENTS AND CONTINGENCIES--CONTINUED

  Claims for recovery of costs already incurred and future costs have been asserted against various insurance companies. The Company has neither recorded any asset nor reduced any liability in anticipation of recovery with respect to such claims made.

  The Company believes its reserves are adequate, but as the scope of its obligations becomes more clearly defined, this reserve may be modified and related charges against earnings may be made.

 Leases

  The Company leases certain facilities under non-cancelable operating lease agreements expiring through 2002. The leases are subject to increases from time to time primarily based on CPI adjustments. The lease terms vary from 4 to 7 years and include options to extend the leases for additional terms.

  At March 29, 1997, the minimum lease payments due over the remaining life of the facility leases consisted of (in thousands):

        YEAR ENDED MARCH                                                  AMOUNT
        ----------------                                                  ------
          1998...........................................................  $159
          1999...........................................................   159
          2000...........................................................   163
          2001...........................................................   136
          2002...........................................................    34

  Rent expense under operating leases was $165,000 (1997), $77,000 (1996) and $12,000 (1995).

 Other

  In addition to the above, the Company is involved in other claims and litigation arising in the normal course of business. Based on the advice of counsel and in the opinion of management, the ultimate resolution of these matters will not have a significant effect on the financial position or the results of operations of the Company.


10. SUBSEQUENT EVENTS:

  In May 1997, the Company issued $90,000,000 of senior subordinated notes due in May 2007. Interest is payable semi-annually at 10.75% per annum. Proceeds from the offering were used to (i) retire the Tranche A Term Loan, the Tranche B Term Loan and the 12% subordinated notes and accompanying equity, and (ii) provide approximately $3,800,000 (net of offering expenses) for additional working capital needs of the Company. As a result of this refinancing, the Company will record an extraordinary loss of approximately $1,100,000, net of taxes, in the first quarter of fiscal 1998. Concurrent with the offering, the Company's bank increased the revolving credit facility to an aggregate of $20,000,000.

  On June 20, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of Connector Industries of America, a glass-to-metal sealing company. The purchase price included $2,100,000 in cash and a contingent payment of $400,000 based upon the volume of business retained in the immediately subsequent 18 month period. In its last fiscal year of operations, the acquired company generated sales of approximately $3,200,000. The transaction was accounted for as an asset purchase. In conjunction with the acquisition, the Company assigned $1,372,000 to intangibles which will be amortized over a 14 year period on a straight line basis. If the contingent payment becomes payable, such amount will be recorded as additional purchase price consideration and added to intangibles. Pro forma results of operations are not provided as the impact on Company operations is not material.

                      HCC INDUSTRIES INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEETS--UNAUDITED

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            JUNE 28,  MARCH 29,
                                                              1997      1997
                                                            --------  ---------
                           ASSETS
                           ------
CURRENT ASSETS:
Cash and cash equivalents................................... $ 8,780  $  6,841
Restricted cash.............................................     --     69,282
Trade accounts receivable, less allowance for doubtful
 accounts of $49 at June 28, 1997 and $40 at March 29, 1997.   8,917     6,904
Inventories.................................................   4,482     4,376
Prepaid and deferred income taxes...........................     970       756
                                                             -------  --------
  Total current assets......................................  23,149    88,159
PROPERTY, PLANT AND EQUIPMENT, NET..........................  12,961    12,264
OTHER ASSETS:
Intangible assets...........................................   5,832     4,507
Deferred financing costs, net...............................   3,643     1,903
Deferred income taxes.......................................   3,269     3,269
Restricted cash.............................................   6,079     6,039
                                                             -------  --------
TOTAL ASSETS................................................ $54,933  $116,141
                                                             =======  ========

        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
        ----------------------------------------------

CURRENT LIABILITIES:
Current portion of long-term debt........................... $ 1,215  $  3,537
Accounts payable............................................   2,604     2,553
Accrued liabilities.........................................   6,604     5,193
Due to stockholders.........................................     --     69,282
                                                             -------  --------
  Total current liabilities.................................  10,423    80,565

LONG TERM LIABILITIES:
Long-term debt, net of current portion......................  91,697    78,916
Other long-term liabilities.................................   9,940    10,000
                                                             -------  --------
                                                             112,060   169,481
                                                             -------  --------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock; $.10 par value: authorized 550,000 shares,
 issued and outstanding 134,955 shares at June 28, 1997 and
 143,569 shares at March 29, 1997...........................      13        14
Accumulated deficit......................................... (57,140)  (53,354)
                                                             -------  --------
TOTAL STOCKHOLDERS' DEFICIT................................. (57,127)  (53,340)
                                                             -------  --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT................. $54,933  $116,141
                                                             =======  ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HCC INDUSTRIES INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS--UNAUDITED

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               THREE MONTHS
                                                                   ENDED
                                                              ----------------
                                                               JUNE     JUNE
                                                                28,      29,
                                                               1997     1996
                                                              -------  -------
NET SALES.................................................... $15,505  $14,747
Cost of goods sold...........................................   9,319    9,222
                                                              -------  -------
GROSS PROFIT.................................................   6,186    5,525
Selling, general and administrative expenses.................   2,129    2,234
                                                              -------  -------
EARNINGS FROM OPERATIONS.....................................   4,057    3,291
                                                              -------  -------
OTHER INCOME (EXPENSE):
 Interest and other income...................................     100      108
 Interest expense............................................  (2,605)    (387)
                                                              -------  -------
  Total other expenses, net..................................  (2,505)    (279)
                                                              -------  -------
EARNINGS BEFORE TAXES AND EXTRAORDINARY ITEM.................   1,552    3,012
Taxes on earnings............................................     609    1,174
                                                              -------  -------
Earnings before extraordinary item...........................     943    1,838
Extraordinary loss on retirement of debt, net of tax benefit
 of $640.....................................................  (1,002)     --
                                                              -------  -------
NET EARNINGS (LOSS).......................................... $   (59) $ 1,838
                                                              =======  =======
EARNINGS PER SHARE BEFORE EXTRAORDINARY LOSS................. $  6.84  $  3.68
Extraordinary loss per share.................................   (7.27)     --
                                                              -------  -------
NET EARNINGS (LOSS) PER SHARE................................ $  (.43) $  3.68
                                                              =======  =======
Weighted average shares outstanding.......................... 137,826  499,866
                                                              =======  =======


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HCC INDUSTRIES INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT--UNAUDITED

                    FOR THE THREE MONTHS ENDED JUNE 28, 1997
                                 (IN THOUSANDS)

                                         COMMON STOCK                  TOTAL
                                         ------------- ACCUMULATED STOCKHOLDERS'
                                         SHARES AMOUNT   DEFICIT      DEFICIT
                                         ------ ------ ----------- -------------
BALANCE, MARCH 29, 1997.................  144    $14    $(53,354)    $(53,340)
  Repurchase of stock...................   (9)    (1)     (3,727)      (3,728)
  Net loss..............................  --     --          (59)         (59)
                                          ---    ---    --------     --------
BALANCE, JUNE 28, 1997..................  135    $13    $(57,140)    $(57,127)
                                          ===    ===    ========     ========



  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HCC INDUSTRIES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS--UNAUDITED
                                 (IN THOUSANDS)

                                                         THREE MONTHS ENDED
                                                        ---------------------
                                                        JUNE 28,    JUNE 29,
                                                          1997        1996
                                                        ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss).................................... $    (59)    $  1,838
Reconciliation of net earnings (loss) to net cash pro-
 vided by operating activities:
  Depreciation.........................................       330         259
  Amortization.........................................       245         112
  Deferred income taxes................................      (285)        --
  Extraordinary loss...................................     1,002         --
Changes in operating assets and liabilities:
    (Increase) decrease in trade accounts receivable,
     net...............................................    (1,634)        323
    Decrease (increase) in inventories.................       153        (309)
    (Increase) in other assets.........................      (211)       (159)
    Increase (decrease) in accrued liabilities.........     1,351        (310)
    Increase in accounts payable and income taxes pay-
     able..............................................       866         829
                                                        ---------    --------
    Net cash provided by operating activities..........     1,758       2,583
                                                        ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisition.................................    (2,200)        --
  Purchases of property, plant and equipment...........      (694)       (297)
                                                        ---------    --------
    Net cash used in investing activities..............    (2,894)       (297)
                                                        ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt.................   (79,497)       (153)
  Proceeds from issuance of long-term debt.............    90,000         --
  Deferred financing costs.............................    (3,700)        --
  Repurchase of stock..................................    (3,728)        --
                                                        ---------    --------
    Net cash provided by (used in) financing activi-
     ties..............................................     3,075        (153)
                                                        ---------    --------
Net increase in cash and cash equivalents..............     1,939       2,133
Cash and cash equivalents at beginning of period.......     6,841       6,647
                                                        ---------    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............. $   8,780    $  8,780
                                                        =========    ========
SUPPLEMENTAL NONCASH FINANCING ACTIVITIES:
  Capital lease obligations............................ $     --     $    465

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


1. INTERIM FINANCIAL STATEMENTS:

  The accompanying unaudited condensed consolidated financial statements of HCC Industries Inc., a Delaware corporation, include all adjustments (consisting of normal recurring entries) which management believes are necessary for a fair presentation of the financial position and results of operations for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The year end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. It is suggested that the accompanying financial statements be read in conjunction with the Company's audited financial statements and footnotes as of and for the year ended March 29, 1997. Operating results for the three month period ended June 28, 1997 are not necessarily indicative of the operating results for the full fiscal year.

2. INVENTORIES:

  Inventories consist of the following (in thousands):

                                                                 JUNE
                                                                 28,   MARCH 29,
                                                                 1997    1997
                                                                ------ ---------
   Raw materials and component parts........................... $1,889  $ 1,910
   Work in process.............................................  2,593    2,466
                                                                ------  -------
                                                                $4,482  $ 4,376
                                                                ======  =======

3. PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment consist of the following (in thousands)

                                                               JUNE
                                                                28,    MARCH 29,
                                                               1997      1997
                                                              -------  ---------
   Land...................................................... $ 3,180   $ 3,180
   Buildings and improvements................................   5,450     5,450
   Furniture, fixtures and equipment.........................  10,377     9,350
                                                              -------   -------
                                                               19,007    17,980
   Less accumulated depreciation.............................  (6,046)   (5,716)
                                                              -------   -------
                                                              $12,961   $12,264
                                                              =======   =======

4. BUSINESS ACQUISITION:

  On June 20, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of Connector Industries of America, a glass-to-metal sealing company. The purchase price included $2,100,000 in cash and a contingent payment of $400,000 based upon the volume of business retained in the immediately subsequent 18 month period. In its last fiscal year of operations, the acquired company generated sales of approximately $3,200,000. The transaction was accounted for as an asset purchase. In conjunction with the acquisition, the Company assigned $1,372,000 to intangibles which will be amortized over a 14 year period on a straight line basis. If the contingent payment becomes payable, such amount will be recorded as additional purchase price consideration and added to intangibles. Pro forma results of operations are not provided as the impact on Company operations is not material.

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

                                  (UNAUDITED)


5. LONG-TERM DEBT:

  Long-term debt consists of the following (in thousands):

                                                            JUNE 28, MARCH 29,
                                                              1997     1997
                                                            -------- ---------
   10 3/4% senior subordinated notes--interest payable
    semi-annually due May 15, 2007......................... $ 90,000  $   --
   Tranche A Term Loan.....................................      --    30,000
   Tranche B Term Loan.....................................      --    30,000
   12% subordinated notes..................................      --    19,352
   Term loan on land, building and improvements due August
   1997....................................................      578      596
   Other...................................................    2,334    2,505
                                                            --------  -------
                                                              92,912   82,453
   Less current portion....................................    1,215    3,537
                                                            --------  -------
                                                            $ 91,697  $78,916
                                                            ========  =======

  In May 1997, the Company issued $90,000,000 of senior subordinated notes due in May 2007. Interest is payable semi-annually at 10.75% per annum. Proceeds from the offering were used to (i) retire the Tranche A Term Loan, the Tranche B Term Loan and the 12% subordinated notes, and (ii) provide approximately $3,800,000 (net of offering expenses) for additional working capital needs of the Company. As a result of this refinancing, the Company recorded an extraordinary loss of $1,002,000, net of taxes, in the first quarter of fiscal 1998. Concurrent with the offering, the Company's bank increased the revolving credit facility to an aggregate of $20,000,000.

6. CAPITAL STOCK:

  The Company is authorized to issue an aggregate of 550,000 shares of common stock. Prior to the Recapitalization, the Company had only one class of common stock. Subsequent to the Recapitalization, common stock may be issued in four different classes, which differ only in voting rights per share as follows:

                                                           VOTING RIGHTS
            CLASS                                            PER SHARE
            -----                                          -------------
            A...................................................... 1
            B...................................................... 1
            C...................................................... None
            D...................................................... 10

  The changes in each class of common shares for the quarter ended June 28, 1997 are as follows:

                                               CLASS OF COMMON STOCK
                          ----------------------------------------------------------------
                               A            B            C            D          TOTAL
                          ------------ ------------ ------------ ------------ ------------
                                  PAR          PAR          PAR          PAR          PAR
                          SHARES VALUE SHARES VALUE SHARES VALUE SHARES VALUE SHARES VALUE
                          ------ ----- ------ ----- ------ ----- ------ ----- ------ -----
Balance--March 29, 1997.   111    $10    28    $ 3     4    $ 1     1   $--    144    $14
Repurchase of Stock.....    (8)    (1)   (1)   --    --     --    --     --     (9)    (1)
                           ---    ---   ---    ---   ---    ---   ---   ----   ---    ---
Balance--June 28, 1997..   103    $ 9    27    $ 3     4    $ 1     1   $--    135    $13
                           ===    ===   ===    ===   ===    ===   ===   ====   ===    ===

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

                                  (UNAUDITED)


6. CAPITAL STOCK--CONTINUED:

  Concurrent with the $90,000,000 of Senior Subordinated Notes issued in May 1997, the Company repurchased $22,500,000 of Mezzanine Security Units, composed of 7,831 shares of Class A and 783 shares of Class B common stock and attached contingent anti-dilution warrants (at $370 per share) and $19,300,000, net of discount, of subordinated notes. The remaining 406,431 shares of common stock are undesignated as to class.

7. COMMITMENTS AND CONTINGENCIES:

Environmental

  As an ongoing facet of the Company's business, it is required to maintain compliance with various environmental regulations. The cost of this compliance is included in the Company's operating results as incurred. These ongoing costs include permitting fees and expenses and specialized effluent control systems as well as monitoring and site assessment costs required by various governmental agencies. In the opinion of management, the maintenance of this compliance will not have a significant effect on the financial position or results of operations of the Company.

  In August 1994, the U.S. Environmental Protection Agency ("EPA") identified the Company as a potentially responsible party ("PRP") in the El Monte Operable Unit ("EMOU") of the San Gabriel Valley Superfund Sites. In early 1995, the Company and the EPA executed an Administrative Consent Order which requires the Company and other PRP's to perform a Remedial Investigation and Feasibility Study ("RI/FS") for the EMOU. In addition, the Company's facility in Avon, Massachusetts is subject to Massachusetts "Chapter 21E", the State's hazardous site clean-up program. Uncertainty as to (a) the extent to which the Company caused, if at all, the conditions being investigated, (b) the extent of environmental contamination and risks, (c) the applicability of changing and complex environmental laws, (d) the stage of the investigation and/or remediation, (e) the unpredictability of investigation and/or remediation costs (including as to when they will be incurred), (f) applicable clean-up standards, (g) the remediation (if any) that will ultimately be required, and
(h) available technology make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. In addition, liability under CERCLA is joint and several, and any potential inability of other PRPs to pay their pro rata share of the environmental remediation costs may result in the Company being required to bear costs in excess of its pro rata share.

  In fiscal 1997, the Company with the help of independent consultants, determined a range of estimated costs of $9,000,000 to $11,000,000 associated with the various claims and assertions it faces. The time frame over which the Company expects to incur such costs varies with each site, ranging up to 20 years as of March 29, 1997. These estimates are based partly on progress made in determining the magnitude of such costs, experience gained from sites on which remediation is ongoing or has been completed, and the timing and extent of remedial actions required by the applicable governmental authorities. As a result, the Company has accrued $10,000,000 for existing estimated environmental remediation as of March 29, 1997, which the Company believes to be the best estimate of the liability.

  In conjunction with the Recapitalization, an escrow of $6,000,000 was established to secure certain indemnification obligations (including environmental matters) of the Selling Group to the Company. Any environmental costs, net of tax benefit, are expected to be funded from the escrow account. Actual expenses for environmental remediation for each of the three years in the period ended March 29, 1997 were $297,000 (1997), $730,000 (1996) and
$169,000 (1995). No environmental expense has been recorded by the Company during the three months ended June 28, 1997.

                     HCC INDUSTRIES INC. AND SUBSIDIARIES

                                  (UNAUDITED)


7. COMMITMENTS AND CONTINGENCIES--CONTINUED

  Claims for recovery of costs already incurred and future costs have been asserted against various insurance companies. The Company has neither recorded any asset nor reduced any liability in anticipation of recovery with respect to such claims made.

  The Company believes its reserves are adequate, but as the scope of its obligations becomes more clearly defined, this reserve may be modified and related charges against earnings may be made.

Other

  In addition to the above, the Company is involved in other claims and litigation arising in the normal course of business. Based on the advice of counsel and in the opinion of management, the ultimate resolution of these matters will not have a significant effect on the financial position or the results of operations of the Company.

8. RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". The standard establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Disclosure of comprehensive income and its components will be required beginning with the Company's fiscal year ending 1999.

  Also in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". The standard requires that companies disclose "operating segments" based on the way management disaggregates the company for making internal operating decisions. The new rules will be effective for the Company's 1999 fiscal year end. The Company has not evaluated the impact, if any, of the new standard.

-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY GUARANTOR OR ANY INITIAL PUR-CHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
Available Information.................................................   3
Disclosure Regarding Forward Looking Statements.......................   3
Prospectus Summary....................................................   4
Risk Factors..........................................................  17
The Recapitalization..................................................  24
Recent Developments...................................................  25
Use of Proceeds.......................................................  26
Capitalization........................................................  27
Unaudited Pro Forma Consolidated Financial Information................  28
Selected Consolidated Historical Financial Information................  32
Management's Discussion and Analysis of Financial Condition and
 Results of Operations................................................  34
The Exchange Offer....................................................  42
Business..............................................................  49
Management............................................................  60
Securities Ownership of Certain Beneficial Owners and Management......  66
Certain Relationships and Related Transactions........................  68
Description of Certain Indebtedness...................................  70
Description of the Notes..............................................  72
Certain U.S. Federal Income Tax Considerations........................ 107
Plan of Distribution.................................................. 107
Legal Matters......................................................... 108
Experts............................................................... 108
Index to Financial Statements......................................... F-1

  Until February 1, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                     LOGO

                                  $90,000,000

                                10 3/4% Senior
                            Subordinated Exchange
                                Notes Due 2007
                               ----------------
                                  PROSPECTUS
                               ----------------

                             NOVEMBER 3, 1997

-------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

  Article V of the By-laws of the Registrant, a copy of which is filed as
Exhibit 3.2 to this Registration Statement, allows the Registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Registrant or such person who serves or served as director, officer, employee or agent, of another corporation, partnership or other enterprise at the request of the Registrant. Article V of the Registrant's By-laws provides for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

  Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article Sixth of the Certificate of Incorporation of the Registrant, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of the Director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) pursuant to Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------

 2.   PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR
      SUCCESSION.

 2.1 First Amendment and Restatement of the Stock Purchase and Sale Agreement, dated as of December 23, 1996, by and among the Company, the Windward Group,MetLife and the Sellers named therein.

 2.2 Subordinated Note Agreement, dated as of February 14, 1997, by and among theCompany, Windward/Merchant L.P., Windward/Merban L.P. and MetLife.

 2.3 Escrow Agreement, dated as of February 14, 1997, by and among the Company, Windward Capital Associates L.P., the Sellers named therein and U.S. Trust Company of California, N.A., as escrow agent.

EXHIBIT                           DESCRIPTION
  NO.                             -----------
  ---

  3.     CERTIFICATE OF INCORPORATION AND BY-LAWS.

  3.1    Amended and Restated Certificate of Incorporation of the Company.

  3.2    Amended and Restated By-Laws of the Company.

  3.3    Certificate of Incorporation of Hermetic Seal Corporation.

  3.4    By-Laws of Hermetic Seal Corporation.

  3.5    Certificate of Incorporation of Glasseal Products, Inc.

  3.6    By-Laws of Glasseal Products, Inc.

  3.7    Certificate of Incorporation of Sealtron, Inc.

  3.8    By-Laws of Sealtron, Inc.

  3.9    Certificate of Incorporation of Sealtron Acquisition Corp.

  3.10   By-Laws of Sealtron Acquisition Corp.

  3.11   Articles of Incorporation of HCC Industries International.

  3.12   By-Laws of HCC Industries International.

  3.13   Declaration of Trust of Norfolk Avon Realty Trust.

  4.     INSTRUMENTS DEFINING THE RIGHT OF SECURITY HOLDERS, INCLUDING
         INDENTURES.

  4.1 Indenture, dated as of May 6, 1997 (the "Indenture"), among the Company, the Subsidiary Guarantors and IBJ Schroder Bank & Trust Company, as Trustee, relating to the 10 3/4% Senior Subordinated Notes due 2007 and the 10 3/4% Senior Subordinated Exchange Notes due 2007.

  4.2 Form of 10 3/4% Senior Subordinated Exchange Notes due 2007 (included in Exhibit 4.1).

  4.3 Registration Rights Agreement, dated May 6, 1997, among the Company, the Subsidiary Guarantors, and Credit Suisse First Boston Corporation and Furman Selz LLC, as Initial Purchasers.

  4.4 First Supplemental Indenture, dated as of October 24, 1997, to the Indenture.

  5.     OPINIONS.

  5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company.

  9.     VOTING TRUST AGREEMENT.

  9.1 Stockholders Agreement, dated as of February 14, 1997, by and among the Company, the Windward Group and the Stockholders named therein.

 10.     MATERIAL CONTRACTS.

 10.1 Credit Agreement, dated as of February 14, 1997, by and among the Company, Fleet Capital Corporation, as Agent, and the Lender Parties thereto.

 10.2 Amendment No. 1 to the Credit Agreement, dated as of May 6, 1997, by and among the Company, Fleet Capital Corporation, as Agent, and the Lender Parties thereto.

 10.3    HCC Industries, Inc. Stock Option Plan, dated February 14, 1997.

 10.4    Form of Stock Option Agreement (included in Exhibit 10.3).

 10.5    Contingent Bonus Plan of HCC Industries Inc., dated as of February 14,
         1997.

 10.6    Form of Contingent Bonus Plan Award Agreement (included in Exhibit
         10.5).

 10.7 Employment Agreement, dated as of February 14, 1997, by and between the Company and Andrew Goldfarb.

EXHIBIT                           DESCRIPTION
  NO.                             -----------
  ---

 10.8 Employment Agreement, dated as of February 14, 1997, by and between the Company and Christopher Bateman.

 10.9 Employment Agreement, dated as of February 14, 1997, by and between the Company and Richard Ferraid.

 10.10 Financial Advisory Services Agreement, dated as of February 14, 1997, by and between Windward Capital Partners, L.P. and the Company.

 10.11 Letter Agreement, dated February 14, 1997, from the Company to Windward Capital Partners L.P., relating to fees.

 10.12 Purchase Agreement, dated May 1, 1997, by and among the Company, the Subsidiary Guarantors and Credit Suisse First Boston Corporation and Furman Selz LLC, as Initial Purchasers.

 12.     RATIO OF EARNINGS TO FIXED CHARGES.

 12.1 Statement regarding the computation of ratio of earnings to fixed charges for the Company.

 21.     SUBSIDIARIES.

 21.1    Subsidiaries of the Company.

 23.     CONSENTS.

*23.1    Consent of Coopers & Lybrand L.L.P.

 23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company (included in Exhibit 5.1).

 24.     POWERS OF ATTORNEY.

 24.1    Power of Attorney (included in signature page).

 25.     FORM T-1.

 25.1 Statement of Eligibility and Qualification on Form T-1 of IBJ Schroder Bank & Trust Company, as Trustee under the Indenture relating to the Company's 10 3/4% Senior Subordinated Exchange Notes due 2007.

 27.     FINANCIAL DATA SCHEDULE.

 27.1    Financial Data Schedule for the Fiscal year ended March 29, 1997.

 27.2    Financial Data Schedule for the Quarter ended June 28, 1997.

 99.     MISCELLANEOUS.

 99.1    Form of Letter of Transmittal.

 99.2    Form of Notice of Guaranteed Delivery.

 99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

 99.4    Form of Letter to Clients.

--------
 * Filed herewith.

  (b) Financial Statement Schedules:

    Schedule II--Valuation and Qualifying Accounts and Reserves.

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 3rd day of November, 1997.

                                          HCC INDUSTRIES INC.

                                                   /s/ Andrew Goldfarb
                                          By: _____________________________
                                                     Andrew Goldfarb
                                              Chairman, President and Chief
                                                    Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ Andrew Goldfarb          Chairman, President and Chief  November 3, 1997
------------------------------------        Executive Officer
          Andrew Goldfarb             (Principal Executive Officer)

     /s/ Christopher H. Bateman       Director, Vice President and  November 3, 1997
------------------------------------     Chief Financial Officer
       Christopher H. Bateman         (Principal Financial Officer)
                                      (Principal Accounting Officer)

                 *                              Director            November 3, 1997
------------------------------------
          Richard Ferraid

                 *                              Director            November 3, 1997
------------------------------------
       Robert H. Barton, III

                 *                              Director            November 3, 1997
------------------------------------
          Gary L. Swenson

                 *                              Director            November 3, 1997
------------------------------------
           Noel E. Urban

                 *                              Director            November 3, 1997
------------------------------------
         Thomas J. Sikorski

                 *                              Director            November 3, 1997
------------------------------------
           John M. Leonis

     /s/ Christopher H. Bateman
*By: __________________________
      Christopher H. Bateman
         Attorney-in-fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 3rd day of November, 1997.

                                          HERMETIC SEAL CORPORATION

                                          By:       /s/ Andrew Goldfarb
                                             ----------------------------------
                                                     Andrew Goldfarb
                                              President and Chief Executive
                                                         Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                       DATE
             ---------                           -----                       ----
 /s/ Andrew Goldfarb                 Director, President and Chief     November 3, 1997
------------------------                  Executive Officer
     Andrew Goldfarb                     (Principal Executive
                                               Officer)

 /s/ Christopher H. Bateman               Director, Vice President,    November 3, 1997
 ------------------------------            Treasurer and Secretary
     Christopher H. Bateman              (Principal Financial Officer
                                           and Principal Accounting
                                                   Officer)

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 3rd day of November, 1997.

                                          GLASSEAL PRODUCTS, INC.

                                           By:  /s/ Andrew Goldfarb
                                              --------------------------------
                                                     Andrew Goldfarb
                                          Chairman and Chief Executive Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                              TITLE                        DATE
             ---------                              -----                        ----
 /s/ Andrew Goldfarb                      Chairman and Chief Executive     November 3, 1997
--------------------------                Officer (Principal Executive
    Andrew Goldfarb                             Officer)

 /s/ Christopher H. Bateman            Director, Treasurer and Secretary   November 3, 1997
 --------------------------             (Principal Financial Officer and
     Christopher H. Bateman               Principal Accounting Officer)


                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 3rd day of November, 1997.

                                          SEALTRON, INC

                                          By:  /s/ Andrew Goldfarb
                                              -----------------------------
                                                     Andrew Goldfarb
                                              Chairman, President and Chief
                                                    Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                              TITLE                        DATE
             ---------                              -----                        ----
 /s/ Andrew Goldfarb                        Chairman, President and         November 3, 1997
---------------------------                 Chief Executive Officer
    Andrew Goldfarb                      (Principal Executive Officer)

 /s/ Christopher H. Bateman              Director, Vice President and      November 3, 1997
---------------------------            Chief Financial Officer (Principal
   Christopher H. Bateman                Financial Officer and Principal
                                              Accounting Officer)

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 3rd day of November, 1997.

                                          SEALTRON ACQUISITION CORP.

                                          By:  /s/ Andrew Goldfarb
                                             ------------------------------
                                                     Andrew Goldfarb
                                              Chairman, President and Chief
                                                    Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                              TITLE                        DATE
             ---------                              -----                        ----
 /s/ Andrew Goldfarb                    Chairman, President and Chief      November 3, 1997
---------------------------              Executive Officer (Principal
    Andrew Goldfarb                           Executive Officer)

 /s/ Christopher H. Bateman                 Director, Vice President,       November 3, 1997
---------------------------               Chief Financial Officer and
     Christopher H. Bateman             Secretary (Principal Financial
                                        Officer and Principal Accounting
                                                     Officer)

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 3rd day of November, 1997.

                                          HCC INDUSTRIES INTERNATIONAL

                                          By:  /s/ Andrew Goldfarb
                                             -----------------------
                                                     Andrew Goldfarb
                                              Chairman, President and Chief
                                                    Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                              TITLE                        DATE
             ---------                              -----                        ----
 /s/ Andrew Goldfarb                     Chairman, President and Chief     November 3, 1997
---------------------------               Executive Officer (Principal
          Andrew Goldfarb                      Executive Officer)

 /s/ Christopher H. Bateman                 Director, Vice President,       November 3, 1997
---------------------------                Chief Financial Officer and
     Christopher H. Bateman              Secretary (Principal Financial
                                        Officer and Principal Accounting
                                                   Officer)


                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 3rd day of November, 1997.

                                          NORFOLK AVON REALTY TRUST

                                          By:  /s/ Andrew Goldfarb
                                             ------------------------
                                                     Andrew Goldfarb
                                                        President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                              TITLE                         DATE
             ---------                              -----                         ----
 /s/ Andrew Goldfarb                         President                           November 3, 1997
----------------------------          (Principal Executive Officer)
     Andrew Goldfarb

  /s/ Christopher H. Bateman               Vice President                        November 3, 1997
----------------------------           Treasurer and Secretary (Principal
      Christopher H. Bateman            Financial Officer and Principal
                                        Financial Officer and Principal
                                             Accounting Officer)

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                          ADDITIONS
                                    ---------------------
                           BALANCE  CHARGED               DEDUCTIONS--
                             AT     TO COSTS              UNCOLLECTIBLE BALANCE
                          BEGINNING   AND        FROM       ACCOUNTS    AT END
                           OF YEAR  EXPENSES ACQUISITIONS  WRITES OFF   OF YEAR
                          --------- -------- ------------ ------------- -------
1997
 Allowance for doubtful
  accounts...............   $40.0    $ 4.2       $--          $ 4.2      $40.0
                            =====    =====       ====         =====      =====
1996
 Allowance for doubtful
  accounts...............   $65.0    $36.0       $--          $61.0      $40.0
                            =====    =====       ====         =====      =====
1995
 Allowance for doubtful
  accounts...............   $70.0    $ --        $--          $ 5.0      $65.0
                            =====    =====       ====         =====      =====

                                 EXHIBIT INDEX

EXHIBIT                           DESCRIPTION                             PAGE
  NO.                             -----------                              NO.
 ----                                                                      ---

   2.    PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR
         SUCCESSION.

   2.1 First Amendment and Restatement of the Stock Purchase and Sale Agreement, dated as of December 23, 1996, by and among the Company, the Windward Group, MetLife and the Sellers named therein.

   2.2 Subordinated Note Agreement, dated as of February 14, 1997, by and among the Company, Windward/Merchant L.P., Windward/Merban L.P. and MetLife.

   2.3 Escrow Agreement, dated as of February 14, 1997, by and among the Company, Windward Capital Associates L.P., the Sellers named therein and U.S. Trust Company of California, N.A., as escrow agent.

   3.    CERTIFICATE OF INCORPORATION AND BY-LAWS.

   3.1   Amended and Restated Certificate of Incorporation of the Company.

   3.2   Amended and Restated By-Laws of the Company.

   3.3   Certificate of Incorporation of Hermetic Seal Corporation.

   3.4   By-Laws of Hermetic Seal Corporation.

   3.5   Certificate of Incorporation of Glasseal Products, Inc.

   3.6   By-Laws of Glasseal Products, Inc.

   3.7   Certificate of Incorporation of Sealtron, Inc.

   3.8   By-Laws of Sealtron, Inc.

   3.9   Certificate of Incorporation of Sealtron Acquisition Corp.

   3.10  By-Laws of Sealtron Acquisition Corp.

   3.11  Articles of Incorporation of HCC Industries International.

   3.12  By-Laws of HCC Industries International.

   3.13  Declaration of Trust of Norfolk Avon Realty Trust.

   4.    INSTRUMENTS DEFINING THE RIGHT OF SECURITY HOLDERS, INCLUDING
         INDENTURES.

   4.1 Indenture, dated as of May 6, 1997 (the "Indenture"), among the Company, the Subsidiary Guarantors and IBJ Schroder Bank & Trust Company, as Trustee, relating to the 10 3/4% Senior Subordinated Notes due 2007 and the 10 3/4% Senior Subordinated Exchange Notes due 2007.

   4.2 Form of 10 3/4% Senior Subordinated Exchange Notes due 2007 (included in Exhibit 4.1).

   4.3 Registration Rights Agreement, dated May 6, 1997, among the Company, the Subsidiary Guarantors, and Credit Suisse First Boston Corporation and Furman Selz LLC, as Initial Purchasers.

   4.4 First Supplemental Indenture, dated as of October 24, 1997, to the Indenture.

   5.    OPINIONS.

   5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company.

   9.    VOTING TRUST AGREEMENT.

   9.1 Stockholders Agreement, dated as of February 14, 1997, by and among the Company, the Windward Group and the Stockholders named therein.

  10.    MATERIAL CONTRACTS.

  10.1 Credit Agreement, dated as of February 14, 1997, by and among the Company, Fleet Capital Corporation, as Agent, and the Lender Parties thereto.

  10.2 Amendment No. 1 to the Credit Agreement, dated as of May 6, 1997, by and among the Company, Fleet Capital Corporation, as Agent, and the Lender Parties thereto.

EXHIBIT                           DESCRIPTION                             PAGE
  NO.                             -----------                              NO.
 ----                                                                     ----

  10.3    HCC Industries Inc. Stock Option Plan, dated February 14, 1997.

  10.4    Form of Stock Option Agreement (included in Exhibit 10.3).

  10.5 Contingent Bonus Plan of HCC Industries Inc., dated as of February 14, 1997.

  10.6    Form of Contingent Bonus Plan Award Agreement (included in Exhibit
          10.5).

  10.7 Employment Agreement, dated as of February 14, 1997, by and between the Company and Andrew Goldfarb.

  10.8 Employment Agreement, dated as of February 14, 1997, by and between the Company and Christopher Bateman.

  10.9 Employment Agreement, dated as of February 14, 1997, by and between the Company and Richard Ferraid.


  10.10 Financial Advisory Services Agreement, dated as of February 14, 1997, by and between Windward Capital Partners, L.P. and the Company.

  10.11 Letter Agreement, dated February 14, 1997, from the Company to Windward Capital Partners L.P., relating to fees.

  10.12 Purchase Agreement, dated May 1, 1997, by and among the Company, the Subsidiary Guarantors and Credit Suisse First Boston Corporation and Furman Selz LLC, as Initial Purchasers.

  12.      RATIO OF EARNINGS TO FIXED CHARGES.

  12.1 Statement regarding the computation of ratio of earnings to fixed charges for the Company.

  21.      SUBSIDIARIES.

  21.1     Subsidiaries of the Company.

  23.      CONSENTS.

 *23.1     Consent of Coopers & Lybrand L.L.P.

  23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company (included in Exhibit 5.1).

  24.      POWERS OF ATTORNEY.

  24.1     Power of Attorney (included in signature page).

  25       FORM T-1.

  25.1 Statement of Eligibility and Qualification on Form T-1 of IBJ Schroder Bank & Trust Company, as Trustee under the Indenture relating to the Company's 10 3/4% Senior Subordinated Exchange Notes due 2007.

  27.      FINANCIAL DATA SCHEDULE.

  27.1     Financial Data Schedule for the Fiscal Year ended March 29, 1997.

  27.2     Financial Data Schedule for the Quarter ended June 28, 1997.

  99.      MISCELLANEOUS.

  99.1     Form of Letter of Transmittal.

  99.2     Form of Notice of Guaranteed Delivery.

  99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

  99.4     Form of Letter to Clients.

--------
 * Filed herewith.

                                       2